UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CIRRACOR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share of Cirracor, Inc.

(2)	Aggregate number of securities to which transaction applies:

28,800,000 shares of Cirracor common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $1.03 was calculated pursuant to Rule 0-11(c) of the Exchange Act and is equal to $107.00 per million dollars of aggregate merger consideration of $9,600.00. The aggregate merger consideration is calculated as the product of 28,800,000 shares of Cirracor common stock and one-third of the $0.001 per share par value of such shares, in accordance with Rule 0-11(a)(4) of the Exchange Act.

(4)	Proposed maximum aggregate value of transaction:

$

(5)	Total fee paid:

$

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Cirracor, Inc.

Preliminary Copy – Subject to Completion

                 , 2006

Dear Cirracor Stockholder:

You are cordially invited to attend a special meeting of stockholders of Cirracor, Inc. to be held on                  , 2006 at          [a.m.][p.m.], Newport Beach, California Time, at the office of M2 Law Professional Corporation, 500 Newport Center Drive, Suite 800, Newport Beach, California 92660.

At the special meeting, you will be asked to consider and vote upon the following proposals:

(1)	to adopt the Agreement and Plan of Merger, dated as of May 18, 2006, by and among Cirracor, Inc., Panda Ethanol, Inc., and Grove Panda Investments, LLC, which we refer to as the merger agreement, pursuant which Panda Ethanol, Inc., or Panda Ethanol, will merge with and into Cirracor, Inc., or Cirracor, which we refer to as the merger, and the stockholders of Panda Ethanol will receive one share of Cirracor common stock per share of common stock of Panda Ethanol—we refer to this proposal as the merger proposal;

(2)	to approve a reverse stock split to occur immediately prior to the merger whereby each share of Cirracor common stock outstanding shall be converted into 0.340885 of a share of Cirracor common stock—we refer to this proposal as the reverse stock split proposal; and

(3)	to approve the Amended and Restated Articles of Incorporation attached as Annex C to this proxy statement—we refer to this proposal as the charter amendment proposal.

We are also asking that you grant the authority to vote your shares to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of Cirracor on the record date is required to approve the merger proposal, the reverse stock split and the charter amendment. The adoption of the merger proposal is conditioned on the adoption of the reverse stock split. Furthermore, the reverse stock split proposal and the charter amendment proposal will not be presented to the meeting unless the merger proposal is approved.

After careful consideration, our board of directors unanimously determined that the merger, the reverse stock split and the charter amendment are in the best interests of Cirracor and its stockholders. Our board of directors has unanimously approved the merger agreement, the merger proposal, the reverse stock split proposal and the charter amendment proposal. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger proposal, the reverse stock split proposal, and the charter amendment proposal at the special meeting.

Our board of directors considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors. The enclosed proxy statement provides detailed information about the merger agreement and the merger. The description of the merger agreement and all other agreements described in the proxy statement are subject to the terms of the actual agreements. We encourage you to read this proxy statement carefully, including its annexes and the documents we refer to in this proxy statement.

Your vote is very important, regardless of the number of shares you own. The merger proposal, the reverse stock split proposal and the charter amendment proposal must be adopted by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST”

This proxy statement is dated                  , 2006 and is first being mailed to stockholders of Cirracor, Inc. on or

about                  , 2006.

adoption of the merger proposal, the reverse stock split proposal and the charter amendment proposal. Only stockholders who owned shares of Cirracor common stock at the close of business on                  , 2006, the record date for the special meeting, will be entitled to vote at the special meeting. To vote your shares, you may use the enclosed proxy card or attend the special meeting and vote in person. On behalf of the board of directors, I urge you to complete, sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the special meeting.

Thank you for your support of our company. I look forward to seeing you at the special meeting.

Sincerely,

Reed Fisher
President and Secretary

Neither the Securities and Exchange Commission (which we refer to as the “SEC”), nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

CIRRACOR, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date and Time:	:00 [a.m.][p.m.] Newport Beach, California Time on , 2006.

Place:	Principal executive offices of M2 Law Professional Corporation: 500 Newport Center Drive, Suite 800 Newport Beach, California 92660.

Items of Business:

1.      Consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of May 18, 2006, by and among Cirracor, Inc., a Nevada corporation, Panda Ethanol, Inc., a Delaware corporation, and Grove Panda Investments, LLC, a Delaware limited liability company, as more fully described in the attached proxy statement, including its annexes and the documents referred to in the attached proxy statement. We refer to this proposal as the merger proposal;

2.      Consider and vote upon the proposal to approve a reverse stock split to occur immediately prior to the merger whereby each share of Cirracor common stock outstanding shall be converted into 0.340885 of a share of Cirracor common stock, as more fully described in the attached proxy statement, including its annexes and the documents referred to in the attached proxy statement. We refer to this proposal as the reverse stock split proposal;

3.      Consider and vote upon the proposal to approve the Amended and Restated Articles of Incorporation attached as Annex C to this proxy statement. We refer to this proposal as the charter amendment proposal;

4.      Adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting; and

5.      Transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Who May Vote:	You can vote if you were a stockholder of record as of the close of business on , 2006, the record date for the special meeting. Your vote is important. The affirmative vote of the holders of at least a majority of Cirracor’s outstanding common stock entitled to vote at the special meeting is required to adopt the merger agreement, the reverse stock split and the Amended and Restated Articles of Incorporation. A complete list of Cirracor stockholders entitled to vote at the special meeting will be available for inspection at the principal executive offices of Cirracor during regular business hours for a period commencing no later than two business days after mailing of this notice and ending no earlier than the date and time of the special meeting.

Proxy Voting:	All stockholders are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement, the reverse stock split and the Amended and Restated Articles of Incorporation and in favor of adjournment or postponement of the special meeting, if necessary or appropriate, to permit solicitations of additional proxies. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you fail to return your proxy card and do not attend the special meeting and vote in person, or you do not instruct your broker or bank how to vote, your shares will effectively be counted as a vote “AGAINST” adoption of the merger agreement, the reverse stock split and the Amended and Restated Articles of Incorporation and will not be counted for purposes of determining whether a quorum is present at the special meeting or for purposes of the vote to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Whether or not you attend the meeting, you may revoke a proxy at any time before we vote it at the meeting. You may do so by executing and returning a proxy card dated later than the previous one or by submitting a written notice of proxy revocation before we take the vote at the meeting. If you hold your shares through a brokerage firm or bank, you should follow the instructions of your brokerage firm or bank regarding revocation of proxies.

Recommendations:	The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the reverse stock split and “FOR” the Amended and Restated Articles of Incorporation, at the special meeting. The board of directors also recommends that you vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement, the reverse stock split and the Amended and Restated Articles of Incorporation at the time of the special meeting.

Dissenters’ Rights:	Cirracor stockholders who do not vote in favor of adoption of the merger agreement may obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Nevada law. In order to perfect their dissenter’s rights, stockholders must give written demand for payment for their shares before the effective date of the merger and must not vote in favor of the merger. A copy of the applicable Nevada statutory provision is included as Annex B to the attached proxy statement and a summary of this provision can be found in the section entitled “Dissenters’ Rights for Cirracor Stockholders” beginning on page 45 of the attached proxy statement.

By Order of the Board of Directors,

Reed Fisher President and Secretary Oceanside, California , 2006

CIRRACOR, INC.

SPECIAL MEETING OF STOCKHOLDERS

i

ii

Annexes

Annex A — Agreement and Plan of Merger

Annex B — Dissenters’ Rights Statute

Annex C — Amended and Restated Articles of Incorporation

iii

SUMMARY OF THE MATERIAL TERMS OF THE MERGER

This summary of material terms highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the merger agreement and the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. We encourage you to read the merger agreement, the legal document that governs the merger, which is attached as Annex A to this proxy statement.

•	The parties to the merger agreement are Cirracor, Inc., Panda Ethanol, Inc. and Grove Panda Investments, LLC. See the section entitled “The Merger” beginning on page 39.

•	Panda Ethanol is currently developing fuel ethanol plants and biomass facilities in the United States. Panda Ethanol anticipates that its ethanol facilities will operate on a continuous basis and, where available, will utilize biomass energy technology as a fuel source. Panda Ethanol is currently developing ethanol production facilities in Hereford, Texas, Haskell, Kansas and Yuma, Colorado. Panda Ethanol estimates that the Hereford facility will be completed sometime in the fourth quarter of 2007, and that the Haskell and Yuma facilities will be completed in the second quarter of 2008. See the section entitled “Other Information Related to Panda Ethanol” beginning on page 65.

•	On closing of the merger, Panda Ethanol will merge into Cirracor, with Cirracor continuing as the surviving corporation. See the section entitled “The Merger” beginning on page 39.

•	At the effective time of the merger, each outstanding share of common stock of Panda Ethanol (other than treasury shares, shares held by Panda Ethanol or any direct or indirect wholly-owned subsidiary of Panda Ethanol or Cirracor and shares held by stockholders who perfect their dissenters’ rights), will be converted into the right to receive one share of Cirracor common stock. See the section entitled “The Merger Agreement” beginning on page 47.

•	As a result of the merger and assuming that no stockholder of Cirracor or Panda Ethanol exercises their dissenters’ rights, immediately upon consummation of the merger, the stockholders of Cirracor will own 4% of the issued and outstanding common stock of the surviving corporation. The present stockholders of Panda Ethanol will own 96% of the issued and outstanding common stock of the surviving corporation and Panda Energy, Panda Ethanol’s founder and largest stockholder, will own 46% of the issued and outstanding common stock of the surviving corporation. See the section entitled “The Merger Agreement” beginning on page 47.

•	In addition to voting on the merger, the stockholders of Cirracor will vote on proposals to approve a reverse stock split to occur immediately prior to the merger whereby each share of Cirracor common stock outstanding shall be converted into 0.340885 of a share of Cirracor common stock and to approve Amended and Restated Articles of Incorporation, whereby Cirracor’s articles of incorporation will be amended to, among other things, (a) change Cirracor’s name to “Panda Ethanol, Inc.” and (b) increase the total number of Cirracor’s authorized capital stock. See the sections entitled “Other Proposals — Reverse Stock Split Proposal” beginning on page 56 and “— Charter Amendment Proposal” beginning on page 60.

•	Under Chapter 92A of the Nevada Revised Statutes, stockholders of Cirracor are entitled to dissenters’ rights in connection with the merger. Cirracor stockholders have the right to dissent from the merger and obtain cash payment for the “fair value” of their shares, which is defined as the value of their shares immediately before the effectuation of the merger. See the section entitled “Dissenters’ Rights for Cirracor Stockholders” beginning on page 45.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following Q&A is intended to address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a Cirracor stockholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Cirracor, Inc. In addition, we refer to Cirracor, Inc. as “Cirracor,” to Panda Ethanol, Inc. as “Panda Ethanol,” to Panda Energy International, Inc., the former parent of Panda Ethanol, as “Panda Energy” and to Grove Panda Investments, LLC, Cirracor’s controlling stockholder, as “Grove Panda.”

Q:	Why am I receiving this proxy statement?

A:	Cirracor and Panda Ethanol have agreed to the merger of Panda Ethanol with and into Cirracor under the terms of the merger agreement that is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A. In order to complete the merger, Cirracor stockholders must vote to adopt and approve (i) the merger agreement, (ii) a reverse stock split to occur immediately prior to the merger whereby each share of Cirracor common stock outstanding shall be converted into 0.340885 of a share of Cirracor common stock and (iii) the Amended and Restated Articles of Incorporation attached as Annex C to this proxy statement. Cirracor will hold a special meeting of its stockholders to obtain adoption and approval of these items. The adoption of the merger agreement is conditioned on the approval of the reverse stock split. Furthermore, the reverse stock split proposal and the charter amendment proposal will not be presented to the meeting unless the merger proposal is adopted. You are receiving this proxy statement in connection with the solicitation of proxies to be voted at the special meeting, or at any adjournments, postponements or continuations of the special meeting.

You should carefully read this proxy statement, including its annexes and the other documents we refer to in this proxy statement, because they contain important information about the merger, the merger agreement and the special meeting of the stockholders of Cirracor. The enclosed voting materials allow you to vote your shares without attending the special meeting. We anticipate filing a definitive proxy statement on December 20, 2006.

Your vote is very important. We encourage you to vote as soon as possible.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to adopt the merger agreement that provides for the merger of Panda Ethanol with and into Cirracor, whereby each stockholder of Panda Ethanol will receive one share of Cirracor common stock in exchange for each share of outstanding common stock of Panda Ethanol they hold.

In addition, in connection with the merger, you are being asked to approve (i) a reverse stock split to occur immediately prior to the merger whereby each share of Cirracor common stock outstanding shall be converted into 0.340885 of a share of Cirracor common stock and (ii) the Amended and Restated Articles of Incorporation attached as Annex C to this proxy statement.

In addition, you are being asked to grant Cirracor management discretionary authority to adjourn or postpone the special meeting. If, for example, we do not receive proxies from stockholders holding a sufficient number of shares to adopt the merger agreement, we could adjourn or postpone the special meeting and use the additional time to solicit additional proxies in favor of adoption of the merger agreement.

Q:	What will I receive in the merger?

A:	Cirracor stockholders will continue to hold their shares of common stock of Cirracor after the merger. It should be noted, however, that the reverse stock split, if approved, will occur immediately prior to the merger and will reduce the number of shares of Cirracor common stock you hold.

Q:	What will Panda Ethanol stockholders receive in the merger?

A:	Each stockholder of Panda Ethanol will receive one share of Cirracor common stock in exchange for each share of outstanding common stock of Panda Ethanol they hold. In the aggregate, the persons who are stockholders of Panda Ethanol at the time of the merger will receive 28,800,000 shares of Cirracor common stock as merger consideration at the closing of the merger. See the section entitled “The Merger — Merger Consideration” beginning on page 40.

Q:	Why are the two companies proposing the merger?

A:	To review the reasons for the merger, see the section entitled “The Merger — Reasons for the Merger and Recommendation of the Cirracor Board of Directors” beginning on page 40. Panda Ethanol is currently developing fuel ethanol plants and biomass facilities in the United States. Cirracor believes that a business combination with Panda Ethanol will provide Cirracor stockholders with an opportunity to participate in a company with growth potential in the ethanol industry.

Q:	When do Cirracor and Panda Ethanol expect the merger to be completed?

A:	Cirracor and Panda Ethanol are working to complete the merger as quickly as practicable. However, we cannot predict the exact timing of the completion of the merger because it is subject to certain conditions. See “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 51. We hope to complete the merger by January 5, 2007.

Q:	What do I need to do now?

A:	We urge you to carefully read this proxy statement, including its annexes and the other documents we refer to in this proxy statement, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

Q:	How does Cirracor’s board of directors recommend that I vote?

A:	At a meeting held on May 18, 2006, Cirracor’s board of directors unanimously determined that the merger proposal, the reverse stock split and the Amended and Restated Articles of Incorporation are fair to, advisable and in the best interests of Cirracor, Inc. and its stockholders. The board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the reverse stock split proposal and “FOR” the charter amendment proposal at the special meeting. The board of directors also recommends that you vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting. For a more complete description of the recommendation of our board of directors, see the section entitled “The Merger — Reasons for the Merger and Recommendation of the Cirracor Board of Directors” beginning on page 40.

Q:	What vote is required to adopt the merger proposal, the reverse stock split proposal and the charter amendment proposal?

A:	Adoption of the merger agreement, approval of the reverse stock split and approval of the Amended and Restated Articles of Incorporation require the affirmative vote of the holders of at least a majority of the outstanding shares of Cirracor common stock entitled to vote at the special meeting. As of , 2006, the record date for determining who is entitled to vote at the special meeting, there were 3,520,250 shares of Cirracor common stock issued and outstanding.

As of the record date for the special meeting, Grove Panda beneficially owned and was entitled to vote 2,749,250 shares of Cirracor common stock, or 78% of the aggregate voting power for all outstanding shares of Cirracor common stock on that date. Pursuant to the merger agreement, Grove Panda has agreed that it will vote all of its Cirracor common stock in favor of the reverse stock split, the merger agreement, the merger and the transactions contemplated thereby. Grove Panda has indicated its present intention to vote, or cause to be voted, the shares of Cirracor common stock owned by it “FOR” the adoption of the merger agreement, “FOR” the reverse stock split proposal and “FOR” the charter amendment proposal. As a result, we currently believe that the merger agreement will be adopted, the reverse stock split will be approved, and the Amended and Restated Articles of Incorporation will be approved, regardless of the vote of the other Cirracor stockholders.

Q:	Where and when is the special meeting of stockholders?

A:	The special meeting of stockholders of Cirracor will be held on , 2006, at [a.m.] [p.m.], Newport Beach, California Time, at the office of M2 Law Professional Corporation, 500 Newport Center Drive, Suite 800, Newport Beach, California 92660.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on , 2006 are entitled to receive notice of the special meeting and to vote the shares of Cirracor common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote in person. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the special meeting.

Q:	What happens if I do not return my proxy card or attend the special meeting and vote in person?

A:	The adoption of the merger agreement, the approval of the reverse stock split and the approval of the Amended and Restated Articles of Incorporation requires the affirmative vote of the holders of at least a majority of the outstanding shares of Cirracor common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” the merger proposal, the reverse stock split proposal and the charter amendment proposal. The proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, requires the affirmative vote of at least a majority of the votes cast by holders of Cirracor common stock present, in person or represented by proxy, at the special meeting, provided a quorum is present, in person or represented by proxy, at the special meeting.

However, as of the record date for the special meeting, Grove Panda beneficially owned and was entitled to vote 78% of the aggregate voting power for all outstanding shares of Cirracor common stock on that date. Pursuant to the merger agreement, Grove Panda has agreed that it will vote all of its Cirracor common stock in favor of the reverse stock split, the merger agreement, the merger and the transactions contemplated thereby. We therefore anticipate that the merger agreement will be adopted, the reverse stock split will be approved and the Amended and Restated Articles of Incorporation will be approved, regardless of the vote of the other Cirracor stockholders.

Q:	May I change my vote after I have voted?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. If your shares are registered in your name, you may revoke your proxy in one of the three following ways:

•	First, you can deliver to the Secretary of Cirracor a written notice bearing a date later than the proxy you delivered to Cirracor stating that you would like to revoke your proxy, provided the notice is received by [a.m.][p.m.] Newport Beach, California Time on , 2006.

•	Second, you can complete, execute and deliver to the Secretary of Cirracor a new, later-dated proxy card for the same shares.

•	Third, you can attend the special meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Cirracor, Inc., 3375 Toopal Drive, Suite 101, Oceanside, California 92054, Attention: Secretary, or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change your vote.

Q:	If my broker or bank holds my shares in “street name,” will my broker or bank vote my shares for me?

A:	Your broker or bank will not be able to vote your shares without instructions from you. You should instruct your broker or bank to vote your shares following the procedure provided by your bank or broker. Without instructions, your shares will not be voted, which will have the same effect as if you voted “AGAINST” the merger proposal, the reverse stock split proposal and the charter amendment proposal.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. If you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of Cirracor common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you transfer your shares of Cirracor common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer ownership of the shares and will not hold an interest in the company either before or after the merger.

Q:	Will I have appraisal or dissenters’ rights as a result of the merger?

A:	Yes. Cirracor stockholders who do not vote in favor of adoption of the merger agreement may obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Nevada law. In order to perfect their dissenter’s rights, stockholders must give written demand for payment for their shares before the effective date of the merger and must not vote in favor of the merger. A copy of the applicable Nevada statutory provision is included as Annex B to the attached proxy statement and a summary of this provision can be found in the section entitled “Dissenters’ Rights for Cirracor Stockholders” beginning on page 45.

Q:	Should I send in my stock certificates now?

A:	No. If any of your shares are held in certificate form, you will receive a transmittal letter from Cirracor’s exchange agent, Pacific Stock Transfer Company, whom we refer to as the exchange agent, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your shares of the common stock to the exchange agent in exchange for certificates representing the appropriate number of whole shares of common stock as a result of the reverse stock split. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates, together with a properly completed and executed letter of transmittal, to the exchange agent. Consequently, you will need to surrender your old certificate(s) before you will be able to sell or transfer your stock. All expenses of the exchange will be borne by Cirracor. Stockholders should not destroy any stock certificate(s). You should not send your old certificates to the Transfer Agent until you have received the letter of transmittal.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Cirracor, Inc.

3375 Toopal Drive, Suite 101

Oceanside, California 92054

Telephone: (760) 277-1505

Attn: Secretary

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the merger agreement and the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. We encourage you to read the merger agreement, the legal document that governs the merger, which is attached as Annex A to this proxy statement.

The Companies (page 33)

Cirracor, Inc.

3375 Toopal Drive, Suite 101

Oceanside, California 92054

Telephone: (760) 277-1505

Cirracor, Inc. has designed and built web sites and web applications. Cirracor has provided web development services to enterprises of varying sizes. Cirracor has aimed to be a single source of web services for businesses by providing custom graphics, advanced technical designs and detailed site maintenance services. Since May 2006, Cirracor’s primary objective has been to complete the merger with Panda Ethanol, and Cirracor has ceased its web design operations. Because Cirracor has limited operations and assets, it may be considered a shell company as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or Exchange Act.

In the event that the merger is consummated, Cirracor anticipates that it will be engaged exclusively in the projected business of Panda Ethanol.

Panda Ethanol, Inc.

4100 Spring Valley, Suite 1001

Dallas, Texas 75244

Telephone: (972) 980-7159

Panda Ethanol, Inc. is headquartered in Dallas, Texas. Panda Ethanol is currently developing fuel ethanol plants and biomass facilities in the United States. Panda Ethanol anticipates that its ethanol facilities will operate on a continuous basis and, where available, will utilize biomass energy technology as a fuel source. Panda Ethanol is currently developing ethanol production facilities in Hereford, Texas, Haskell, Kansas and Yuma, Colorado. Panda Ethanol estimates that the Hereford facility will be completed sometime in the fourth quarter of 2007, and that the Haskell and Yuma facilities will be completed in the second quarter of 2008.

The facility in Hereford, Texas will be constructed on a 383-acre site and is expected to produce approximately 105 million gallons of denatured ethanol per year. Panda Ethanol has received air permits for the Hereford facility and began construction in August 2006. On June 7, 2006, Panda Ethanol closed a private placement for total gross proceeds of approximately $90.0 million. On July 28, 2006, a wholly-owned subsidiary of Panda Ethanol entered into project level debt financings aggregating approximately $188.1 million.

Panda Energy, Panda Ethanol’s founder and largest stockholder, has 25 years experience as a company with a team of professionals that has developed, financed, constructed, owned and operated power generation facilities and other large scale, energy-related projects. Panda Ethanol believes it is well-positioned to benefit from Panda Energy’s experience, relationships and experienced management team and employee base.

Merger Consideration (page 40)

At the effective time of the merger, each outstanding share of common stock of Panda Ethanol (other than treasury shares, shares held by Panda Ethanol or any direct or indirect wholly-owned subsidiary of Panda Ethanol or Cirracor and shares held by stockholders who perfect their dissenters’ rights), will be converted into the right to receive one share of Cirracor common stock. Treasury shares and shares held by Panda Ethanol or any direct or indirect wholly-owned subsidiary of Panda Ethanol or Cirracor will be cancelled immediately prior to the effective time of the merger. As of the effective time of the merger, all shares of Panda Ethanol common stock will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate representing any shares of Panda Ethanol common stock (other than stockholders of Panda Ethanol who have perfected their dissenters’ rights under Delaware law) will cease to have any rights as a stockholder, except the right to receive one share of Cirracor common stock per share of Panda Ethanol common stock. The conversion ratio of one share of Cirracor common stock (post reverse stock split) per share of Panda Ethanol common stock was determined through arm’s-length negotiations between Panda Ethanol and Cirracor.

Market Prices and Dividend Data (page 34)

Cirracor’s common stock is available for quotation on the OTC Bulletin Board, or OTCBB, under the trading symbol “CIRC.OB.” The OTCBB is an electronic quotation medium for securities that are not listed on a national securities exchange such as the American Stock Exchange or the New York Stock Exchange. The market for such securities is extremely limited and the prices quoted are not a reliable indication of the value of the Cirracor common stock. As of August 31, 2006, the Cirracor common stock has never been traded. Since it has never been traded, there was no closing price per share of the Cirracor common stock on May 17, 2006, the last full trading day before the public announcement of the merger, or on                  , 2006, the latest practicable trading day before the printing of this proxy statement.

There have been no cash dividends declared on the Cirracor common stock or on Panda Ethanol common stock. Cirracor and, after the merger, the surviving company intend to reinvest earnings to fund future growth. Accordingly, we do not anticipate that cash dividends will be paid on the Cirracor common stock in the foreseeable future.

Material United States Federal Income Tax Consequences of the Merger (page 41)

The merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by Cirracor stockholders as a result of the merger.

A U.S. Holder of Cirracor common stock who exercises dissenters’ rights and effects a termination of his or its interest in Cirracor after the merger will generally be required to recognize capital gain or loss upon the exchange of such U.S. Holder’s shares of common stock of Cirracor for cash if such shares were held as a capital asset on the date of the merger. Such gain or loss will be measured by the difference between the amount of cash received and the U.S. Holder’s tax basis in the Cirracor common stock.

A non-U.S. Holder of Cirracor common stock who exercises dissenters’ rights and effects a termination of his or its interest in Cirracor after the merger generally will not be subject to U.S. federal income tax or withholding tax on any gain realized on the exchange unless (i) the gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States or (ii) the non-U.S. person is an individual who is present in the United States for periods aggregating 183 or more days in the taxable year the rights are exercised and certain other conditions are met.

For a more complete description of the tax consequences of the merger, see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 41.

Because individual circumstances may differ, stockholders should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any federal, state, local or foreign income and other tax laws) of the merger.

Reasons for the Merger and Recommendation of Cirracor’s Board of Directors (page 40)

Panda Ethanol is currently developing fuel ethanol plants and biomass facilities in the United States. Cirracor believes that a business combination with Panda Ethanol will provide Cirracor stockholders with an opportunity to participate in a company with growth potential in the ethanol industry.

In making its recommendation, Cirracor’s board of directors took into account, among other things, the business, competitive position, strategy and prospects of Panda Ethanol, the fairness of the merger, from a financial point of view, to the holders of Cirracor common stock, and the terms and conditions of the merger agreement. For a more complete description of the factors considered by the Cirracor board of directors, see the section entitled “The Merger — Reasons for the Merger and Recommendation of the Cirracor Board of Directors” beginning on page 40.

The Special Meeting of Cirracor’s Stockholders (page 35)

Date, Time and Place. A special meeting of Cirracor’s stockholders will be held on                  , 2006, at          [a.m.][p.m.], Newport Beach, California Time, at the office of M2 Law Professional Corporation, 500 Newport Center Drive, Suite 800, Newport Beach, California 92660, to:

•	Consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of May 18, 2006, by and among Cirracor, Inc., a Nevada corporation, Panda Ethanol, Inc., a Delaware corporation, and Grove Panda Investments, LLC, a Delaware limited liability company, as more fully described in the attached proxy statement, including its annexes and the documents referred to in the attached proxy statement;

•	Consider and vote upon the proposal to approve a reverse stock split to occur immediately prior to the merger whereby each share of Cirracor common stock outstanding shall be converted into 0.340885 of a share of Cirracor common stock, as more fully described in the attached proxy statement, including its annexes and the documents referred to in the attached proxy statement;

•	Consider and vote upon the Amended and Restated Articles of Incorporation attached as Annex C to this proxy statement;

•	Adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting; and

•	Transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of Cirracor common stock at the close of business on                  , 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of Cirracor common stock you owned at the close of business on the record date. There are 3,520,250 shares of Cirracor common stock entitled to be voted at the special meeting.

Vote Required. The adoption of the merger agreement, approval of the reverse stock split and approval of the Amended and Restated Articles of Incorporation require the affirmative vote of the holders of at least a majority of the outstanding shares of Cirracor common stock entitled to vote at the special meeting. Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the votes cast by holders of the Cirracor common stock present, in person or represented by proxy, at the special meeting, provided a quorum is present, in person or represented by proxy, at the special meeting.

Interests of Cirracor’s Executive Officers and Directors in the Merger (page 40)

Cirracor’s executive officers and directors do not have any independent interests in the merger.

Conditions to the Closing of the Merger (page 51)

The merger is subject to the satisfaction or waiver of various conditions, which include the following:

Panda Ethanol and Cirracor are not obligated to effect the merger unless the following conditions are satisfied or waived:

•	Panda Ethanol’s stockholder approval and Cirracor’s stockholder approval have been obtained;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger is in effect;

•	holders of no more than five percent (5%) of the issued and outstanding shares of Panda Ethanol’s common stock have asserted their dissenters’ rights with respect to the merger; and

•	the reverse stock split will have been approved and effected.

Cirracor is not obligated to effect the merger unless the following conditions are satisfied or waived:

•	Panda Ethanol’s representations and warranties in the merger agreement are true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger (except that those representations and warranties that speak only as of a particular date need only be true and correct as of such date), and Cirracor has received a certificate, signed by the president of Panda Ethanol and dated as of the closing date, to the effect that the representations and warranties of Panda Ethanol set forth in the merger agreement have been satisfied;

•	Panda Ethanol has performed the obligations required by the merger agreement to be performed by it on or prior to the closing date of the merger, and Cirracor has received a certificate, signed by the president of Panda Ethanol and dated as of the closing date, to the effect that the obligations set forth in the merger agreement have been performed;

•	Cirracor has received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated by the merger agreement have been obtained;

•	there is no pending or threatened suit, action or proceeding by any governmental entity (or by any other person if such suit, action or proceeding has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement or seeking to obtain from Cirracor any damages that are material in relation to it, (ii) seeking to prohibit or limit the ownership or operation by Panda Ethanol, its subsidiaries or Cirracor of any material portion of the business or assets of Panda Ethanol, its subsidiaries or Cirracor, or to dispose of or hold separate any material portion of the business or assets of Panda Ethanol, its subsidiaries or Cirracor, as a result of the merger or any of the other transactions contemplated by the merger agreement, (iii) seeking to prohibit Panda Ethanol or its subsidiaries from effectively controlling in any material respect the business or operations of Panda Ethanol, or (iv) that could reasonably be expected to result in criminal or material uninsured or unindemnifiable personal liability on the part of one or more of Cirracor’s directors;

•	Panda Ethanol will have filed in the office of the Secretary of State of Delaware or other office of each jurisdiction in which such filings are required, all applications, certificates and other documents, and pay all fees, as shall be necessary for the merger to become effective, including the certificate of merger; and

•	the surviving corporation has executed a registration rights agreement regarding the shares of the surviving corporation’s stock held by Grove Panda.

Panda Ethanol is not obligated to effect the merger unless the following conditions are satisfied or waived:

•	the representations and warranties made by Cirracor in the merger agreement are true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger

(except that those representations and warranties that speak only as of a particular date need only be true and correct as of such date), and Panda Ethanol has received a certificate, signed by Cirracor’s president and dated as of the closing date, to the effect that the representations and warranties set forth in the merger agreement have been satisfied;

•	Cirracor has performed the obligations required by the merger agreement to be performed by it on or prior to the closing date of the merger, and Panda Ethanol has received a certificate, signed by Cirracor’s president and dated as of the closing date, to the effect that the obligations set forth in the merger agreement have been performed;

•	there is no pending or threatened suit, action or proceeding by any governmental entity or other person, (i) which could reasonably be expected, if adversely determined, to result in liability on the part of one or more directors of Panda Ethanol, (ii) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement, (iii) seeking to prohibit or limit the ownership or operation by Panda Ethanol, its subsidiaries or Cirracor of any material portion of the business or assets of Panda Ethanol, its subsidiaries or Cirracor, or to dispose of or hold separate any material portion of the business or assets of Panda Ethanol, its subsidiaries or Cirracor, as a result of the merger, (iv) seeking to prohibit Panda Ethanol or its subsidiaries from effectively controlling in any material respect the business or operations of Panda Ethanol, or (v) that could reasonably be expected to result in criminal or material uninsured or unindemnifiable personal liability on the part of one or more of Panda Ethanol’s directors;

•	Panda Ethanol has received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby, or to conduct the business of the surviving corporation after the merger, have been obtained;

•	Cirracor has filed the articles of merger with the Secretary of State of the State of Nevada or other office of each jurisdiction in which such filings are required, all applications, certificates and other documents, and paid all fees, as shall be necessary for the merger to become effective, including the articles of merger;

•	holders of no more than five percent (5%) of the issued and outstanding shares of Cirracor’s common stock have asserted their dissenters’ rights with respect to the merger;

•	a pledge agreement has been executed by Grove Panda and the collateral agent pursuant to which Grove Panda shall have pledged at least 700,000 shares of the surviving corporation (approximately 82% of its interest in Panda Ethanol) to the surviving corporation and shall have deposited the pledged shares with the collateral agent;

•	Panda Ethanol has received a legal opinion from Cirracor’s securities counsel in a form reasonably acceptable to Panda Ethanol dated the closing date providing legal opinions regarding issues, including, but not limited to the following: (i) Cirracor’s organization and good standing, (ii) Cirracor’s authority to enter into and perform our obligations under the merger agreement, (iii) the enforceability of the merger agreement and the documents related thereto, (iv) the lack of conflict, violation of law or filings resulting from Cirracor’s entering into or performing its obligations under the merger agreement, (v) Cirracor’s capital stock, including due authorization, valid issuance, fully paid and non-assessable status of the outstanding shares of Cirracor stock and (vi) the lack of litigation against Cirracor; and

•	all of the concerned officers, directors and employees of Cirracor, including, but not limited to, Sean Connelly, Reed Fisher, Ryan Neely and Christopher V. Radomski, but excluding Neilan Vancas, will have provided Cirracor with releases, and Cirracor will have used its reasonable best efforts to cause Charles McBride to provide it with a release.

Limitation on Considering Other Acquisition Proposals (page 51)

Except for the issuance and sale of certain equity securities of Panda Ethanol, none of the parties may authorize any of their officers, directors, agents, representatives or advisors to solicit, initiate, execute or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving Panda Ethanol or Cirracor (other than the transaction contemplated by the merger agreement) or any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the merger or which would or could be expected to dilute the benefits to Panda Ethanol of the transactions contemplated by the merger agreement. Upon signing of the merger agreement, all parties were required to immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties with respect to any of the foregoing.

Termination of the Merger Agreement (page 54)

The merger agreement may be terminated and abandoned at any time prior to the effective time of the merger under certain circumstances, including:

•	by mutual written consent of Panda Ethanol and Cirracor;

•	by either Panda Ethanol or Cirracor, if any governmental entity has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger, and such order, decree, ruling or other action has become final and nonappealable;

•	by Cirracor, if the merger has not been completed before December 31, 2006, however, the right to terminate the merger agreement under this circumstance will not be available to Cirracor if Cirracor’s failure to fulfill any of its obligations under the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated on or before such date, unless Cirracor’s failure to perform is cured;

•	by Panda Ethanol, if (i) this proxy statement is not cleared by the SEC on or before the 90th day after Panda Ethanol has provided Cirracor with its audited financial statements for use in the proxy statement and all reasonably necessary information regarding Panda Ethanol required for disclosure in the proxy statement or (ii) the merger has not been consummated within 30 days after the SEC clears this proxy statement, however, the right to terminate the merger agreement under these circumstances will not be available to Panda Ethanol if its failure to fulfill any of its obligations under the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated on or before such date, unless Panda Ethanol’s failure to perform is cured;

•	by Cirracor, if a material adverse change has occurred relative to Panda Ethanol, which change constitutes a material breach and is not curable or, if curable, is not cured within 30 days after written notice is given by Cirracor to Panda Ethanol;

•	by Cirracor, if Panda Ethanol willfully fails to perform in any material respect any of its material obligations under the merger agreement, which constitutes a material breach and is not curable or, if curable, is not cured within 30 days after written notice is given by Cirracor to Panda Ethanol;

•	by Panda Ethanol, if a material adverse change has occurred relative to Cirracor or Grove Panda, which change constitutes a material breach and is not curable or, if curable, is not cured within 30 days after written notice is given by Panda Ethanol to Cirracor;

•	by Panda Ethanol, if Cirracor or Grove Panda willfully fail to perform in any material respect any of their material obligations under the merger agreement, which constitutes a material breach and is not curable or, if curable, is not cured within 30 days after written notice is given by Panda Ethanol to Cirracor or Grove Panda;

•	by Cirracor, if Panda Ethanol has a stockholder meeting to obtain its stockholders’ approval and such stockholder approval is not obtained, including at any adjournment of the special meeting; or

•	by Panda Ethanol, if Cirracor stockholder approval is not obtained at the special meeting or any adjournment of the special meeting.

Dissenters Rights (page 45)

Under Chapter 92A of the Nevada Revised Statutes, you are entitled to dissenters’ rights in connection with the merger. You have the right to dissent from the merger and obtain cash payment for the “fair value” of your shares, which is defined as the value of your shares immediately before the effectuation of the merger. Generally, in order to exercise your appraisal rights you must:

•	before the effective date of the merger, deliver written notice to Cirracor, Inc., 3375 Toopal Drive, Suite 101, Oceanside, CA 92054, Attention: Secretary, stating that you intend to demand payment for your shares if the Merger is completed; and

•	not vote your shares in favor of the merger, either by proxy or in person.

Voting for the merger will waive your rights to dissent and obtain fair value for your shares of Cirracor stock under Nevada law. Failure to vote against the merger will not constitute a waiver of dissenters’ rights. Merely voting against the merger will not protect your rights to dissent, which requires strict compliance with all procedural steps provided under Nevada law. Requirements under Nevada law for exercising dissenters’ rights are described in further detail in the section entitled “Dissenters’ Rights for Cirracor Stockholders” beginning on page 45 of this proxy statement. In addition, the relevant sections of Nevada law regarding dissenters’ rights are reproduced and attached as Annex B to this proxy statement.

We encourage you to read these provisions carefully and in their entirety. Failure to follow the steps required by law for perfecting dissenters’ rights may lead to the loss of those rights, in which case the dissenting stockholder will be treated in the same manner as a non-dissenting stockholder. Because of the complexity of the law relating to dissenters’ rights, stockholders who are considering objecting to the merger are encouraged to read these provisions carefully and consult their own legal advisors.

FORWARD-LOOKING INFORMATION

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, beliefs, estimates and projections about Cirracor, Panda Ethanol and the ethanol and other related industries. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “should” and variations of such words or similar expressions.

We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the risk factors discussed under the heading “Risk Factors” and the following:

•	the risk that the merger may not be consummated in a timely manner, if at all;

•	our ability to complete construction of our ethanol plants;

•	the projected growth or contraction in the ethanol market in which we will operate;

•	fluctuations in the market price of ethanol;

•	our business strategy for expanding, maintaining or contracting our presence in this market;

•	our ability to obtain the necessary capital to finance our initiatives;

•	anticipated trends in our financial condition and results of operations;

•	our ability to distinguish ourselves from our current and future competitors;

•	changes in or elimination of laws, tariffs, trade or other controls or enforcement practices such as:

•	national, state or local energy policy;

•	federal ethanol tax incentives;

•	regulation currently under consideration pursuant to the passage of the Energy Policy Act of 2005, which contains a renewable fuel standard and other legislation mandating the usage of ethanol or other oxygenate additives;

•	state and federal regulation restricting or banning the use of Methyl Tertiary Butyl Ether, or MTBE, a fuel derived from methanol;

•	environmental laws and regulations applicable to our operations and the enforcement thereof; and

•	regulations related to homeland security;

•	changes in weather and general economic conditions;

•	overcapacity within the ethanol and petroleum production and refining industries;

•	total United States consumption of gasoline;

•	availability and costs of products and raw materials, particularly corn, coal and natural gas;

•	labor relations;

•	fluctuations in petroleum prices;

•	our or our employees’ failure to comply with applicable laws and regulations;

•	our ability to generate free cash flow to invest in our business and service our indebtedness;

•	limitations and restrictions contained in the instruments and agreements governing our indebtedness;

•	our ability to raise additional capital and secure additional financing;

•	changes in interest rates;

•	our ability to retain key employees;

•	liability resulting from actual or potential future litigation;

•	competition;

•	plant shutdowns or disruptions at our plant or plants whose products we will market;

•	availability of shuttle trains, rail cars and trucks;

•	risks regarding a loss of or substantial decrease in purchases by our major customers;

•	risks related to hedging decisions, including whether or not to enter into hedging arrangements and the possibility of financial losses related to hedging arrangements;

•	risks related to diverting management’s attention from ongoing business operations; and

•	other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-KSB or Form 10-QSB, which discuss other important risk factors concerning our historical operations.

RISK FACTORS

In this “Risk Factor” section, “our company,” “we,” “our,” “us,” and similar words refer to the surviving corporation following the merger.

Risks Related to our Business and Operations Following the Merger

Risks Related to our Company as a Development-Stage Company Following the Merger

We have no operating history of ethanol production, which could result in errors in management and operations, causing a material adverse effect on our financial condition and results of operations

Panda Ethanol was recently formed and has no history of, or experience in, operating an ethanol production facility. While its founder and current largest stockholder, Panda Energy, which, after the merger, will have a significant interest in the surviving corporation, has extensive experience developing, constructing and operating large-scale power generation facilities and has several ethanol projects under development, none of Panda Energy, Panda Ethanol or Cirracor has experience in constructing or operating an ethanol production facility.

We may be unable to manage the start-up of our facilities in a timely and cost-effective manner, and any failure by us to do so would delay our ability to begin producing and selling ethanol. A delay in start-up operations is likely to further delay our ability to generate revenue and satisfy our debt obligations and our financial condition and results of operations could be materially adversely affected.

We anticipate a period of significant growth, involving the construction and start-up of operations of one or more ethanol production facilities. This period of growth and the start-up of our facilities are likely to be a substantial challenge to us. If we fail to manage this start-up effectively, you could lose all or a substantial part of the value of your common stock.

We may never become profitable.

The management of Panda Ethanol believes that our company will incur significant losses until we are able to successfully complete construction and commence operations of our facilities. We may not be successful in our efforts to build and operate one or more ethanol production facilities. In addition, we may not be successful in securing additional financing that may be necessary to build and operate our ethanol production facilities. Even if we successfully meet all of these objectives and begin operations, we may be unable to operate profitably.

We may be unable to meet the administrative and operational needs of our growth strategy effectively, which could result in our inability to adequately increase our sales or to efficiently operate our business.

Our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. The growth of our business, and in particular, the completion of construction of our ethanol facilities currently under development, will require significant investments of capital and management’s close attention. Our ability to effectively manage our growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management, technicians and other personnel. Although we have retained, through a transition services agreement described below and in the section entitled “Other Information Related to Panda Ethanol — Employees,” beginning on page 77, and anticipate hiring persons with experience in the ethanol industry, we may be unable to retain and hire the number of qualified persons necessary to operate our facilities effectively. Until approximately October 1, 2006, all of our managers, officers and individuals who perform services related to our operations, management, marketing, project management, logistics and administration will be employed by Panda Energy and its affiliates and will be subject to a transition services agreement between our company and Panda Energy. It is possible that some of these managers, officers and employees could decide not to become our employees. Our failure to successfully meet our administrative and operational needs of our growth strategy could result in our inability to operate our business effectively.

Certain of our managers, officers and employees may have other business and management responsibilities which may cause conflicts of interest in the allocation of their time and services to our company.

Our managers and officers may have other management responsibilities and business interests apart from our ethanol projects for an interim or extended period of time. Until approximately October 1, 2006, all of our managers, officers and individuals who perform services related to our operations, management, marketing, project management, logistics and administration will be employed by Panda Energy and its affiliates and will be subject to a transition services agreement between the company and Panda Energy. After October 1, 2006, all of these managers, officers and individuals will become our employees but may continue to provide services to Panda Energy. Accordingly, certain of our managers, officers and employees may experience conflicts of interest in allocating their time and services between us, Panda Energy and its affiliates. Such conflicts may compromise such managers’, officers’ and individuals’ performance and efficacy in performing the necessary tasks and functions to our start-up business and ultimately have a material adverse effect on our business.

If our principal agreements are terminated or become unfavorable, our projects may fail or be harmed in ways that significantly reduce the value of your common stock.

We will be dependent on various contractors, suppliers, lenders and other third parties for the implementation and financing of each project. If agreements with such parties are terminated or if the terms are amended unfavorably to us, our projects may be harmed or even fail. Because we will be dependent on the success of several large-scale projects, the impairment or failure of any of these projects could significantly reduce our production and revenues.

Given that all of our revenue will be primarily derived from the production and marketing of ethanol and its co-products, any disruption in our operations could have a material adverse effect on us.

After the merger, our primary source of revenues will be from the sale of ethanol and related co-products that we will produce at our facilities. We will not have an alternative line of business in the event that we are unable to operate our facilities for any reason. Any delay or stoppage in our anticipated production would substantially reduce our revenues.

We will be dependent on Panda Energy’s infrastructure and the services that Panda Energy will provide to us, which may increase our costs or make us unable to operate as an independent entity.

Panda Ethanol was a wholly-owned subsidiary of Panda Energy until June 7, 2006 and continues to depend upon Panda Energy to provide facilities, services and personnel as well as other operational and organizational assistance. The costs that Panda Energy incurs in connection with obtaining these services for itself and Panda Ethanol are proportionately allocated to Panda Ethanol. Following the merger, although it is anticipated that Panda Energy will own 46% of the issued and outstanding shares of the surviving company, Panda Energy will have no obligation to provide financial, operational or organizational assistance to us other than limited services pursuant to a transition services agreement described in greater detail in the section entitled “Other Information Related to Panda Ethanol — Employees” beginning on page 77. If Panda Energy ceases to provide the operational or organizational assistance that it currently provides, we may be unable to replace these services with a comparable quality of services on terms and conditions as favorable as those Panda Energy has been able to obtain. We may be unable to implement successfully the changes necessary to operate independently. We may also incur additional costs relating to operating independently that would cause our costs to increase materially.

Risks Related to our Indebtedness

We will have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business.

We anticipate having a significant amount of indebtedness. The extent of our leverage may have important consequences, including:

•	limiting our ability to obtain additional financing if necessary or desirable;

•	placing us at a competitive disadvantage because we may be substantially more leveraged than many of our competitors, thus reducing funds available for operations;

•	making us vulnerable to increases in interest rates;

•	reducing funds available for operations because a substantial portion of our operating subsidiaries’ cash flow will be used to pay interest and principal on debt;

•	subjecting all or substantially all of our operating subsidiaries’ assets to liens, potentially leaving no assets for stockholders in the event of a liquidation; and

•	limiting our ability to adjust to changing market conditions, which could make us more vulnerable to a downturn in the economy, the ethanol industry or our business.

We may be unable to service, repay or refinance our debt and remain in compliance with our debt covenants, which would have a material adverse effect on our business.

Our ability to repay debt will depend on our financial and operating performance and on our ability to successfully implement our business strategy following the merger. Our financial and operational performance will depend on numerous factors, many of which are beyond our control, such as economic conditions and governmental regulation. We cannot be certain that our earnings will be sufficient to allow us to pay the principal and interest on our debt and meet our other obligations. If we do not have enough money to service our debt, we may be required but unable to refinance all or part of our existing debt, sell assets, borrow more money or raise equity on terms acceptable to us, if at all. Further, failing to comply with the financial and other restrictive covenants in our loan agreements could result in an event of default, which could adversely affect our ability to successfully operate our ethanol production facilities and our financial condition and results of operations.

Our inability to obtain the debt financing necessary to construct and operate our planned ethanol production facilities could result in the failure of those projects and perhaps our company after the merger.

Our financing plan requires a significant amount of debt financing. The amount and nature of the debt financing that we are seeking is subject to fluctuating interest rates and an ever-evolving credit environment as well as general economic factors and other factors over which we have no control.

In addition to financing our operations through equity capitalization private offerings, we plan to employ significant leverage by borrowing funds from various commercial banks and financial companies, the obligations of which will be repaid from the operating cash flow of each subsidiary project and secured by the assets of each associated facility. The construction and start-up of each facility is contingent on our ability to arrange debt financing from third party financing sources. If the debt financing we need is not available for any reason, we could be forced to abandon one or more of our projects which singularly or in the aggregate could adversely impact our business and could force us to abandon our business plan.

Restrictive loan covenants in our financing agreements may hinder our ability to operate our business and delay or prohibit us from making cash contributions to our stockholders.

Our debt load and service requirements necessary to implement our business plan following the merger will result in substantial debt service requirements, which could have important adverse consequences that could hinder our ability to conduct our operations, including our ability to:

•	incur additional indebtedness;

•	make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;

•	make distributions to stockholders, or redeem or repurchase shares;

•	make certain types of investments or acquisitions;

•	create liens on our assets;

•	utilize the proceeds of asset sales; and

•	merge or consolidate or dispose of assets.

If we default on any covenant, a lender could make the entire debt immediately due and payable. If this occurs, we might not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing becomes available, it may not be on terms that are acceptable to us. These events could cause us to cease construction of one or more of our planned facilities or to cease operations entirely.

Risks Related to the Construction of our Ethanol Plants

Our dependency on key suppliers to design and build our facilities and supply necessary equipment may have a material adverse effect on our business.

We will be highly dependent upon our general contractors and key vendors to design, engineer and build our facilities. If one of our contracted suppliers or vendors were to terminate its relationship with us after construction was initiated, there is no assurance that we would be able to obtain a replacement supplier or vendor or that a replacement would be able to complete construction within the originally contracted time frame and at the same or lower price. In the event that any of our suppliers or vendors fails to deliver the equipment or the intellectual rights associated with such equipment, such as the rights to our innovative biomass conversion process, we may be unable to replace this equipment or technology quickly. Any delay in the construction of our facilities or commencement of operations or a problem in the design or engineering of our facilities could have a material adverse effect on our production of ethanol.

Our general contractors, suppliers and vendors may have conflicting interests that could cause them to put their financial interests ahead of ours, which may have a material adverse effect our business.

Our contractors, suppliers and vendors may experience conflicts of interest that cause them to put their financial interests ahead of our best interests. Our contractors, suppliers and vendors may also have conflicts of interest due to the fact that they are involved in the design and construction of other ethanol plants. Although schedule and performance guarantees may motivate our contractors, suppliers and vendors to perform their agreements with respect to our facilities, we cannot ultimately require them to devote their full time or attention to our activities. As a result, they may have, or may come to have, a conflict of interest in allocating personnel, materials and other resources to our facilities which could result in inefficiencies and delays in our ethanol production, which could materially adversely affect our business. Such conflicts of interest may reduce our profitability and the value of our common stock and could result in reduced distributions to investors.

The cost and time to construct our facilities and commence operations may be more than we anticipate. Our contractor has recently increased construction costs and extended the construction schedule for our Hereford Facility.

The cost to construct our facilities and commence operations may be higher than expected and the construction of any of our facilities could take longer than anticipated. For example, we expect direct construction costs for our Hereford Facility to be approximately $200 million. We estimate the total cost to be approximately $269 million including financing, development, working capital and contingency costs. Although Energy Products of Idaho, Inc., or EPI, has agreed to design and supply the biomass handling and conversion equipment for the Hereford Facility for approximately $25 million and Lurgi PSI, Inc., or Lurgi, has agreed to design and construct the Hereford Facility for approximately $161 million based on current designs, actual costs may be higher than expected and there is no assurance that the final costs will not be higher than we presently assume. In addition, the construction timetable has already been extended to 17 months.

Any significant increase in the estimated construction cost of and in the estimated length of time for, one or more of our facilities could hinder our ability to complete construction and delay our ability to generate revenues and as a result could have a material adverse effect on our business and results of operations or even force us to abandon our business plan.

We may encounter defective material and workmanship or process engineering that could cause significant delays in the commencement of our operations.

Any defects in material or workmanship may cause substantial delays in the commencement of operations of our facilities. If defects are discovered after commencement of operations, or if our facilities fail to meet the performance criteria, substantial delays in the commencement of operations could occur which may have a material adverse effect on our business and results of operations.

The condition of our construction sites may differ from what we expect.

If we encounter concealed or unknown conditions at our facility sites, then our general contractors may be entitled to an adjustment in the contract price and time for performance if the conditions affect its costs and performance time. Such adjustments could result in increasing the cost of construction of our facilities and may result in time delays. Concealed or unknown conditions include any concealed physical conditions at each site that materially differ from the conditions contemplated in the proposed project plans or from the geotechnical study performed on the property for each facility, or any unknown conditions that differ materially from the conditions ordinarily encountered in similar work. Although the site has been inspected, concealed or unknown conditions are often difficult to detect and there can be no assurance that we will not encounter them.

We could face environmental permitting issues that may delay or prevent construction or increase our costs.

Issues regarding compliance with applicable environmental standards could arise at any time during the construction and operation of our facilities, which could have a material adverse effect on our business. While we have been granted air permits authorizing construction of Hereford Facility and our planned facility in Haskell County, Kansas and expect to receive an air permit authorizing construction of our planned facility in Yuma, Colorado in September 2006, we may have difficulty obtaining or complying with all of the necessary environmental permits required in connection with the construction and on-going operation of one or more of our facilities. As a condition of granting necessary permits, regulators may impose conditions that would increase our costs of construction and operation or delay our ability to commence operations within the time period we presently expect, resulting in an increase of our construction and compliance costs which could force us to discontinue construction or operation of one or more of our facilities and you could lose part or all of your investment.

Risks Related to our Ethanol Production

The market price of ethanol is volatile and subject to significant fluctuations, which may cause our profitability to fluctuate significantly.

The market price of ethanol is influenced by many factors, including the price of gasoline and crude oil and the supply of ethanol in the market. Oil prices are highly volatile and difficult to forecast due to frequent changes in global politics and the world economy and the demand for petroleum-derived products. The supply and demand for oil throughout the world is affected by incidents in unstable political environments, the demand for oil from rapidly developing countries such as China and India, weather conditions, drilling, extraction and refinery technology, success in exploration, decisions made by OPEC and its member countries, industrial output and many other factors. We cannot predict the future price of crude oil or gasoline. Although the market price of ethanol has historically tracked the market price of gasoline we cannot provide any assurance that this will continue to occur. Low prices for crude oil and gasoline and the relationship between ethanol supply and demand may reduce the price of ethanol to a level that makes it unprofitable to produce. In recent years, the prices of crude oil, gasoline and ethanol have all reached historically high levels. If the prices of crude oil or gasoline were to decline, our revenues and ultimately our profitability may be adversely affected. Fluctuations in the market price of ethanol may cause our profitability to fluctuate significantly.

Our business is highly sensitive to corn prices and we generally cannot pass on increases in corn prices to our customers.

The principal raw material we use to produce ethanol and co-products, including dry and wet distillers grains, is corn. As a result, changes in the price of corn can significantly affect our business. In general, rising corn prices produce lower profit margins. Because ethanol competes with non-corn-based fuels, we generally are unable to pass along increased corn costs to our customers. At certain levels, corn prices may make ethanol uneconomical to use in fuel markets. The price of corn is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of corn is difficult to predict. Any event that tends to negatively affect the supply of corn, such as adverse weather or crop disease, could increase corn prices and potentially harm our business. In addition, we may also have difficulty, from time to time, in physically sourcing corn on economical terms due to supply shortages. Such a shortage could require us to suspend operations until corn is available at economical terms, which would have a material adverse effect on our business, results of operations and financial position. If an additional ethanol production facility is built in the same general vicinity as ours, the price we pay for corn at a facility could increase and the local supply of corn be reduced, which may result in increased costs and reduced profits.

The spread between ethanol and corn prices can vary significantly and we do not expect the spread to remain at recent high levels which could materially adversely impact our gross margins.

Our gross margins are principally dependent on the spread between ethanol and corn prices. In recent periods, the spread between ethanol and corn prices has been at a historically high level, driven in large part by high oil prices and historically low corn prices. In recent months, however, this spread fluctuated widely and we cannot provide any assurance that fluctuations in this spread will not continue to occur. Any reduction in the spread between ethanol and corn prices, whether as a result of an increase in corn prices or a reduction in ethanol prices, would adversely affect our results of operations and financial condition.

Our plan to use cattle manure and cotton gin waste as fuel to generate steam for the ethanol production process at certain of our facilities, including our Hereford and Haskell Facilities, is unique to the industry and has not been utilized to date in commercial quantities and may not be as successful as we expect.

In many of our facilities, we plan to primarily use a biomass conversion process involving the use of cattle manure and cotton gin waste to generate steam for the ethanol production process. Most other ethanol producers currently use natural gas as their sole fuel source in the production process. No other ethanol facility that we know of uses a cattle manure biomass conversion system. While the technology has been proven to work with different feed stocks and has been successfully tested with manure, it has not been tested at or utilized in commercial quantities or to solely power an ethanol plant. At each of our biomass-powered facilities, we will also have a separate natural gas system in place that will allow us to operate such facilities using natural gas in the event that we are unable to operate using the biomass conversion system. However, the use of natural gas would make our ethanol production dependent on natural gas prices, which could be substantially more expensive for us than cattle manure and cotton gin waste. Use of natural gas as the primary fuel for our ethanol production instead of the biomass conversion process could materially impact the profitability of our biomass-powered facilities.

The cost and availability of cattle manure will affect our business.

We expect our biomass-powered facilities will annually consume approximately 525,000 tons of cattle manure to produce approximately 105 million gallons of denatured ethanol. Although we expect to be able to meet all of our cattle manure requirements locally, our business will depend on the continued availability of cattle manure. At our Hereford facility, for example, we currently have contracts with approximately 18 local feedlots and dairies that we expect to collectively meet the estimated annual manure need at the Hereford facility. On the other hand, significant limitations in the availability of cattle manure could increase our costs at our biomass-powered facilities.

We may engage in hedging transactions which involve risks that can harm our business.

In an attempt to partially offset the effects of the volatility of ethanol prices and corn and natural gas costs, we may take hedging positions in order to limit our exposure to commodity price fluctuations. These may include (i) purchasing corn through spot cash, fixed-price forward and delayed pricing contracts, (ii) utilizing hedging positions in the corn futures and options markets on the Chicago Board of Trade, or CBOT, to manage the risk of corn price fluctuations, (iii) entering into contracts to supply a portion of our ethanol production on a forward basis and, in connection with our corn hedging positions, to lock in specific “crush” margins for a portion of our corn requirements, (iii) hedging a portion of our exposure to natural gas price risk from time to time, by using fixed price or indexed physical contracts, and (iv) establishing from time to time an unleaded gasoline hedge position using futures to reduce our exposure to unleaded gasoline price risk. The financial impact of these activities is dependent upon, among other things, the commodity futures prices involved and our ability to sell sufficient products to use all of the corn and natural gas for which we have futures contracts. Hedging arrangements also expose us to the risk of financial loss in situations where the other party to the hedging contract defaults or, in the case of physical contracts, where there is a change in expected differential of an open position and the underlying price in the hedging agreement affecting the actual prices paid or received by us. Hedging activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. A hedge position often settled in the same time frame as the physical commodity, is either purchased, as in the case of corn and natural gas, or sold as in the case of ethanol. Hedging losses may be offset by a decreased cash price for corn and natural gas and an increased cash price for ethanol. We may also vary the amount of hedging or other risk mitigation strategies we undertake, and we may choose not to engage in hedging transactions at all. Our hedging activities may cause us to forego additional future profits or result in our making cash payments.

Increases in natural gas prices or changes in our natural gas costs relative to natural gas costs paid by competitors may adversely affect our results of operations and financial position.

It is currently contemplated that we will use natural gas as a backup energy source in our biomass-powered facilities and as the primary/sole energy source in a select number of our facilities where biomass is not locally available in amounts that are either sufficient or economical to install and employ a biomass conversion system such as our planned Yuma Facility. The market for natural gas is subject to market conditions that create uncertainty in the price and availability of the natural gas. We will rely upon third parties for our supply of natural gas. The prices for and availability of natural gas are subject to volatile market conditions. These market conditions often are affected by factors beyond our control such as higher prices resulting from colder than average weather conditions and overall economic conditions. Significant disruptions in the supply of natural gas could impair our ability to produce ethanol at our facilities that rely on natural gas as the primary fuel source.

Because the production of ethanol requires a significant supply of water, our business will be materially harmed if we are unable to obtain an adequate quality and quantity of water.

Water supply and water quality are important in the process required to produce ethanol. Each of our 105 million gallon per year denatured ethanol facilities is expected to use up to one million gallons of water per day, or almost 700 gallons per minute. While we expect that our requirements will be met by the local municipalities and regional authorities that control the rights to or the direct supply of water serving each of our facilities, there is no assurance that alternative sources of water at commercially reasonable rates could be obtained, if at all. In addition, there are no assurances that such water will be of an adequate quality. If the water quality from any of these sources is not adequate, we may, at greater cost to us, need to treat the water or find other sources. Further, certain of our facilities, including our Hereford Facility located in the panhandle of Texas, are located in drought prone areas and there is a possibility we may be unable to meet our water requirements using these sources in the event of a significant prolonged drought. The possibility of drought, or any other unforeseen disruption in the quantity and quality of our water, may have a material adverse effect on our operations, cash flows and financial performance and could even cause us to cease ethanol production for periods of time.

The transportation of feedstock to us and of ethanol and distillers grains to our customers will be affected by business risks that are largely out of our control, any of which could significantly reduce our revenues and operating margins.

The operation of our facilities will depend on our ability to receive adequate amounts of feedstock (over and above our storage capability) in a timely manner and our failure to receive sufficient feedstock could have a material adverse effect on our production, revenues and results of operations. We anticipate purchasing corn and other feedstock from states in the Midwest, including Illinois and Nebraska, to be delivered to us by shuttle trains, rail, and truck. We will rely on third parties to transport feedstock to us and our ethanol to our customers. The transportation companies with whom we contract may be subject to risks that are largely out of their and our control, including weather, limitations on capacity in the transportation industry, security measures, fuel prices, taxes, license and registration fees, and insurance premiums. In addition, to the extent we will rely upon delivery by truck of feedstock to us and ethanol and distillers grains to our customers, we may be affected by any overall shortage of truck drivers caused by the Hazmat Threat Assessment Program implemented under the USA PATRIOT Act or any other security measures instituted as a result of the threat of terrorism. This shortage may result in increased shipping costs or delays in transport, which could adversely affect our production and profits.

Our dependency on the marketing efforts of Aventine Renewable Energy, Inc., or Aventine, for substantially all of the ethanol produced at our Hereford plant in accordance with certain marketing arrangements could have a material adverse effect on our business.

We do not currently have our own sales force or sales organization to support the sale of ethanol. However, we may develop and staff a sales force in the future or enter into arrangements with other distributors similar to our arrangement with Aventine. Until that time, Aventine, a potential competitor of ours, will be the sole distributor of substantially all of the ethanol produced at our Hereford plant, which will initially be our only plant. Accordingly, we will initially be dependent on one distributor and expect to rely heavily on its marketing efforts to successfully sell our product.

Because Aventine also sells ethanol for itself and a number of other producers, we have limited control over its sales efforts. In addition, a significant portion of our accounts receivable may be attributable to Aventine, whose credit is currently rated below investment grade. We or Aventine may terminate these agreements upon the occurrence of an event of default by the other party. If Aventine were to default on payments to us, we could experience a material loss. If our agreements with Aventine terminate, we may seek other arrangements to sell our ethanol, including selling our product with our own sales personnel, but we can give no assurance that our sales efforts would achieve results comparable to those that may be achieved by Aventine.

Limitations on our ability to sell wet distillers grains locally could have a material adverse effect on our business.

The production of ethanol produces distillers grains, which can be sold to feedyards as a supplement to cattle feed. Distillers grains can be sold wet or dried; however, the cost to dry the distillers grains can be significant. For this reason, the majority of the distillers grains we intend to produce and market will be wet distillers grains with solubles, or WDGS, which have a shelf life of three days to one week. In the event of an unanticipated change in market demand, we may be unable to sell our WDGS at a profit or at all. In addition, because of the short shelf life of the product, we will be limited in our ability to transport the WDGS to other markets for sale. Decreased local demand for WDGS or limitations on our ability to sell WDGS in other markets could have a material adverse effect on our business.

Work stoppages and other labor relations issues could result in decreased sales or increased costs, either of which would negatively impact our financial condition and results of operation.

Our employees are currently not unionized. While we believe our relations with employees are satisfactory, any prolonged work stoppage or strike could have a negative impact on our business, financial condition or results of operations. In addition, our suppliers, contractors or other third parties associated with the construction of our facilities or the operation of our business may have unionized work forces. A labor strike, work stoppage or slowdown by unionized employees could halt or slow the construction of our facilities or the production, transportation or sale of our products, which could increase our costs and have a significant adverse impact on our operations.

Natural disasters, such as fires, hurricanes, floods, unusually heavy or prolonged rain, and droughts may cause fluctuations in the price, availability and quality of supplies, labor, and raw materials which could result in production delays and increase costs causing a material adverse effect on our business.

Fluctuations in the price, availability and quality of supplies, labor, and raw materials that we need in order to produce, transport and sell ethanol could have a material adverse effect on our construction, cost of sales or ability to meet our customers’ demands. The price and availability of such supplies, labor, and raw materials may fluctuate significantly, depending on many factors, including natural disasters, such as fires, hurricanes, floods, unusually heavy or prolonged rain, and droughts natural resources. These events can also cause increased freight costs. Hurricane Katrina, in particular, caused severe devastation in New Orleans and the Mississippi Gulf Coast in August, which led to increased costs and shortages of construction labor and building supplies and raw material throughout the entire southeastern United States. In addition, hurricane-related disruption of rail and pipeline traffic in the U.S. Gulf Coast area negatively affected shipments of raw materials and products.

Risks Related to the Ethanol Industry

We will operate in a competitive industry and competition may negatively impact our profitability.

We will be in competition with numerous other ethanol producers, some of whom may have greater resources than we do. Additional ethanol producers may enter the market if the demand for ethanol increases and existing producers may increase the capacity of their current plants or build new ethanol production facilities. The largest ethanol producers in the United States include Archer-Daniels-Midland, VeraSun Energy Corporation, Aventine, Cargill, Inc. and New Energy Corp., all of which are capable of producing as much or more ethanol than we expect to initially produce. We will also be in competition with several local competitors with respect to sales of the distillers grains that we will produce. Although some of our future competitors may be larger than we will be, smaller farm cooperatives have also been able to compete effectively in the ethanol industry.

We also face increasing competition from international suppliers of ethanol. According to the RFA, Brazil is currently the world’s second largest producer and exporter of ethanol. In Brazil, ethanol is produced primarily from sugarcane, which is also used to produce food-grade sugar. Brazil experienced a dramatic increase in ethanol production and trade in 2004, exporting approximately 112 million gallons to the U.S. alone. Ethanol imported from Brazil may be a less expensive alternative to domestically produced ethanol, which is primarily made from corn. Competition from ethanol imported from Brazil may affect our ability to sell our ethanol profitably, which would reduce the value of your common stock.

Lastly, ethanol is not the only product that can be added to gasoline to reduce emissions and increase octane levels. Oil companies have historically used methyl tertiary butyl ether, or MTBE, as a fuel additive to reduce emissions, and although the use of MTBE has been limited or banned in 25 states due to potentially adverse environmental effects from its production, it is still used by several major oil companies in some markets. Alternatives to ethanol and MTBE are continually under development and existing alternatives, such as alkylates and ethyl tertiary butyl ether, or ETBE, may become more cost effective. Our competitors may be able to successfully develop and market alternatives to ethanol which could adversely affect our business and results of operations.

New plants under construction or decreases in the demand for ethanol may result in excess production capacity in our industry causing a material adverse effect on our revenues and profitability.

According to the RFA, domestic ethanol production capacity has increased steadily from 1.8 BGY in 2001 to an annualized rate of 4.5 BGY as of January 2006. In addition, over 2.2 BGY of domestic capacity is under construction representing a 49% increase over current production levels. Excess capacity in the ethanol industry would have an adverse impact on our results of operations, cash flows and financial condition. In a manufacturing industry with excess capacity, producers have an incentive to manufacture additional products for so long as the price exceeds the marginal cost of production (i.e., the cost of producing only the next unit, without regard for interest, overhead or fixed costs). This incentive can result in the reduction of the market price of ethanol to a level that is inadequate to generate sufficient cash flow to cover our costs. In addition, increased production of ethanol could result in increased demand for corn. This could result in higher prices for corn and cause higher ethanol production costs and, in the event that we are unable to pass increases in the price of corn to our customers, would result in lower profits. Excess capacity may also weaken pricing for WDGS, an ethanol co-product we intend to produce and sell to local feedyards. Any material decline in the price of ethanol or WDGS will adversely affect our revenues and profitability.

Excess capacity may result or intensify from increases in capacity coupled with insufficient demand. Demand could be impaired due to a number of factors, including regulatory developments and reduced U.S. gasoline consumption. Reduced gasoline consumption could occur as a result of increased prices for gasoline or crude oil.

For example, price increases could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline mileage. There is some evidence that this has occurred in the recent past as U.S. gasoline prices have increased.

Development of alternative ethanol production systems or alternative fuels could affect our results of operations.

Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing more efficient engines, hybrid engines and alternative clean power systems using fuel cells or clean burning gaseous fuels. Vehicle manufacturers are working to develop vehicles that are more fuel efficient and have reduced emissions using conventional gasoline. Vehicle manufacturers have developed and continue to work to improve hybrid technology, which powers vehicles by engines that utilize both electric and conventional gasoline fuel sources. In the future, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we many not be able to compete effectively. This additional competition could reduce the demand for ethanol, which would negatively impact our profitability.

In addition, many of our competitors invest heavily in research and development of alternative ethanol production systems and alternative fuels. Our inability to meet the substantial capital investments required to remain technologically competitive could result in our competitors being able to produce ethanol more cost effectively or produce less expensive alternative fuels, which could adversely affect the demand for our ethanol. These events could have a material adverse effect on our business.

Corn-based ethanol may compete with cellulose-based ethanol in the future, which could make it more difficult for us to produce ethanol on a cost-effective basis and could reduce the value of your investment.

Most ethanol is currently produced from corn and other raw grains, such as milo or sorghum (especially in the Midwest). The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass such as agricultural waste, forest residue, municipal solid waste, and other biomass material. This trend is driven by the fact that cellulose-based biomass is generally cheaper to obtain than corn and that the use of cellulose-based biomass to produce ethanol would create opportunities to locate plants and produce ethanol in areas that are not suitable to grow corn in significant amounts. Although the current technology for converting cellulose-based biomass to ethanol is not sufficiently efficient to be competitive with ethanol produced from corn, a report by the U.S. Department of Energy entitled “Outlook for Biomass Ethanol Production and Demand” indicates that new conversion technologies may be developed in the future. If an efficient method of producing ethanol from cellulose-based biomass is developed, we may not be able to compete effectively. Our facilities are not equipped to convert cellulose-based biomass into ethanol, and to convert our facilities to be able to process cellulose-based ethanol would require significant additional capital investment. If we are unable to produce ethanol as cost-effectively as cellulose-based producers, our ability to generate revenue will be negatively impacted and your common stock could lose value.

Consumer resistance to the use of ethanol based on the belief that ethanol is expensive, adds to air pollution, harms engines or takes more energy to produce than it contributes may affect the demand for ethanol.

Certain individuals believe that the use of ethanol will have a negative impact on gasoline prices at the pump. Some also believe that ethanol adds to air pollution and harms car and truck engines. Still other consumers believe that the process of producing ethanol actually uses more fossil energy, such as oil and natural gas, in relation to the amount of ethanol that is produced and its benefits. These consumer beliefs could potentially be wide-spread. If consumers choose not to buy ethanol, it would affect the demand for the ethanol that we produce and negatively affect our profitability and financial condition.

The expansion of domestic ethanol production in combination with state bans on MTBE and/or state renewable fuels standards may burden rail and terminal infrastructure, raising the cost of our shipment to blending terminals.

If the volume of ethanol shipments continues to increase and blenders switch from MTBE to ethanol, there may be weaknesses in infrastructure such that our ethanol cannot reach its target markets. Many terminals may need to make infrastructure changes to blend ethanol instead of MTBE. If the blending terminals do not have sufficient capacity or the necessary infrastructure to make the switch, there may be an oversupply of ethanol on the market, which could depress ethanol prices and negatively impact our financial performance. In addition, rail infrastructure may be inadequate to meet the expanding volume of ethanol shipments, which could prevent us from shipping our ethanol to our target markets.

Substantial development of infrastructure will be required for our operations, and the ethanol industry generally, to grow. Areas requiring expansion include, but are not limited to:

•	additional rail capacity;

•	additional storage facilities for ethanol;

•	increases in truck fleets capable of transporting ethanol within localized markets;

•	expansion of refining and blending facilities to handle ethanol;

•	growth in service stations equipped to handle ethanol fuels; and

•	growth in the fleet of FFVs capable of using E85 fuel.

There is no assurance that the substantial investments required for these infrastructure changes and expansions will be made or that they will be made on a timely basis. Any delay or failure in making the changes to or expansion of infrastructure could hurt the demand or prices for our products, impede our delivery of products, impose additional costs on us or otherwise have a material adverse effect on our results of operations or financial position. Our business is dependent on the continuing availability of infrastructure and any infrastructure disruptions could have a material adverse effect on our business.

Ethanol can be imported duty free from certain countries into the United States, which may undermine the ethanol industry in the United States.

Ethanol can be imported into the U.S. duty-free from some countries, which may negatively affect the ethanol industry in the U.S. and our operations. Imported ethanol is generally subject to a $0.54 per gallon tariff that was designed to offset the $0.51 per gallon ethanol incentive available under the federal excise tax incentive program for refineries that blend ethanol in their fuel. A special exemption from the tariff exists for ethanol imported from 24 countries in Central America and the Caribbean, which is limited to a total of 7% of the previous year’s U.S. production per year. Imports from the exempted countries may increase as a result of new plants under development there. In addition, reductions in the tariff currently applicable to ethanol imports from countries other than those in Central American and the Caribbean that qualify for the exemption, or increases in the percentage of ethanol that may be imported from Central America and the Caribbean on a duty-free basis, may result in more ethanol from countries having a lower cost of production than the United States being imported into this country. An increase in such imported ethanol could adversely affect the demand for domestically-produced ethanol and the price at which we will be able to sell our ethanol.

Risks Related to Government Regulation

The U.S. ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation, and any changes in legislation or regulation could materially adversely affect our results of operations and financial condition.

The elimination of or significant reduction in federal ethanol tax incentives could have a material adverse effect on our results of operations and financial condition. The cost of production of ethanol is made significantly more competitive with regular gasoline by federal tax incentives. Before January 1, 2005, the federal excise tax incentive program allowed gasoline distributors who blended ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sold. If the fuel was blended with 10% ethanol, the refiner/marketer paid [$0.052] per gallon less tax, which equated to an incentive of $0.52 per gallon of ethanol. The $0.52 per gallon incentive for ethanol was reduced to $0.51 per gallon in 2005 and, unless otherwise extended, will expire at the end of 2010. We cannot provide you with any assurance that the federal ethanol tax incentives will be renewed in 2010 or if renewed, on what terms they will be renewed. The elimination or any significant reduction in the federal ethanol tax incentive may have a material adverse effect on our results of operations and financial condition.

The effect of the Renewable Fuels Standard, or RFS, in the recent Energy Policy Act of 2005 is uncertain. The use of fuel oxygenates, including ethanol, was mandated through government regulations, and much of the forecasted growth in demand for ethanol was expected to result from additional mandated use of oxygenates. Most of this growth was projected to occur in the coming months as the remaining markets switch from MTBE to ethanol. The recently enacted Energy Policy Act of 2005, or the Energy Policy Act, however, eliminated the mandated use of oxygenates and established minimum nationwide levels of renewable fuels (“renewable fuel standards” or “RFS” including ethanol, biodiesel or any other liquid fuel produced from biomass or biogas) to be included in gasoline. The Energy Policy Act also included provisions for trading of credits for use of renewable fuels and authorized potential reductions in the RFS minimum by action of a governmental administrator under certain conditions. In addition, the rules for implementation of the RFS and other provisions of the Energy Policy Act are still under development. We can provide no assurance that the favorable ethanol provisions in the Energy Policy Act will not be adversely affected by such regulations or the enactment of additional legislation in the future.

The Energy Policy Act did not include MTBE liability protection sought by refiners, and this has resulted in the accelerated removal of MTBE and sudden increase in the demand for ethanol. No assurance can be given, however, that refineries will maintain using ethanol in favor of other additives, such as iso-octane or alkylate. In addition, the federal oxygenate mandate that had originally prompted the use of MTBE was repealed by the Energy Policy Act. However, some oxygenate mandates remain at the state level. Accordingly, the actual demand for ethanol may increase at a lower rate than production for estimated demand, resulting in excess production capacity in the ethanol industry, which would negatively affect our results of operations, financial position and cash flows.

The Texas Department of Agriculture has established an incentive program called the “Fuel Ethanol and Biodiesel Production Incentive Program” effective as of 2006. Under the program, ethanol and biodiesel producers will contribute [$0.032] per gallon into the program and be entitled to receive a 20 cent per gallon incentive payment for the first 18 million gallons of annual production or a net benefit up to $3,024,000 per producer per year. We are not currently eligible for this program nor have we included any benefits from this program in our financial projections. We intend to apply for registration under this program, but the Texas Department of Agriculture may not register our Texas-based facilities, including our Hereford Facility, or it may terminate the program. Our inability to qualify for this incentive program may make it more difficult to compete with other ethanol production facilities in Texas that are eligible to receive the incentive as well as with production facilities in other states with similar programs. These factors could negatively impact our profitability, causing a reduction in the value of your common stock.

Federal regulations concerning tax incentives could expire or change which could reduce our revenues.

The federal government presently encourages ethanol production by taxing it a lower rate. This currently equates to a $0.51 per gallon subsidy of ethanol. Some states and cities provide additional incentives. The new Energy Policy Act of 2005 effectively mandates increases in the amount of annual ethanol consumption in the United States. The result is that the ethanol industry’s economic structure is highly dependent on government policies. Although current policies are favorable factors, any major change in federal policy, including a decrease in ethanol production incentives, would have significant adverse effects on our proposed plan of operations and cause us to discontinue our ethanol business.

There is disagreement in the scientific community about the wisdom of policies encouraging ethanol production, which could result in changes in governmental policies concerning ethanol.

Some past studies have challenged whether ethanol is an appropriate source of fuel and fuel additives because of concerns about energy efficiency, potential health effects, cost and impact on air quality. Federal energy policy, as set forth in the Energy Policy Act of 2005, strongly supports ethanol production. If a consensus develops that ethanol production does not enhance our overall energy policy, our ability to produce and market ethanol could be materially and adversely affected.

The cost of compliance and/or non-compliance with extensive environmental laws and regulations could have a material adverse effect on our business.

We will be subject to various federal, state and local environmental laws and regulations, such as those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. We are required to obtain permits that must be renewed from time to time to operate our business. Additionally, compliance with new or amended environmental laws, regulations and/or permits, or new interpretations of such laws, regulations and/or permits, could require us to incur significant expense. Such changes in laws, regulations and/or permits, or increased enforcement by governmental authorities, may have a material adverse effect on our financial condition. These laws, regulations and permits may limit our operations, require us to alter our production process or purchase pollution control equipment, any of which could negatively impact our business. We may not at all times be in complete compliance with these laws, regulations and/or permits and we cannot guarantee that we will be successful in obtaining all permits required to operate our business. A violation of these laws and regulations or permits can result in significant fines, criminal sanctions, permit revocations, damages and/or operational shutdowns.

We may be subject to legal actions brought by third parties for actual or alleged violations of certain of our environmental permits or environmental laws and regulations.

We also may be subject to legal actions from third parties alleging that we have an obligation to remediate or respond to an environmental condition or alleging property damage and/or personal injury resulting from the handling, producing, storing, transporting, and/or using our raw materials and/or products. Ethanol production may produce an odor which may be objectionable to surrounding residents, and may increase dust in the vicinity of the plant due to our operations and the transportation of grain to our facilities and transportation of ethanol and distillers grains from our facilities. Such activities could subject us to nuisance, trespass or similar claims by employees of our facilities or property owners or residents in the vicinity of the plant. The occurrence of events which result in significant personal injury or damage to property or third parties that is not fully covered by insurance could have a material adverse impact on our results of operations and financial condition.

We may be subject to liability for the investigation and cleanup of environmental contamination at our facilities and/or at off-site properties where we arrange for the disposal of hazardous materials. If such materials are disposed of or released at sites that undergo investigation and/or remediation, we may be responsible under environmental laws for all or part of the costs of such investigation and/or remediation, and for damages to natural resources. We may also be subject to related claims by private parties alleging property damage and/or personal injury due to exposure to hazardous or other materials at, on, under or from such properties. Some of these matters may require us to expend significant amounts of money for investigation and/or cleanup or other costs.

Risks Relating to Ownership of our Common Stock Following the Merger

There is no established public trading market for our common stock and we do not know if one will develop. Even if a market does develop, the stock prices in the market may not exceed the value of the Cirracor common stock prior to the merger.

There is no established public trading market for our common stock and our common stock is not currently listed on a national stock exchange. In addition, there are few public companies with substantial ethanol operations that are currently traded in public markets. We cannot predict the extent to which investor interest in our company after the merger will lead to the development of an active trading market, or how liquid that market may become, especially if few stock analysts follow our stock or issue research reports concerning our business or the ethanol industry in general. If an active trading market does not develop, you may have difficulty selling the shares you hold after the merger.

The merger consideration was determined by negotiations among the merger parties and may not be indicative of prices that will prevail in the open market following the merger. Consequently, you may be unable to sell shares of our common stock at prices equal to or greater than the price at which you could sell your Cirracor common stock prior to the merger.

Our common stock price may be volatile and you may lose all or part of the value of your common stock.

The market price of our common stock could fluctuate significantly, and you may be unable to resell your shares at or above their current value. Those fluctuations could be based on various factors, including:

•	our operating performance and the performance of our competitors;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in earnings estimates or recommendations by research analysts who might follow us or other companies in our industry;

•	variations in general economic conditions;

•	the number of shares to be publicly traded after this offering;

•	actions of our existing stockholders, including sales of common stock by our directors and executive officers;

•	the arrival or departure of key personnel; and

•	other developments affecting us, our industry or our competitors.

In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations may be unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company after the merger or its performance, and those fluctuations could materially reduce our common stock price.

Our ability to issue additional shares may dilute or otherwise limit your voting or economic rights.

We expect to seek additional equity financing in the future, which may cause dilution to the holders of our common stock, and a reduction in their equity interest. Stockholders do not have any preemptive rights with regard to shares to be issued by us in the future in connection with any such additional equity financing. If we sell additional shares, the sale price of those shares could be higher or lower than the price per share of the Cirracor stock prior to the merger. If we issue additional shares at a lower price, the value of your shares may decrease. Issuances of additional shares may also have the effect of diluting or otherwise limiting your voting or economic rights in the company. Furthermore, we will assume in connection with the merger a stock option pool representing up to 10% of the fully diluted stock of our company after the merger to attract, retain and reward our key directors, managers and employees, which program would be dilutive to all existing stockholders.

Shares eligible for sale after the merger could adversely affect the price of the shares of our common stock.

Following the merger, stockholders will be free to sell shares of our common stock, subject to obtaining necessary corporate authorizations and approvals from securities regulators in relevant jurisdictions. In addition, certain stockholders will have the right to require us to register the resale of their shares. The sale of a significant number of shares by any one or more of our stockholders, or the perception that these sales may occur, could adversely affect the market price of our common stock. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock.

On June 7, 2006, Panda Ethanol entered into a registration rights agreement with the purchasers of its common stock. This agreement covered the registration of a total of 28,800,000 shares of common stock of Panda Ethanol, which after the merger will become 28,800,000 shares of common stock of the surviving corporation, also covered by the registration rights agreement. The registration rights agreement requires us to register for resale all of these shares by the 75th calendar day following the effective time of the merger. In the event that we fail to file a registration statement by this date, we will be required to pay to the stockholders that are parties to the agreement partial liquidated damages of 1% of the amount initially invested in Panda Ethanol, with an additional 1% on each monthly anniversary of this date. Under the registration rights agreement, 75% of the Panda Ethanol shares held by Panda Energy will be subject to a six-month lockup period from the effective date of the registration statement. The filing of any resale registration statement and the sale of shares thereunder could have a material adverse effect on the market price of our common stock. In addition, simultaneously with the merger, the surviving corporation will execute a registration rights agreement covering all of the shares of its common stock held by Grove Panda.

The stockholders of Panda Ethanol will exert significant influence over us after the completion of the merger. Their interests may not coincide with yours and they may make decisions with which you may disagree.

After the merger, current stockholders of Panda Ethanol will together control up to 96% of our outstanding common stock. As a result, these stockholders, acting individually or together, could control substantially all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company after the merger and make some transactions more difficult or impossible without the support of these stockholders. The interests of these stockholders may not always coincide with our interests as a company or the interest of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that you would not approve or make decisions with which you may disagree.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on your initial investment in our common stock or that of Panda Ethanol may be limited to the value of our stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock after the merger in the foreseeable future. The payment of dividends will depend on our earnings, capital requirements, financial condition, prospects and other factors our board of directors may deem relevant. If we do not pay dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

We may be a U.S. real property holding corporation, in which case non-U.S. Holders may be subject to U.S. federal income tax (including withholding tax) in connection with the disposition of our shares, and U.S. Holders selling our shares may be required to certify as to their status in order to avoid withholding.

A non-U.S. Holder of our common stock generally will be subject to U.S. federal income tax with respect to distributions made by us that are treated as dividends for U.S. federal income tax purposes. A non-U.S. Holder of our common stock generally will not be subject to U.S. federal income tax on gain from the sale or other disposition of our common stock. However, a non-U.S. Holder of our common stock will be subject to U.S. federal income tax at regular U.S. tax rates with respect to such sale or other disposition if we are, or have been, a “U.S. real property holding corporation,” within the meaning of the Code, at any time within the five-year period preceding the disposition (or the non-U.S. Holder’s holding period if shorter). Generally, we will be a U.S. real property holding corporation if the fair market value of our U.S. real property interests, equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable Treasury Regulations.

Certain non-U.S. Holders of our common stock may be eligible for an exception to the foregoing rule relating to U.S. real property holding corporations if our common stock is regularly traded on an established securities market during the calendar year in which the sale or disposition occurs and the non-U.S. Holder holds no more than 5% of our outstanding common stock, directly or indirectly, during the relevant period (the “5% exception”). If, however, we are a U.S. real property holding corporation during the relevant time period, and the 5% exception does not apply, the buyer or other transferee of our common stock will generally be required to withhold tax at the rate of 10% on the sales price or other amount realized, unless the transferor furnishes an affidavit certifying that it is not a foreign person in the manner and form specified in the applicable Treasury Regulations.

We believe that neither we nor Panda Ethanol have been or are currently a U.S. real property holding corporation within the meaning of the Code, and we do not expect to become a U.S. real property holding corporation after the merger. However, no assurances can be made in this regard.

We are a public company and are subject to financial reporting and other requirements, which may put a strain on our accounting, internal audit and other management systems and resources.

We are subject to reporting and other obligations under the Exchange Act, which may include the requirements of Section 404 of the Sarbanes-Oxley Act beginning in 2007. Section 404 would require annual management assessment of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. Section 404 and all reporting and other obligations under the Exchange Act will place significant demands on our management, administrative, operational, internal audit and accounting resources.

Since Panda Ethanol was a privately held company prior to the merger, we anticipate that we will need to upgrade the systems; implement additional financial and management controls, reporting systems and procedures; implement an internal audit function; and hire additional accounting, internal audit and finance staff in order to prepare Panda Ethanol to comply with the financial reporting and other requirements to which we are or may become subject. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

Risks Related to the Merger

Because the market price of our common stock may fluctuate, Cirracor stockholders cannot be sure of the value of the shares to be issued to the stockholders of Panda Ethanol in the merger.

When we complete the merger, the stockholders of Panda Ethanol will receive 28,800,000 shares of our common stock. This number is fixed and will not be adjusted for changes in the market price of our common stock. The merger agreement does not provide for any price-based termination right. Accordingly, the market value of the Cirracor common stock that Panda Ethanol stockholders will be entitled to receive when we complete the merger will depend on the market value of our common stock at the time that we complete the merger and could vary significantly from the market value on the date of this proxy statement or the date of the special meeting. The market value of the Cirracor common stock may also fluctuate after the completion of the merger. See “Market Prices and Dividend Data for Cirracor” on page 34.

These variations could result from changes in the business, operations or prospects of Cirracor and Panda Ethanol prior to or following the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Cirracor. We may complete the merger a considerable period after the date of the special meeting. As such, at the time of the special meeting, Cirracor stockholders will not know with certainty the value of the common stock that will be issues upon completion of the merger.

Any delay in completing the merger may reduce or eliminate the benefits expected.

The merger is subject to a number of conditions beyond our control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. Any delay in satisfying these conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause us not to realize some or all of the synergies that we expect to achieve if the merger is successfully completed within its expected timeframe. See “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 51.

Completion of, or the failure to complete, the merger could adversely affect our stock price and future business and operations.

The merger is subject to the satisfaction of various closing conditions, including the approval by both Cirracor and Panda Ethanol stockholders, and there can be no assurance that the merger will be successfully completed. In the event that the merger is not consummated, we will be subject to many risks, including the costs related to the merger, such as legal, accounting and advisory fees, which must be paid even if the merger is not completed. If the merger is not consummated for any reason, the market price of our common stock could decline and/or return to the market prices prior to the announcement of the merger.

Our common stock is currently quoted on the OTCBB, and we anticipate that the common stock of the surviving company will be quoted on the OTCBB. We cannot predict how the market will react to the merger. Even the successful completion of the merger may negatively affect the stock price of our company after the merger.

The merger agreement contains provisions that could discourage a potential competing merger partner that might provide more value to the Cirracor stockholders than that offered by Panda Ethanol.

The merger agreement contains a “no solicitation” provision that, subject to limited exceptions, restrict our ability to solicit, initiate, execute or encourage competing third-party proposals to enter into a business combination with us. Further, there are only limited exceptions to the agreement of Grove Panda, our controlling stockholder, to vote to approve the merger agreement, the merger, and the related transactions. We describe these provisions under “The Merger Agreement — Limitation on Considering Other Acquisition Proposals” beginning on page 51 and “— Termination of the Merger Agreement” beginning on page 54. These provisions could discourage a potential competing merger partner that might have an interest in consummating a business combination with us that might provide greater value to you than that offered by the merger with Panda Ethanol.

If the merger is terminated and we determine to seek another business combination, we may be unable to negotiate a transaction with another company on terms comparable to, or better than, the terms of the merger.

THE COMPANIES

Cirracor, Inc.

Cirracor, Inc. has designed and built web sites and web applications. Cirracor has provided web development services to enterprises of varying sizes. Cirracor has aimed to be a single source of web services for businesses by providing custom graphics, advanced technical designs and detailed site maintenance services. Since May 2006, Cirracor’s primary objective has been to complete the merger with Panda Ethanol, and Cirracor has ceased its web design operations. Because Cirracor has limited operations and assets, it may be considered a shell company as defined in Rule 12b-2 of the Exchange Act.

In the event that the merger is consummated, Cirracor anticipates that it will be engaged exclusively in the projected business of Panda Ethanol.

Cirracor’s principal executive offices are located at 3375 Toopal Drive, Suite 101, Oceanside, California 92054. Cirracor’s telephone number is (760) 277-1505. Cirracor’s website is located at www.cirracor.com. Additional information regarding Cirracor is contained in its filings with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 102, and under “Other Information Related to Cirracor” beginning on page 63 and elsewhere in this proxy statement.

Panda Ethanol, Inc.

Panda Ethanol, Inc. is headquartered in Dallas, Texas. Panda Ethanol is currently developing fuel ethanol plants and biomass facilities in the United States. Panda Ethanol anticipates that its ethanol facilities will operate on a continuous basis and, where available, will utilize biomass energy technology as a fuel source. Panda Ethanol is currently developing ethanol production facilities in Hereford, Texas, Haskell, Kansas and Yuma, Colorado. Panda Ethanol estimates that the Hereford facility will be completed sometime in the fourth quarter of 2007, and that the Haskell and Yuma facilities will be completed in the second quarter of 2008.

The facility in Hereford, Texas will be constructed on a 383-acre site and is expected to produce approximately 105 million gallons of denatured ethanol per year. Panda Ethanol has received air permits for the Hereford facility and began construction in August 2006. On June 7, 2006, Panda Ethanol closed a private placement for total gross proceeds of approximately $90.0 million. On July 28, 2006, a wholly-owned subsidiary of Panda Ethanol entered into project level debt financings aggregating approximately $188.1 million.

The Haskell, Kansas and the Yuma, Colorado facilities are also designed to each produce approximately 105 million gallons of denatured ethanol per year. Panda Ethanol has received air permits for the Haskell project and has applied for a waste water discharge permit. After receipt of the waste water discharge permit, Panda Ethanol plans to proceed with financing and construction of the Haskell facility. Panda Ethanol is in the process of obtaining an air permit for the Yuma project and expects that the air permit will be issued in September 2006, after which Panda Ethanol will proceed with financing and construction.

Panda Energy, Panda Ethanol’s founder and largest stockholder, has 25 years experience as a company with a team of professionals that has developed, financed, constructed, owned and operated power generation facilities and other large scale, energy-related projects. Panda Ethanol believes it is well-positioned to benefit from Panda Energy’s experience, relationships and experienced management team and employee base.

Panda Ethanol’s principal executive offices are located at 4100 Spring Valley, Suite 1001, Dallas, Texas 75244. Panda Ethanol’s telephone number is (972) 980-7159.

MARKET PRICES AND DIVIDEND DATA FOR CIRRACOR

Cirracor’s common stock is available for quotation on the OTCBB under the trading symbol “CIRC.OB.” The OTCBB is an electronic quotation medium for securities that are not listed on a national securities exchange such as the American Stock Exchange or the New York Stock Exchange. The market for such securities is extremely limited and the prices quoted are not a reliable indication of the value of the Cirracor common stock. As of August 31, 2006, the Cirracor common stock has never been traded. Accordingly, we have not included a table setting forth the historical market prices for Cirracor’s common stock.

Since it has never been traded, there was no closing price per share of the Cirracor common stock on May 17, 2006, the last full trading day before the public announcement of the merger, or on                  , 2006, the latest practicable trading day before the printing of this proxy statement.

As of August 31, 2006, 3,520,250 shares of Cirracor common stock were issued and outstanding held by ten record holders of Cirracor common stock. The only shareholders of Cirracor who hold 5% or more of Cirracor’s stock are Grove Panda Investments, LLC, who will own 2.84% of the shares outstanding after the merger. None of Cirracor’s officers or directors own or to our knowledge, will own any of Cirracor’s stock. Cirracor has no commitments to issue, nor does it expect to issue, any shares to any of its current 5% holders, officers or directors.

Following the merger, we anticipate that Cirracor’s common stock will be quoted on the OTCBB.

There have been no cash dividends declared on the Cirracor common stock. Dividends are declared at the sole discretion of Cirracor’s board of directors. Each holder of Cirracor common stock is entitled to a pro rata share of cash distributions made to stockholders, including dividend payments. The holders of Cirracor common stock are entitled to receive dividends when, as and if declared by Cirracor’s board of directors from funds legally available therefore. Cash dividends are at the sole discretion of its board of directors. In the event of Cirracor’s liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of Cirracor’s liabilities and after provision has been made for each class of stock, if any, having any preference in relation to Cirracor’s common stock. Cirracor and, after the merger, the surviving company intend to reinvest earnings to fund future growth. Accordingly, we do not anticipate that cash dividends will be paid on the Cirracor common stock in the foreseeable future.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of Cirracor for use at the special meeting of stockholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting on                  , 2006, at          [a.m.][p.m.], Newport Beach, California Time, at the office of M2 Law Professional Corporation, 500 Newport Center Drive, Suite 800, Newport Beach, California 92660.

Purpose of the Special Meeting

At the special meeting, we will ask the stockholders of our common stock to adopt the merger agreement, approve the reverse stock split, and approve the Amended and Restated Articles of Incorporation and, if there are not sufficient votes in favor of the adoption of the merger agreement, the approval of the reverse stock split or the approval of the Amended and Restated Articles of Incorporation, to adjourn or postpone the special meeting to a later date to solicit additional proxies in favor of adoption of the merger agreement, the reverse stock split and the Amended and Restated Articles of Incorporation.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of Cirracor common stock at the close of business on                  , 2006, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, 3,520,250 shares of Cirracor common stock were issued and outstanding and held by approximately ten holders of record. Holders of record of Cirracor common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement, the proposal to approve the reverse stock split, the proposal to approve the Amended and Restated Articles of Incorporation and the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in favor of adoption of the merger agreement, approval of the reverse stock split and approval of the Amended and Restated Articles of Incorporation.

A quorum of stockholders is necessary to hold a valid special meeting. Under Cirracor’s amended and restated bylaws, a quorum is present at the special meeting if a majority of the shares of Cirracor common stock entitled to vote on the record date are present, in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and “broker non-votes” (where a broker or nominee does not or cannot exercise discretionary authority to vote on a matter) will be counted as present.

Vote Required

The adoption of the merger agreement, the approval of the reverse stock split and the approval of the Amended and Restated Articles of Incorporation each require the affirmative vote of the holders of at least a majority of the shares of Cirracor common stock entitled to vote at the special meeting. Adoption of the merger agreement is a condition to the closing of the merger. Adoption of the merger proposal is conditioned on the adoption of the reverse stock split and the approval of the Amended and Restated Articles of Incorporation. Furthermore, the reverse stock split and the proposal to approve the Amended and Restated Articles of Incorporation will not be presented to the meeting unless the merger proposal is approved. If a Cirracor stockholder abstains from voting or does not vote, either in person or represented by proxy, it will count as a vote “AGAINST” the adoption of the merger agreement, the approval of the reverse stock split and the approval of the Amended and Restated Articles of Incorporation. Each “broker non-vote” will also count as a vote “AGAINST” the adoption of the merger agreement, the approval of the reverse stock split and the approval of the Amended and Restated Articles of Incorporation. Brokers holding stock for the accounts of their clients who have not given them specific voting instructions are not allowed to vote client proxies on the proposal to adopt the merger agreement, approve the reverse stock split or approve the Amended and Restated Articles of Incorporation.

Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in favor of adoption of the merger agreement, the reverse stock split and the Amended and Restated Articles of Incorporation requires the affirmative vote of at least a majority of the votes cast by holders of Cirracor common stock present, in person or represented by proxy, at the special meeting provided a quorum is present, in person or represented by proxy, at the special meeting. Abstentions and “broker non-votes” will not be counted as votes cast and will not have an effect on the outcome of this proposal.

Voting of Proxies

If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger proposal, “FOR” the reverse stock split proposal, “FOR” the charter amendment proposal, at the special meeting and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in favor of adoption of the merger agreement.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the Internet or telephone if your broker or bank provides such a service. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank. If you plan to attend the special meeting, you will need a proxy from your broker or bank in order to vote the shares. If you do not return your bank’s or broker’s voting form, vote via the Internet or telephone through your broker or bank, if possible, or attend the special meeting and vote in person with a proxy from your broker or bank, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement, the approval of the reverse stock split, the approval of the Amended and Restated Articles of Incorporation.

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted at the special meeting. If your shares are registered in your name, you may revoke your proxy in one of the three following ways:

First, you can deliver a written notice to the Secretary of Cirracor bearing a date later than the proxy you delivered to Cirracor stating that you would like to revoke your proxy, provided the notice is received by [a.m.] [p.m.] Newport Beach, California Time on                  , 2006.

Second, you can complete, execute and deliver to the Secretary of Cirracor a new, later-dated proxy card for the same shares.

Third, you can attend the special meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy. Any written notice of revocation or subsequent proxy should be delivered to Cirracor, Inc., 3375 Toopal Drive, Suite 101, Oceanside, California 92054, Attention: Secretary, or hand-delivered to Cirracor’s Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change your vote.

Board of Directors’ Recommendations

At a meeting held on May 18, 2006, after careful consideration, Cirracor’s board of directors unanimously approved and declared advisable the merger agreement and the terms and conditions of the merger, including the reverse stock split and the Amended and Restated Articles of Incorporation, and determined that the merger agreement and the terms and conditions of the merger, including the reverse stock split and the Amended and Restated Articles of Incorporation, are fair to, advisable and in the best interests of Cirracor and its stockholders. Cirracor’s board of directors unanimously recommends that Cirracor stockholders vote “FOR” the proposal to adopt the merger agreement, also unanimously recommends that stockholders vote “FOR” the proposal to approve the reverse stock split, also unanimously recommends that stockholders vote “FOR” the approval of the Amended and Restated Articles of Incorporation at the special meeting and also unanimously recommends that stockholders vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of adoption of the merger agreement, the reverse stock split and the Amended and Restated Articles of Incorporation.

Voting by Cirracor Directors and Executive Officers

As of the record date for the special meeting, the directors and executive officers of Cirracor as a group beneficially owned and were not entitled to vote any shares of Cirracor common stock, or to exercise any of the aggregate voting power for all outstanding shares of Cirracor common stock on that date.

Voting by Controlling Stockholder

As of the record date for the special meeting, Grove Panda beneficially owned and was entitled to vote 2,749,250 shares of Cirracor common stock, or 78% of the aggregate voting power for all outstanding shares of Cirracor common stock on that date. Pursuant to the merger agreement, Grove Panda has agreed that it will vote all of its Cirracor common stock in favor of the reverse stock split, the merger agreement, the merger and the transactions contemplated thereby. Grove Panda has indicated its present intention to vote, or cause to be voted, the shares of Cirracor common stock owned by it “FOR” the adoption of the merger agreement, “FOR” the proposal to approve the reverse stock split, and “FOR” the proposal to approve the Amended and Restated Articles of Incorporation.

Abstentions and Broker Non-Votes

Stockholders that abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, but will be counted to determine whether a quorum is present at the special meeting and will be counted as voting power present at the special meeting. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal to adopt the merger agreement, “AGAINST” the proposal to approve the reverse stock split, and “AGAINST” the Amended and Restated Articles of Incorporation because adoption of these proposals requires the affirmative vote of a majority of all outstanding shares of our common stock. For the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions and broker non-votes will have no effect on the outcome of the proposal.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Cirracor. In addition, Cirracor may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of Cirracor’s directors, officers and employees personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Multiple Stockholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Securities Exchange Act of 1934, as amended, one proxy statement may be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. Cirracor will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to our Secretary, Cirracor, Inc., 3375 Toopal Drive, Suite 101, Oceanside, California 92054, or at telephone number (760) 277-1505. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Cirracor at the address and phone number set forth in the prior sentence.

Postponement or Adjournment of Meeting

Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies or if a quorum is not present. Cirracor’s bylaws permit adjournment without notice other than an announcement of the new time and place of the re-convened special meeting as required by law by a majority vote of the shares entitled to vote at the special meeting that are present in person or represented by proxy and vote for or against the adjournment. In the event that there are insufficient shares represented in person or by proxy at the special meeting to constitute a quorum required for conduct of business at the special meeting, or to solicit additional proxies, the special meeting may be postponed or adjourned one or more times until a quorum is present or represented by proxy, or sufficient proxies have been solicited to adopt the merger agreement, the reverse stock split, the Amended and Restated Articles of Incorporation.

Stockholder List

A list of Cirracor stockholders entitled to vote at the special meeting will be available for examination by any Cirracor stockholder at the special meeting. For a period commencing no later than two business days after mailing of this notice and ending no earlier than the date and time of the special meeting, this stockholder list will be available for inspection during ordinary business hours at Cirracor’s principal executive offices located at 3375 Toopal Drive, Suite 101, Oceanside, California 92054.

THE MERGER

The following discussion summarizes the material terms of the merger. We urge you to read carefully the merger agreement, which is attached as Annex A to this proxy statement.

Background to the Merger

The terms of the merger agreement are the result of arm’s length negotiations between representatives of Cirracor and Panda Ethanol. The following is a brief discussion of the background of these negotiations, the merger agreement and related transactions.

Cirracor was formed on October 12, 2001 to provide website development services. In May 2003, Cirracor’s registration statement on Form SB-2 was declared effective by the SEC, which registered 1,250,000 shares of Cirracor common stock to be offered in a public offering along with 693,750 shares of common stock held by Cirracor stockholders. Pursuant to the registration statement, Cirracor issued 36,500 shares of common stock at $0.20 per share for proceeds of $7,300 during August 2003, and 270,000 shares of common stock at $0.20 per share for proceeds of $54,000 during December 2003.

In early 2006, Panda Energy decided it wanted to explore the possibility of taking its ethanol related activities public in an effort to take advantage of strong valuations of ethanol companies in the public market at that time and to access equity financing to grow its ethanol business. The idea of going public via a reverse merger arose from conversations between Energy Capital Solutions, LP, or ECS, and finance personnel at Panda Energy. The finance staff at Panda Energy undertook the task of familiarizing themselves with the reverse merger process subsequent to initial conversations between ECS and Panda Energy. ECS contacted Bonanza Capital, Ltd., or Bonanza, who in turn contacted Grove Street regarding a reverse merger and subsequent meetings and conversations amongst the parties ensued. Bonanza and ECS provided guidance on a possible valuation for Panda Energy’s ethanol interests and Panda Energy decided to move forward with the reverse merger concept at the same time as it pursued alternatives for financing various ethanol activities it was pursuing. An engagement letter was signed on April 18, 2006 between Panda Ethanol Holdings, LLC and ECS for ECS to act as Panda Ethanol Holdings, LLC ‘s financial advisor pursuant to a potential reverse merger and equity offering. Panda Ethanol Holdings, LLC became a part of Panda Ethanol in May 2006 when Panda Energy incorporated Panda Ethanol and transferred to Panda Ethanol all of its ethanol interests and activities.

At a meeting with Panda Energy in early 2006, Grove Street and Bonanza suggested that Panda Energy pursue a private placement of equity by an ethanol subsidiary in combination with a merger or acquisition of a U.S. public company that had limited operations and a small number of stockholders. Subsequent to this meeting, Grove Street suggested a merger with Cirracor, Inc., a web based design company with which Panda Energy had had no prior contact.

On March 21, 2006, Grove Street initially approached Cirracor’s officers and sole director regarding a potential merger between Cirracor and an ethanol subsidiary of Panda Energy, which would be consummated after the anticipated equity offering by the ethanol subsidiary. In its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006, Cirracor announced that, while it would continue to market its services, its primary objective was to acquire or merge with an established company with already-established product lines.

Throughout April, the parties discussed with Cirracor’s officers and sole director the terms of the potential merger and equity offering. On May 12, 2006, Grove Panda, an entity formed by Grove Street and managed by Peter G. Geddes, purchased 2,500,000 shares of Cirracor common stock, or 71% of the aggregate voting power of all outstanding shares of Cirracor common stock on that date, from Sean Connelly.

In late April and early May, negotiations continued over the terms of the merger agreement and the equity offering. During this time, Panda Energy and ECS proceeded to locate investors interested in participating in the equity offering.

On May 18, 2006, the sole director of Cirracor reviewed and approved the final terms of the merger agreement and related documents. No consideration was given to securing an opinion of an independent investment banker or other financial advisor to the effect that the merger would be fair, from a financial point of view, to the Cirracor stockholders, in light of the fact that the sole director believed the transaction to be fair and that the terms of the merger did not give rise to any inherent conflict of interest between Cirracor’s management, directors, principal and other stockholders. In reviewing the fairness of the merger agreement, the sole director took into account the factors discussed under “— Reasons for the Merger and Recommendation of the Cirracor Board of Directors” beginning on page 40. The merger agreement was signed on May 18, 2006. On May 24, 2006, Cirracor filed a Form 8-K announcing the execution of the merger agreement and describing its terms.

On June 7, 2006 the sole director approved an amendment to the merger agreement to allow Panda Ethanol to issue to institutional or accredited investors approximately $90,000,000 of common stock at a price of $6.01 per share in order to complete its private equity offering. The amendment also provided that, effective immediately after the effective time of the merger and for a period of 24 months thereafter, no more than 10% of the shares of the surviving company outstanding on a fully diluted basis as of the effective time of the merger may be reserved for grant or issuance under any stock option plans. The merger agreement was amended on June 7, 2006. On June 13, 2006, Cirracor filed a Form 8-K announcing the execution of the amendment and describing its terms.

Panda Ethanol completed the private placement of $90 million of common equity on June 7, 2006, with ECS’s assistance.

Reasons for the Merger and Recommendation of the Cirracor Board of Directors

Panda Ethanol is currently developing fuel ethanol plants and biomass facilities in the United States. Cirracor believes that a business combination with Panda Ethanol will provide Cirracor stockholders with an opportunity to participate in a company with growth potential in the ethanol industry.

In making its recommendation, Cirracor’s board of directors took into account, among other things, the business, competitive position, strategy and prospects of Panda Ethanol, the fairness of the merger, from a financial point of view, to the holders of Cirracor common stock, and the terms and conditions of the merger agreement.

Interests of Cirracor’s Executive Officers and Directors in the Merger

Cirracor’s executive officers and directors do not have any independent interests in the merger.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Nevada law, at the effective time of the merger, Panda Ethanol, Inc. will merge with and into Cirracor and Cirracor will survive the merger.

Merger Consideration

At the effective time of the merger, each outstanding share of common stock of Panda Ethanol (other than treasury shares, shares held by Panda Ethanol or any direct or indirect wholly-owned subsidiary of Panda Ethanol or Cirracor and shares held by stockholders who perfect their dissenters’ rights) will be converted into the right to receive one share of Cirracor common stock. Treasury shares and shares held by Panda Ethanol or any direct or indirect wholly-owned subsidiary of Panda Ethanol or Cirracor will be cancelled immediately prior to the effective time of the merger. As of the effective time of the merger, all shares of Panda Ethanol common stock will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate representing any shares of Panda Ethanol common stock (other than stockholders of Panda Ethanol who have perfected their dissenters’ rights under Delaware law) will cease to have any rights as a stockholder, except the right to receive one share of Cirracor common stock per share of Panda Ethanol common stock. The conversion ratio of one share of Cirracor common stock (post reverse stock split) per share of Panda Ethanol common stock was determined through arm’s-length negotiations between Panda Ethanol and Cirracor.

Effective Time of the Merger

The merger will become effective upon the later of the time of filing of articles of merger with the Secretary of State of the State of Nevada and a certificate of merger with the Secretary of State of the State of Delaware, or such later time as the parties agree should be specified in the articles of merger and the certificate of merger. The closing of the merger will take place at 10:00 a.m. central time on the business day after the satisfaction or waiver of each of the conditions to the closing set forth in the merger agreement and as described in this proxy statement, or on such other date as the parties may agree. We currently anticipate the merger to be completed by January 5, 2007.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to Cirracor, Panda Ethanol and to stockholders who hold their Cirracor stock as a capital asset within the meaning of Section 1221 of the Code. This summary is based on the Code, the Treasury Regulations promulgated thereunder, published statements by the IRS and other applicable authorities in effect, as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. We have not and will not request a ruling from the Internal Revenue Service (“IRS”) as to the U.S. federal income tax consequences of the merger, and the following summary is not binding on the IRS or the courts. This summary does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, partnerships and other pass-through entities, broker-dealers and tax-exempt entities. Further, it does not address the tax consequences of the merger under the alternative minimum tax provisions of the Code, state, local and foreign laws, or under U.S. federal tax law other than income tax law. This summary also assumes that the shares of common stock held immediately prior to the effective time of the merger were, and the new shares received will be, held as a “capital asset,” as defined in the Code (generally, property held for investment).

Cirracor stockholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including any applicable federal, state, local and foreign tax consequences.

Consequences to U.S. Holders of Cirracor Common Stock

General

Cirracor and Panda Ethanol have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

For purposes of this proxy statement, a “U.S. Holder” is:

•	a U.S. citizen or resident alien as determined under the Code;

•	a corporation or other entity taxable as a corporation under the Code, that is created or organized under the laws of the United States, any state or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and at least one U.S. person is authorized to control all of its substantial decisions or (ii) it was in existence on August 20, 1996, it was treated as a U.S. person under the law in existence immediately before such date, and a valid election is made to continue to treat the trust as a U.S. person.

If a partnership holds Cirracor stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. A partner in a partnership holding Cirracor stock should consult its tax advisor.

As a result of the merger constituting a reorganization within the meaning of Section 368(a) of the Code:

•	U.S. Holders of Cirracor common stock will not recognize any gain or loss upon the consummation of the merger.

•	The aggregate tax basis of the Cirracor common stock held by a U.S. Holder immediately after the merger will be the same as the U.S. Holder’s tax basis in the Cirracor common stock immediately prior to the merger.

•	The holding period of the Cirracor common stock held by a U.S. Holder after the merger will include the U.S. Holder’s holding period of the Cirracor common stock held prior to the merger.

•	If a U.S. Holder holds shares of Cirracor common stock with differing tax bases and/or holding periods, the preceding rules must be applied to each identifiable block of Cirracor common stock held by the U.S. Holder.

Exercise of Dissenters’ Rights

A dissenting U.S. Holder of Cirracor common stock who perfects appraisal rights will recognize gain or loss with respect to his or its shares of Cirracor stock equal to the difference between the amount of cash received and his or its basis in such shares. Such gain or loss will generally be long term capital gain or loss, provided the shares were held for more than one year prior to the disposition of the shares. Interest, if any, awarded in an appraisal proceeding by a court will be included in such stockholder’s income as ordinary income.

Backup Withholding and Information Reporting

Non-corporate U.S. Holders of Cirracor stock may be subject to information reporting and a backup withholding tax, currently at a rate of 28%, on any cash payments received on perfecting dissenters’ rights. You can generally avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

•	your correct taxpayer identification number;

•	a certification, under penalties of perjury, that you are not subject to backup withholding; and

•	you are a U.S. person (including a U.S. resident alien).

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the IRS.

Consequences to Non-U.S. Holders of Cirracor Common Stock

General

As used herein, a “non-U.S. Holder” is a person or holder other than a partnership or a “U.S. Holder,” as defined above.

As a result of the merger, non-U.S. Holders will not recognize gain or loss. Moreover, non-U.S. Holders of Cirracor common stock generally will be treated the same as U.S. Holders upon consummation of the merger, see “U.S. Federal Income Tax Consequences to U.S. Holders of Cirracor Common Stock — General.”

Exercise of Dissenters’ Rights

A non-U.S. Holder who exercises his or its dissenters’ rights generally will not be subject to U.S. federal income tax or withholding tax on any gain realized on the exchange unless (i) the gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States or (ii) the non-U.S. Holder is an individual who is present in the United States for periods aggregating 183 or more days in the taxable year of exercising the rights and certain other conditions are met. Interest, if any, awarded in an appraisal proceeding by a court generally will be subject U.S. federal income tax laws and subject to the 30% withholding tax, unless reduced by an applicable treaty.

Backup Withholding and Information Reporting

Following the merger, Cirracor must report to the IRS and to each non-U.S. Holder any cash payments received by such non-U.S. Holder upon perfecting dissenters’ rights. These information reporting requirements apply even if withholding was not required because of a treaty or Code exception. Copies of the information returns reporting those proceeds may also be made available to the tax authorities in the country in which the non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. A non-U.S. Holder generally will not be subject to additional information reporting or to backup withholding at a rate of 28% with respect to any cash payments received upon perfecting dissenters’ rights if, either: (i) the non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN or a suitable substitute form that he or it is not a “U.S. person,” as defined in the Code, and provides his or its name and address; or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds shares of Cirracor common stock on behalf of the non-U.S. Holder certifies under penalties of perjury that such a statement has been received from the non-U.S. Holder and furnishes a copy to Cirracor.

A non-U.S. Holder may obtain a refund or a credit against such non-U.S. Holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules provided the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

U.S. Federal Income Tax Consequences to Cirracor and Panda Ethanol

Because the merger is being structured to qualify as a reorganization within the meaning of Code Section 368(a), neither Cirracor nor Panda Ethanol will recognize gain or loss as a result of the merger. However, given the percentage of Cirracor common stock to be held by the stockholders of Panda Ethanol immediately after the merger, Cirracor will be treated as undergoing an ownership change, within the meaning of Code Section 382 and its ability to utilize any of its net operating losses, or NOLs, arising prior to the merger will be significantly limited under Code Section 382. NOLs of Panda Ethanol will be inherited by Cirracor as a result of the merger but will not be limited under Code Section 382 as a result of the merger. Thus, Cirracor will be able to utilize any NOLs of Panda Ethanol arising prior to the merger that have not yet been taken into account.

Tax Return Reporting Requirements

Each of Cirracor and Panda Ethanol will be required to retain records pertaining to the merger and will be required to file with their respective U.S. federal income tax returns for the year in which the merger takes place a statement setting forth certain facts relating to the merger as provided in Treasury Regulations Section 1.368-3(a).

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. THE HOLDERS OF CIRRACOR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Circular 230 Tax Disclosures

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH CIRRACOR’S PROMOTION OR MARKETING OF THE MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

DISSENTERS’ RIGHTS FOR CIRRACOR STOCKHOLDERS

Under Chapter 92A of the Nevada Revised Statutes, or NRS, stockholders of Cirracor that do not consent to the merger have the right to dissent from the merger and obtain cash payment for the “fair value” of their shares, which is defined as the value of the shares immediately before the effectuation of the merger. The text of the statute is set forth as Annex B of this proxy statement and Cirracor will require strict compliance with all statutory procedures in order for stockholders to perfect their rights.

The following is a brief summary of the material statutory procedures required by Chapter 92A of the NRS to be followed by a stockholder in order to dissent from the merger and perfect his or her dissenters’ rights. This summary is not intended to be a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 92A of the NRS. If you wish to consider exercising your dissenters’ rights, you should carefully review the text of Chapter 92A of the NRS contained in Annex B because failure to timely and properly comply with the requirements of the statute may result in waiver of your dissenters’ rights under Nevada law.

If you, as a Cirracor stockholder, wish to exercise your right to dissent, you must:

•	before the effective date of the merger, deliver written notice to Cirracor, Inc., 3375 Toopal Drive, Suite 101, Oceanside, CA 92054, Attention: Secretary, stating that you intend to demand payment for your shares if the merger is completed; and

•	not vote your shares in favor of the merger, either by proxy or in person.

Failure to vote against the merger will not constitute a waiver of dissenter’s rights. A vote against the merger is not deemed to satisfy the written notice requirement. If you satisfy the above conditions, Cirracor will send you a written dissenter’s notice within 10 days after the merger is effective. This dissenter’s notice shall:

•	specify where you should send your payment demand, and when and where you must deposit your stock certificates, if any;

•	inform holders of uncertified shares to what extent the transfer of their shares will be restricted after their payment demand is received;

•	supply a form of payment demand that includes the date the merger was first announced to the news media or the stockholders and requires that the person asserting dissenter’s rights must certify whether or not he or she acquired beneficial ownership of the shares before that date;

•	set a date by when Cirracor must receive the payment demand, which may not be less than 30 nor more than 60 days after the date the dissenter’s notice is delivered; and

•	provide a copy of the Nevada’s dissenters’ rights statute.

After receipt of the dissenter’s notice, if you still wish to exercise your dissenters’ rights, you must:

•	demand payment either through the delivery of the payment demand form to be provided;

•	certify whether you have acquired beneficial ownership of the shares before the date set forth in the dissenter’s notice; and

•	deposit your certificates, if any, in accordance with the terms of the dissenter’s notice.

Failure to demand payment in the proper form or deposit certificates as described in the dissenter’s notice will terminate your rights to receive payment for your shares pursuant to the NRS. Your rights as a stockholder will continue until those rights are cancelled or modified by the completion of the merger.

Within 30 days after receiving your properly executed payment demand, Cirracor will pay you what it determines to be the fair value of your shares, plus accrued interest computed from the effective date of the merger until the date of payment. The payment shall be accompanied by:

•	Cirracor’s balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholders’ equity for that year, and the latest available interim financial statements, if any;

•	an explanation of how Cirracor estimated the fair value of the shares and how the interest was calculated;

•	information regarding your rights to challenge the estimated fair value; and

•	a copy of Nevada’s dissenters’ rights statute.

Cirracor may elect to withhold payment if you became the beneficial owner of the shares on or after the date set forth in the dissenter’s notice. If Cirracor withholds payment, after the consummation of the merger, Cirracor will estimate the fair value of the shares, plus accrued interest, and offer to pay this amount to you in full satisfaction of your demand. This offer will contain a statement of Cirracor’s estimate of the fair value, an explanation of how the interest was calculated, and a statement of dissenters’ rights to demand payment under NRS Section 92A.480.

If you believe that the amount Cirracor pays in exchange for your dissenting shares is less than the fair value of your shares or that the interest has not been correctly determined, you can demand payment of the difference between your estimate and Cirracor’s offer. You must make such demand within 30 days after Cirracor has made or offered payment; otherwise, your right to challenge calculation of fair value terminates. If there is still disagreement about the fair market value within 60 days after Cirracor receives your demand, Cirracor will petition to the local district court in Nevada to determine the fair value of the shares and the accrued interest. If Cirracor does not commence such legal action with the 60-day period, Cirracor shall pay the amount demanded for all unsettled demands. All dissenters whose demands remain unsettled will be made parties to the proceeding, and are entitled to a judgment for either:

•	the amount, if any, by which the court finds the fair value of their shares, plus interest, exceeds the amount determined by Cirracor to be the fair value of the shares and paid by Cirracor upon receipt of the initial payment demand; or

•	the amount of the fair value, plus accrued interest, of the after-acquired shares for which Cirracor elected to withhold payment.

Cirracor will pay the costs and expenses of the court proceeding, unless the court finds the dissenters acted arbitrarily, vexatiously or in bad faith, in which case the costs will be equitably distributed. Attorney fees will be awarded as the court considers equitable.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We urge you to read carefully the merger agreement in its entirety because this summary may not contain all the information about the merger agreement that is important to you.

The merger agreement has been included to provide you with information regarding its terms and conditions. It is not intended to provide any other factual information about Cirracor or its business or Panda Ethanol or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information found elsewhere in this document and in the other public filings Cirracor makes with the SEC, which are available, without charge, at http://www.sec.gov.

The representations and warranties described below and included in the merger agreement were made by Cirracor and Grove Panda to Panda Ethanol and by Panda Ethanol to Cirracor and Grove Panda. These representations and warranties were made as of specific dates and are in some cases subject to important schedules, qualifications, limitations and supplemental information agreed to by Cirracor, Grove Panda and Panda Ethanol in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Cirracor and Grove Panda on the one hand and Panda Ethanol on the other, rather than to establish matters as facts.

Closing and Effective Time of the Merger

The closing of the merger will take place at 10:00 a.m. central time on the business day after the satisfaction or waiver of each of the conditions to closing set forth in the merger agreement (or as soon as practicable thereafter), or on such other date as Cirracor, Grove Panda and Panda Ethanol may agree. The merger will become effective upon the later of the time of filing of articles of merger with the Secretary of State of the State of Nevada and a certificate of merger with the Secretary of State of the State of Delaware, or such later time as the parties agree should be specified in the articles of merger and the certificate of merger.

Exchange of Shares; Procedures for Exchange of Certificates

Prior to the effective time of the merger, Cirracor will effect a reverse stock split whereby each share of Cirracor stock then outstanding shall be converted into 0.340885 of a share of Cirracor stock. After completion of the reverse stock split, each share of Cirracor stock issued and outstanding immediately prior to the effective time of the merger shall remain one share of the stock of the surviving corporation amounting in the aggregate to 1,200,000 shares, and all such shares taken together shall represent four percent (4%) of the issued and outstanding stock of the surviving corporation. Please see the section entitled “Other Proposals — Reverse Stock Split Proposal — Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates” for a discussion of the procedures for exchanging Cirracor stock certificates in connection with the reverse stock split.

As of the effective time of the merger, all shares of Panda Ethanol’s stock issued and outstanding immediately prior to the effective time of the merger shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Panda Ethanol’s stock shall cease to have any rights with respect thereto, except the right to receive certificates representing the applicable merger consideration to be issued in consideration therefore upon surrender of such certificates and the right of holders of dissenting shares to receive payment for their dissenting shares.

As soon as reasonably practicable after the effective time of the merger, the exchange agent shall mail to each holder of record of Panda Ethanol stock a letter of transmittal, with instructions for use in surrendering Panda Ethanol stock for stock in the surviving corporation. Upon surrender of a certificate representing Panda Ethanol stock for cancellation to the exchange agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the exchange agent, the holder of such certificate of Panda Ethanol stock will be entitled to receive in exchange therefor that number of whole shares of stock in the surviving corporation, and the certificate of Panda Ethanol stock so surrendered will be canceled. No fractional shares of stock in the surviving corporation will be issued in the merger.

In the event of a transfer of ownership of stock that is not registered in Panda Ethanol’s transfer records, a certificate evidencing the proper number of shares of the surviving corporation may be issued in exchange therefor to a person other than the person in whose name the certificate so surrendered is registered if such certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of stock in the surviving corporation to a person other than the registered holder of such certificate or establish to the satisfaction of the surviving corporation that such tax has been paid or is not applicable. Until surrendered, each certificate of Panda Ethanol stock will be deemed at any time after the effective time of the merger to represent only the right to receive upon such surrender stock in the surviving corporation pursuant to the relevant exchange ratio, plus certain dividends or other distributions.

No dividends or other distributions declared or made with respect to shares of the stock of the surviving corporation with a record date after the effective time of the merger will be paid to the holder of any unsurrendered certificates of Panda Ethanol until the surrender of the certificates.

At the close of business on the day on which the effective time of the merger occurs, the stock transfer books of Panda Ethanol will be closed and there will be no further registration of transfers. If, after the effective time of the merger, certificates of Panda Ethanol stock are presented to the surviving corporation or the exchange agent, the certificates will be canceled and exchanged as provided in the merger agreement. The exchange agent will issue the appropriate number of shares of common stock of the surviving corporation in exchange for any lost, stolen or destroyed certificates, upon the making of an affidavit and indemnity and subject to the requirement to deliver a bond in such sum as the exchange agent may direct in its reasonably commercial discretion.

Any portion of Panda Ethanol stock (and any dividends or distributions thereon) that remains undistributed to the holders of the certificates for six months after the effective time of the merger will be delivered to the surviving corporation, upon demand, and any holders of such Panda Ethanol stock may only look to the surviving corporation for fulfillment of their claims.

Representations and Warranties

Cirracor and Grove Panda have made a number of representations and warranties to Panda Ethanol relating to, among other things:

•	due organization, good standing and qualification;

•	subsidiaries;

•	capital structure;

•	corporate authority;

•	absence of conflicts;

•	governmental filings and consents;

•	compliance with SEC rules and regulations;

•	absence of certain changes or events;

•	absence of certain litigation;

•	employee benefit plans;

•	taxes;

•	environmental matters;

•	material contracts;

•	real property;

•	intellectual property;

•	brokers;

•	listing on the OTCBB;

•	unanimous board recommendation of the merger;

•	financial statements;

•	disclosure of material events, conditions and facts;

•	delivery of records;

•	compliance with securities laws in connection with stock issuances;

•	accuracy of information provided;

•	undisclosed liabilities;

•	no conflict with Cirracor’s business;

•	procedure for approving the merger; and

•	truth of statements.

Panda Ethanol has made a number of representations and warranties to Cirracor and Grove Panda in the merger agreement relating to, among other things:

•	due organization, good standing and qualification;

•	subsidiaries;

•	capital structure;

•	corporate authority;

•	absence of conflicts;

•	governmental filings and consents;

•	absence of certain changes or events;

•	absence of certain litigation;

•	taxes;

•	environmental matters;

•	material contracts;

•	real property;

•	intellectual property;

•	unanimous board recommendation of the merger; and

•	procedure for approving the merger.

The representations and warranties in the merger agreement or in any instrument delivered pursuant to the merger agreement will survive for a period of two years after the effective time of the merger.

Conduct of Business Pending the Merger

From the date of the merger agreement and until the earlier of the effective time of the merger, or until the prior termination of the merger agreement, Panda Ethanol and Cirracor will not, and Grove Panda shall cause Cirracor not to, unless mutually agreed to in writing:

•	engage in any transaction except for (i) transactions in the normal and ordinary course of business of Panda Ethanol and its subsidiaries, including the development and financing of current and future ethanol projects pursuant to Panda Ethanol and its subsidiaries’ ethanol project business, (ii) the sale by Panda Ethanol of shares of its common stock as contemplated in the merger agreement, (iii) the assumption of certain amounts of debt financing in connection with the construction of the Hereford facility, subject to future adjustment and (iv) the reverse stock split;

•	except in connection with the permitted transactions described above, sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

•	except in connection with the permitted transactions described above, fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve their material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that their good will and on-going business not be impaired prior to the effective time of the merger;

•	except in connection with the permitted transactions described above, suffer or permit any material adverse change to occur with respect to Panda Ethanol and Cirracor or their respective business or assets; or

•	make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by generally accepted accounting principles.

In addition, Panda Ethanol, Grove Panda and Cirracor have also agreed that:

•	Cirracor will, as soon as practicable following the execution of the merger agreement, call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining stockholder approval. As soon as practicable following the later of Panda Ethanol providing Cirracor (i) its audited financial statements for use in the proxy statement or (ii) all reasonably necessary information regarding Panda Ethanol as required for disclosure in the proxy statement, Cirracor will file with the SEC a preliminary and final definitive proxy statement pursuant to Rule 14a-3 under the Exchange Act, and will cause the proxy statement to be mailed to the holders of Cirracor common stock;

•	at the stockholder meeting, Grove Panda will vote all of its stock in Cirracor in favor of the reverse stock split, the merger agreement, the merger and the transactions contemplated thereby;

•	Panda Ethanol will, as promptly as practicable following the availability of its audited financial statements, call, give notice of, convene and hold a meeting of its stockholders, or obtain the written consent of the holders of at least a majority of the outstanding stock in Panda Ethanol, for the purpose of obtaining its stockholder approval;

•	Panda Ethanol and Cirracor will grant the other party and its representatives reasonable access during normal business hours during the period prior to the effective time of the merger to each of their properties, books, contracts, commitments, personnel and records and, during such period, Panda Ethanol and Cirracor will furnish promptly to the other party all information concerning each of their business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request;

•	each of the parties will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement;

•	each of the parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by the merger agreement, including making any SEC filing, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process;

•	all costs and expenses incurred in connection with the merger agreement and the transactions will be paid by the party incurring such expenses, except that Cirracor may not incur costs and expenses through the closing date in excess of $125,000; and

•	upon the effective time of the merger, the board of directors of the surviving corporation will consist of the directors of Panda Ethanol immediately prior to the merger.

Limitation on Considering Other Acquisition Proposals

Except for the issuance and sale of certain equity of Panda Ethanol, none of the parties may authorize any of their officers, directors, agents, representatives, or advisors to solicit, initiate, execute or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving Panda Ethanol or us (other than the transaction contemplated by the merger agreement) or any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the merger or which would or could be expected to dilute the benefits to Panda Ethanol of the transactions contemplated by the merger agreement. Upon signing of the merger agreement, all parties were required to immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties with respect to any of the foregoing.

Conditions to the Closing of the Merger

The merger is subject to the satisfaction or waiver of various conditions, which include the following:

None of the parties are obligated to effect the merger unless the following conditions are satisfied or waived:

•	Panda Ethanol’s stockholder approval and Cirracor’s stockholder approval have been obtained;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger is in effect;

•	holders of no more than five percent (5%) of the issued and outstanding shares of Panda Ethanol common stock have asserted their dissenters’ rights with respect to the merger; and

•	the reverse stock split will have been approved and effected.

Cirracor is not obligated to effect the merger unless the following conditions are satisfied or waived:

•	Panda Ethanol’s representations and warranties in the merger agreement are true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger (except that those representations and warranties that speak only as of a particular date need only be true and correct as of such date), and Cirracor has received a certificate, signed by the president of Panda Ethanol and dated as of the closing date, to the effect that the representations and warranties of Panda Ethanol set forth in the merger agreement have been satisfied;

•	Panda Ethanol has performed the obligations required by the merger agreement to be performed by it on or prior to the closing date of the merger, and Cirracor has received a certificate, signed by the president of Panda Ethanol and dated as of the closing date, to the effect that the obligations set forth in the merger agreement have been performed;

•	Cirracor has received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated by the merger agreement have been obtained;

•	there is no pending or threatened suit, action or proceeding by any governmental entity (or by any other person if such suit, action or proceeding has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement or seeking to obtain from Cirracor any damages that are material in relation to Cirracor, (ii) seeking to prohibit or limit the ownership or operation by Panda Ethanol, its subsidiaries or Cirracor of any material portion of the business or assets of Panda Ethanol, its subsidiaries or Cirracor, or to dispose of or hold separate any material portion of the business or assets of Panda Ethanol, its subsidiaries or Cirracor, as a result of the merger or any of the other transactions contemplated by the merger agreement, (iii) seeking to prohibit Panda Ethanol or its subsidiaries from effectively controlling in any material respect the business or operations of Panda Ethanol or its subsidiaries, or (iv) that could reasonably be expected to result in criminal or material uninsured or unindemnifiable personal liability on the part of one or more of Cirracor’s directors;

•	Panda Ethanol will have filed in the office of the Secretary of State of Delaware or other office of each jurisdiction in which such filings are required, all applications, certificates and other documents, and pay all fees, as shall be necessary for the merger to become effective, including the certificate of merger; and

•	the surviving corporation has executed a registration rights agreement regarding the shares of the surviving corporation’s stock held by Grove Panda.

Panda Ethanol is not obligated to effect the merger unless the following conditions are satisfied or waived:

•	the representations and warranties made by Cirracor and Grove Panda in the merger agreement are true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger (except that those representations and warranties that speak only as of a particular date need only be true and correct as of such date), and Panda Ethanol has received a certificate, signed by Cirracor’s president and dated as of the closing date, to the effect that the representations and warranties set forth in the merger agreement have been satisfied;

•	Cirracor has performed the obligations required by the merger agreement to be performed by it on or prior to the closing date of the merger, and Cirracor has delivered to Panda Ethanol a certificate, signed by our president and dated as of the closing date, to the effect that the obligations set forth in the merger agreement have been performed;

•	there is no pending or threatened suit, action or proceeding by any governmental entity or any other person, (i) which could reasonably be expected, if adversely determined, to result in liability on the part of one or more directors of Panda Ethanol, (ii) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement, (iii) seeking to prohibit or limit the ownership or operation by Panda Ethanol, its subsidiaries or Cirracor of any material portion of the business or assets of Panda Ethanol, its subsidiaries or Cirracor, or to dispose of or hold separate any material portion of the business or assets of Panda Ethanol, its subsidiaries or Cirracor, as a result of the merger, (iv) seeking to prohibit Panda Ethanol or its subsidiaries from effectively controlling in any material respect the business or operations of Panda Ethanol, or (v) that could reasonably be expected to result in criminal or material uninsured or unindemnifiable personal liability on the part of one or more of Panda Ethanol’s directors;

•	Panda Ethanol has received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby, or to conduct the business of the surviving corporation after the merger, have been obtained;

•	Cirracor has filed the articles of merger with the Secretary of State of the State of Nevada or other office of each jurisdiction in which such filings are required, all applications, certificates and other documents, and paid all fees, as shall be necessary for the merger to become effective, including the articles of merger;

•	holders of no more than five percent (5%) of the issued and outstanding shares of Cirracor’s common stock have asserted their dissenters’ rights with respect to the merger;

•	a pledge agreement has been executed by Grove Panda and the collateral agent pursuant to which Grove Panda shall have pledged at least 700,000 shares of the surviving corporation (approximately 82% of its interest in Panda Ethanol) to the surviving corporation and shall have deposited the pledged shares with the collateral agent;

•	Panda Ethanol has received a legal opinion from Cirracor’s securities counsel in a form reasonably acceptable to Panda Ethanol dated the closing date providing legal opinions regarding issues, including, but not limited to the following: (i) Cirracor’s organization and good standing, (ii) Cirracor’s authority to enter into and perform its obligations under the merger agreement, (iii) the enforceability of the merger agreement and the documents related thereto, (iv) the lack of conflict, violation of law or filings resulting from Cirracor’s entering into or performing its obligations under the merger agreement, (v) Cirracor’s capital stock, including due authorization, valid issuance, fully paid and non-assessable status of the outstanding shares of Cirracor stock and (vi) the lack of litigation against Cirracor; and

•	all of the concerned officers, directors and employees of Cirracor, including, but not limited to, Sean Connelly, Reed Fisher, Ryan Neely and Christopher V. Radomski, but excluding Neilan Vancas, will have provided Cirracor with releases, and Cirracor will have used its reasonable best efforts to cause Charles McBride to provide it with a release.

Termination of the Merger Agreement

The merger agreement may be terminated and abandoned at any time prior to the effective time of the merger under certain circumstances, including:

•	by mutual written consent of Panda Ethanol and Cirracor;

•	by either Panda Ethanol or Cirracor, if any governmental entity has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger, and such order, decree, ruling or other action has become final and nonappealable;

•	by Cirracor, if the merger has not been completed before December 31, 2006, however, the right to terminate the merger agreement under this circumstance will not be available to Cirracor if its failure to fulfill any of its obligations under the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated on or before such date, unless Cirracor’s failure to perform is cured;

•	by Panda Ethanol, if (i) this proxy statement is not cleared by the SEC on or before the 90th day after Panda Ethanol has provided Cirracor with its audited financial statements for use in the proxy statement and all reasonably necessary information regarding Panda Ethanol required for disclosure in the proxy statement or (ii) the merger has not been consummated within 30 days after the SEC clears this proxy statement, however, the right to terminate the merger agreement under these circumstances will not be available to Panda Ethanol if its failure to fulfill any of its obligations under the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated on or before such date, unless Panda Ethanol’s failure to perform is cured;

•	by Cirracor, if a material adverse change has occurred relative to Panda Ethanol, which change constitutes a material breach and is not curable or, if curable, is not cured within 30 days after written notice is given by Cirracor to Panda Ethanol;

•	by Cirracor, if Panda Ethanol willfully fails to perform in any material respect any of its material obligations under the merger agreement, which constitutes a material breach and is not curable or, if curable, is not cured within 30 days after written notice is given by Cirracor to Panda Ethanol;

•	by Panda Ethanol, if a material adverse change has occurred relative to Cirracor or Grove Panda, which change constitutes a material breach and is not curable or, if curable, is not cured within 30 days after written notice is given by Panda Ethanol to Cirracor;

•	by Panda Ethanol, if Cirracor or Grove Panda willfully fail to perform in any material respect any of their material obligations under the merger agreement, which constitutes a material breach and is not curable or, if curable, is not cured within 30 days after written notice is given by Panda Ethanol to Cirracor or Grove Panda;

•	by Cirracor, if Panda Ethanol has a stockholder meeting to obtain its stockholders’ approval and such stockholder approval is not obtained, including at any adjournment of the special meeting;

•	by Panda Ethanol, if Cirracor stockholder approval is not obtained at the special meeting or any adjournment of the special meeting.

Indemnification and Pledge Agreement

Panda Ethanol and the surviving corporation of the merger will indemnify and hold harmless Cirracor, Grove Panda and their respective affiliates, fiduciaries, directors, officers, controlling persons, representatives and agents and hold them harmless from any loss arising, directly or indirectly, out of or in connection with any material breach of any representation or warranty of Panda Ethanol contained in the merger agreement or any breach of any covenant or agreement of Panda Ethanol contained in the merger agreement.

Cirracor (solely prior to the effective time of the merger) and Grove Panda (prior to and after the effective time of the merger) will indemnify and hold harmless Panda Ethanol and the surviving corporation of the merger and each of their respective affiliates, fiduciaries, directors, officers, controlling persons, representatives and agents and hold them harmless from any loss arising, directly or indirectly, out of or in connection with (i) any material breach of any representation or warranty of Cirracor or Grove Panda contained in the merger agreement, (ii) any breach of any covenant or agreement of Cirracor or Grove Panda contained in the merger agreement, (iii) any liabilities of Cirracor in excess of an agreed cap occurring or accruing prior to the effective time of the merger or any liabilities of Grove Panda occurring or accruing at any time or (iv) any claim by any Cirracor stockholder related to any acquisition of shares of Cirracor stock by Grove Panda. Except for a loss arising, directly or indirectly, out of or in connection with any breach of a representation or warranty that was knowing, intentional, grossly negligent or reckless, the sole recourse against Grove Panda will be to a minimum of 700,000 shares of the surviving corporation to be pledged by Grove Panda to the surviving corporation at the effective time of the merger.

Extension, Waiver and Amendment of the Merger Agreement

The parties may amend the merger agreement with the approval, in the case of Cirracor and Panda Ethanol, of not less than a majority of the members of such party’s board of directors then in office and, in the case of Cirracor , Grove Panda and Panda Ethanol, without the further approval of the stockholders of such party so long as the change does not amend the terms of the merger agreement to the material detriment of such stockholders.

At any time prior to the effective time of the merger, the parties may extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties of the other party or waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. An extension or waiver, in the case of Cirracor or Panda Ethanol, requires the approval of not less than a majority of the members of such party’s board of directors then in office in order to be effective.

OTHER PROPOSALS

Reverse Stock Split Proposal

The board of directors of Cirracor has unanimously approved and recommends that the stockholders approve a reverse stock split whereby each outstanding share of Cirracor common stock would become 0.340885 shares of Cirracor common stock.

Cirracor is currently authorized to issue fifty-five million (55,000,000) shares of capital stock with a par value of $.001 per share. Fifty million (50,000,000) of these shares are common stock and five million (5,000,000) are preferred stock. The Amended and Restated Articles of Incorporation, if approved, will increase the total number of shares of capital stock, par value $0.001 per share, Cirracor is authorized to issue to three hundred and fifty million (350,000,000). Two hundred fifty million (250,000,000) of these shares will be common stock and one hundred million (100,000,000) will be preferred stock.

As of                  , 2006, the record date for this special meeting, 3,520,250 shares of Cirracor common stock were outstanding.

The reverse stock split, if implemented, would have the principal effect of reducing the outstanding number of shares of common stock by a ratio of 1:0.340885. Except for adjustments that may result from the treatment of fractional shares as described below, and as a result of the merger, the reverse stock split will not have any dilutive effect on Cirracor’s stockholders since each stockholder would hold the same percentage of common stock outstanding immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The reverse stock split will not affect the relative voting and other rights that accompany the shares of common stock. The common stock resulting from a reverse stock split will remain fully paid and non-assessable. A reverse stock split will not affect the public registration of the common stock under the Exchange Act.

Reasons for the Reverse Stock Split

The reverse stock split is a condition to the closing of the merger agreement that was required by Panda Ethanol. The reverse stock split is being implemented to maintain the negotiated relative ownership percentages between the holders of Cirracor stock prior to the merger and the holders of Panda Ethanol stock and to allow for a one-for-one share exchange of Panda Ethanol stock for stock in the surviving corporation.

Certain Risk Factors Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of Cirracor common stock (the aggregate value of all Cirracor common stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of Cirracor common stock following the reverse stock split will either equal or exceed the current per share market price.

There can be no assurance that the price per new share of Cirracor common stock after the reverse stock split will increase in proportion to the reduction in the number of old shares of Cirracor common stock outstanding before the reverse stock split. For example, if the reverse stock split implemented at the contemplated ratio of 1:0.340885, the post-split price of Cirracor common stock may not increase proportionately from the pre-split price. Accordingly, the total market capitalization of Cirracor common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the price of Cirracor common stock following the reverse stock split may not exceed or remain higher than the price prior to the proposed reverse stock split.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

If the stockholders approve the reverse stock split proposal, the merger proposal and the charter amendment proposal, the Cirracor board plans to effect the reverse stock split immediately prior to the consummation of the merger. At the effective time of the reverse stock split, each outstanding share of Cirracor common stock immediately prior to the effective time will, automatically, without any further action on the part of the stockholders, be converted into 0.340885 shares of Cirracor common stock and each certificate which, immediately prior to the effective time of the reverse stock split represented pre-reverse stock split shares, will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each holder of record of Cirracor common stock at the effective time of the reverse stock split a letter of transmittal, with instructions for use in surrendering certificates for pre-reverse stock split shares for certificates for post-reverse stock split shares in the surviving corporation. Upon surrender of a certificate representing pre-reverse stock split shares to the exchange agent, together with the letter of transmittal, duly completed and validly executed, and any other documents that are reasonably required by the exchange agent, the holder of such certificate of Cirracor common stock will be entitled to receive in exchange therefor a certificate representing 0.340885 shares of common stock of the surviving corporation for each pre-reverse stock split share of Cirracor common stock, and the certificate of Cirracor common stock so surrendered will be canceled. No fractional shares of stock in the surviving corporation will be issued.

In the event that a transfer of ownership of stock has not been registered in Cirracor’s transfer records, a certificate evidencing the proper number of shares of the surviving corporation may be issued to a person other than the person in whose name the certificate is registered in exchange for such certificate if such certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such exchange pays any transfer or other taxes required by reason of the issuance of shares of stock in the surviving corporation to a person other than the registered holder of such certificate or establishes to the satisfaction of the surviving corporation that such tax has been paid or is not applicable. Until surrendered, each certificate of our stock will be deemed at any time after the effective time of the reverse stock split to represent only 0.340885 shares of common stock of the surviving corporation for each pre-reverse stock split share.

You will need to surrender your old certificate(s) before you will be able to sell or transfer your stock.

If an old certificate has a restrictive legend on the back of the old certificate, a new certificate evidencing shares of new common stock will be issued with the same restrictive legends, if any, that are on the back of the old certificate(s).

All expenses of the exchange will be borne by Cirracor.

Stockholders should not destroy any stock certificate(s). You should not send your old certificates to the exchange agent until you have received the letter of transmittal.

Fractional Shares

No fractional certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of common stock not evenly divisible by the stock split ratio will be entitled, upon surrender of any certificate(s) representing such shares, to a cash payment in lieu thereof.

Stockholders who otherwise would be entitled to receive fractional shares will only be entitled to a cash payment in lieu of such shares and will no longer have any rights as a stockholder with respect to the shares of common stock that would have been exchanged for such fractional shares.

Authorized Shares

The reverse stock split would have the following effects on the number of shares of Cirracor common stock outstanding:

•	each share of Cirracor common stock owned by a stockholder immediately prior to the reverse stock split would become 0.340885 shares of common stock after the reverse stock split;

•	the number of shares of Cirracor common stock issued and outstanding would be reduced from 3,520,250 shares to approximately 1,200,000 shares;

In addition, in connection with the Amended and Restated Articles of Incorporation, the number of shares of Cirracor capital stock, par value $0.001, authorized for issuance would increase to three hundred fifty million (350,000,000) shares, comprised of two hundred fifty million (250,000,000) shares of common stock and one hundred million (100,000,000) shares of preferred stock. Upon consummation of the merger, Cirracor will issue 28,800,000 additional post-reverse stock split shares to the holders of Panda Ethanol.

As a summary and for illustrative purposes only, the following table shows approximately the effect on the Cirracor common stock of the reverse stock split, based on 3,520,250 shares of Cirracor common stock outstanding on                  , 2006, the record date, and assuming the reverse stock split and the merger became effective on the record date and the Amended and Restated Articles of Incorporation were filed on the record date:

	Prior to the reverse stock split	After the reverse stock split	After filing of the Amended and Restated Articles of Incorporation	After the merger
Authorized	50,000,000	50,000,000	250,000,000	250,000,000
Issued and outstanding	3,520,250	1,200,000	1,200,000	30,000,000
Available for future issuance	46,479,750	48,800,000	248,800,000	220,000,000

The principal effect of the reverse stock split will be to decrease the number of outstanding shares of Cirracor common stock. In addition, the reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The board of directors believes, however, that these potential effects are substantially outweighed by the benefits of the reverse stock split, the merger, and the Amended and Restated Articles of Incorporation.

The board of directors of Cirracor has not in the past declared, nor does it have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and Cirracor is not in arrears with respect to future distributions, if any, to its stockholders.

Accounting Matters

The reverse stock split will not affect the par value of the Cirracor common stock. As a result, as of the effective time of the reverse stock split, the stated capital on Cirracor balance sheet attributable to the common stock would be reduced proportionately based on the reverse stock split ratio, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The merger transaction with Panda Ethanol will be accounted for as a reverse acquisition whereby Panda Ethanol is deemed to be the acquirer for accounting purposes. Accordingly, the financial statements of the surviving corporation will be those of Panda Ethanol. Because Panda Ethanol uses the calendar year for financial reporting purposes, financial statements following the merger will be on a calendar year basis.

No Appraisal or Dissenters’ Rights

Stockholders do not have appraisal or dissenters’ rights under Nevada Revised Statutes or under our articles of incorporation in connection with a reverse stock split.

Certain Federal Income Tax Consequences of a Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of a reverse stock split. This summary is based on the Code, the Treasury Regulations promulgated thereunder, published statements by the IRS and other applicable authorities on the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. We have not and will not request a ruling from the IRS as to the U.S. federal income tax consequences of the reverse stock split, and the following summary is not binding on the IRS or the courts. This summary does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, partnerships and other pass-through entities, broker-dealers and tax-exempt entities. Further, it does not address the tax consequences of the reverse stock split under any state, local or foreign laws, or under U.S. federal tax law other than income tax law. This summary also assumes that the shares of common stock held immediately prior to the effective time of the reverse stock split were, and the new shares received will be, held as a “capital asset,” as defined in the Code (generally, property held for investment).

We believe that the material U.S. federal income tax consequences of a reverse stock split would be as follows:

•	Cirracor will not recognize any gain or loss as a result of the reverse stock split.

•	Stockholders will not recognize any gain or loss as a result of the reverse stock split.

•	A stockholder’s aggregate tax basis in the shares of common stock held immediately after the reverse stock split will be equal to such stockholder’s aggregate tax basis in the common stock immediately prior to the reverse stock split.

•	Each stockholder’s holding period in the common stock the stockholder holds immediately after the reverse stock split will include the stockholder’s holding period in the common stock held immediately prior to the reverse stock split.

•	Each stockholder receiving cash in lieu of a fractional share will be treated as exchanging such fractional share for cash. Such stockholders will recognize gain or loss with respect to the fractional share equal to the difference between the amount of cash received and his or its basis in the stock given up. Such gain or loss will generally be long term capital gain or loss, provided the shares of Cirracor common stock were held, or treated as being held, for more than one year prior to the reverse stock split.

Our beliefs regarding the tax consequences of the reverse stock split are not binding on the IRS or the courts. Accordingly, we urge all stockholders to consult with their personal tax advisors with respect to all of the potential tax consequences of the reverse stock split.

Circular 230 Tax Disclosures

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH CIRRACOR’S PROMOTION OR MARKETING OF THE MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Required Vote

The approval of the reverse stock split will require the affirmative vote of the holders of at least a majority of the outstanding shares of Cirracor common stock entitled on the record date to vote at the special meeting.

THE BOARD OF DIRECTORS OF CIRRACOR UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL TO EFFECT A REVERSE STOCK SPLIT OF THE OUTSTANDING SHARES OF THE COMMON STOCK.

A vote in favor of this proposal is a vote to approve the reverse stock split and the proportionate reduction in the number of outstanding shares of Cirracor common stock, in each case in the form and on the terms to be determined in the sole discretion of the board of directors, provided such form and such terms are consistent with this proxy statement.

The obtaining of approval for the reverse stock split and the merger agreement is a condition to the completion of the merger. The merger cannot be completed if the approval of the merger agreement is not obtained. In addition, the merger will not be completed if the approval of the reverse stock split is not obtained, and Cirracor and Panda Ethanol do not waive this condition. Therefore, if you wish to approve the merger, you should approve the reverse stock split.

The company reserves the right to abandon the reverse stock split without further action by the stockholders at any time before its effectiveness, even if the authority to effect a reverse stock split has been approved by the stockholders at the special meeting. By voting in favor of a reverse stock split, you are expressly also authorizing the board of directors to determine not to proceed with, and abandon, a reverse stock split if it should so decide.

Charter Amendment Proposal

The merger agreement requires Cirracor’s articles of incorporation to be amended to, among other things, (a) change Cirracor’s name to “Panda Ethanol, Inc.” and (b) increase the total number of Cirracor’s authorized capital stock.

At the special meeting, stockholders will be asked to approve the amendment and restatement of Cirracor’s articles of incorporation. If approved by the stockholders, the Amended and Restated Articles of Incorporation will be filed with the Secretary of State of the State of Nevada as soon as possible following the consummation of the proposed merger. In the event that the merger is not approved, the proposed Amended and Restated Articles of Incorporation will not be filed and will not become effective. A copy of the proposed amended and restated articles of incorporation is attached as Annex C to this proxy statement.

Cirracor’s existing articles of incorporation provide that Cirracor may at any time amend any provision in the articles of incorporation.

Under NRS 78.390, Cirracor’s board of directors must adopt a resolution setting forth the proposed amendment to the articles of incorporation and either call a special meeting of the stockholders entitled to vote on the amendment or direct that the proposed amendment be considered at the next annual meeting of the stockholders entitled to vote on the amendment. The corporation must give notice to each stockholder entitled to vote. At the meeting, a vote of the stockholders entitled to vote in person or by proxy must be taken for or against the proposed amendment. Unless the articles of incorporation or the NRS require a greater vote, generally, an affirmative vote by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote is needed for the adoption of the amendment.

Summary of Amended and Restated Articles of Incorporation

The following is a summary of the principal provisions of the proposed amended and restated articles of incorporation. This summary is qualified in its entirety by reference to the Amended and Restated Articles of Incorporation itself attached as Annex C to this proxy statement.

Name Change

The name of the company will be changed to Panda Ethanol, Inc.

Authorized Shares

The total number of shares of capital stock which are authorized for issuance is three hundred fifty million (350,000,000) with a par value of $.001 per share amounting to $350,000.00. Two hundred fifty million (250,000,000) of these shares will be shares of common stock and one hundred million (100,000,000) will be shares of preferred stock. Each share of common stock will be entitled to one vote, in person or by proxy. The holders of shares of preferred stock will have no right to vote such shares, except as determined by the board of directors.

Preferred Stock

The board of directors will be authorized to provide for the issuance of shares of preferred stock in one or more series and to establish the number of shares to be included in each series, and to fix the designations, voting powers, preferences, limitations and relative rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Dividends

Dividends may be paid on the common stock at such times and in such amounts as the board of directors determines.

Limited Liability of Directors and Officers

No director or officer of the company will be individually liable to the company or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (a) his act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Indemnity

The company will indemnify any person who was or is threatened to be made a party to a proceeding by reason of the fact that he or she (i) is or was a director or officer of the company or (ii) is or was serving at the request of the company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise to the fullest extent permitted by applicable law.

Board of Directors

The number of directors constituting the board of directors will be fixed by, or in the manner provided in, the bylaws.

Amendment of Bylaws

The board of directors will be permitted to make, adopt, alter, amend and repeal the bylaws, subject to the right of the stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal bylaws made by the board of directors.

Required Vote

The approval of the charter amendment will require the affirmative vote of the holders of at least a majority of the outstanding shares of Cirracor common stock entitled on the record date to vote at the special meeting.

THE BOARD OF DIRECTORS OF CIRRACOR UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT.

If approved by the stockholders, the proposed amendment will become effective upon the filing of the Amended and Restated Articles of Incorporation with the Secretary of State of Nevada in connection with the filing of articles of merger with the Secretary of State of Nevada at the effective time of the merger. At any time before the effective date of the amendment, even after approval of the amendment by stockholders, Cirracor’s board of directors may abandon the proposed amendment without further action by the stockholders.

The merger cannot be completed if the approval of the merger agreement is not obtained. In addition, the merger will not be completed if the approval of the amendment to the articles of incorporation is not obtained, and the parties to the merger agreement do not amend the merger agreement to eliminate this requirement. Therefore, if you wish to approve the merger, you should approve the amendment to the articles of incorporation.

OTHER INFORMATION RELATED TO CIRRACOR

Cirracor’s Background

Cirracor was incorporated in Nevada on October 12, 2001 as Full Circle Promotions, Inc. In June 2004, Cirracor changed its name to Cirracor, Inc.

Cirracor’s Business

The information described in this section, “Other Information Related to Cirracor,” applies only to Cirracor’s activities prior to the consummation of the merger with Panda Ethanol. On May 18, 2006 Cirracor’s board of directors determined that Cirracor’s existing web design business would be shut down and terminated on or before the consummation of the merger. In the event that the merger is consummated, Cirracor anticipates that it will cease to engage in the business described below and anticipates that it will be engaged exclusively in the production and sale of ethanol and related lines of business.

Cirracor has designed and built web sites and web applications. Cirracor has provided web development services to enterprises of varying sizes. Cirracor has aimed to be a single source of web services for businesses by providing custom graphics, advanced technical designs and detailed site maintenance services. Since May 2006, Cirracor’s primary objective has been to complete the merger with Panda Ethanol, and Cirracor has ceased its web design operations. Because Cirracor has limited operations and assets, it may be considered a shell company as defined in Rule 12b-2 of the Exchange Act.

Services

Since May 2006, Cirracor’s primary objective has been to complete the merger with Panda Ethanol. Cirracor has ceased its web design operations and no longer offers website design and development services.

Cirracor’s Website

Cirracor owns the domain name www.cirracor.com. Internet access is through Epoch Internet and is provided on a month-to-month basis.

Intellectual Property

Cirracor does not presently own any patents, trademarks, licenses, concessions or royalties. Cirracor owns the Internet domain name www.cirracor.com. Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as “.org,” or with a country designation. The regulation of domain names in the United States and in foreign countries is subject to change, and Cirracor could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of its domain names.

Research and Development

Cirracor is not currently conducting any research and development activities. Cirracor has not made any expenditure for research and development since its inception. Cirracor’s website has been developed by management. Cirracor does not anticipate conducting such activities in the near future, except as may be appropriate in connection with the production and sale of ethanol and related lines of business following the merger.

Employees

As of August 31, 2006, Cirracor had one full time employee. Cirracor believes that relations with its employee are good. Cirracor is not a party to any collective bargaining agreements.

Facilities

Cirracor’s executive, administrative and operating offices are located at 3375 Toopal Drive, Suite 101, Oceanside, California, 92054. The president and director of Cirracor, Reed Fisher, has been providing Cirracor with office space. Cirracor does not own any real estate. Cirracor does not have a written lease or sublease agreement and Mr. Fisher does not expect to be paid or reimbursed for providing office facilities. Cirracor’s financial statements reflect as occupancy costs the fair market value of that space, which is approximately $500 per month. The office space includes the following: use of the phone, mailing address and computer facilities. That amount has been included in the financial statements as an additional capital contribution by Mr. Fisher.

Properties

As of the date specified in the following table, Cirracor held the following property:

Property	September 30, 2004	September 30, 2005
Cash	$40,360	$0
Equipment, net	$3,680	$2,912

Legal Proceedings

There are no legal actions pending against Cirracor nor are any legal actions contemplated by Cirracor at this time.

OTHER INFORMATION RELATED TO PANDA ETHANOL

Business of Panda Ethanol - Overview

Panda Ethanol is currently developing fuel ethanol plants and biomass facilities. Ethanol is a type of alcohol that in the U.S. is produced principally from corn. Ethanol is used as a blend component in the U.S. gasoline fuel market. Refiners and marketers, including some of the major integrated oil companies and a number of independent refiners and distributors, have historically blended ethanol with gasoline to increase octane and reduce tailpipe emissions. The ethanol industry has grown significantly over the last few years. We believe the ethanol market will continue to grow as a result of its favorable production economics relative to gasoline, ethanol’s clean burning characteristics, a shortage of domestic petroleum refining capacity, geopolitical concerns, and federally mandated renewable fuel usage. We also believe that E85, a fuel blend composed primarily of ethanol, will become increasingly important over time as an alternative to unleaded gasoline.

Panda Ethanol anticipates that its ethanol facilities will operate on a continuous basis and, where available, will utilize biomass energy technology as a fuel source. Due to the unique livestock markets in which we anticipate that Panda Ethanol’s biomass facilities will be located, in addition to the low-cost biomass, Panda Ethanol anticipates that it will have access to a large WDGS market, a nation-wide market for dried distillers grains with solubles, or DDGS, favorable ethanol transportation dynamics, and certain economies of scale that it believes will create an operational cost advantage over many similar competing facilities in the Midwestern U.S.

Panda Ethanol is currently developing ethanol production facilities in Hereford, Texas, Haskell, Kansas and Yuma, Colorado. Panda Ethanol estimates that the Hereford facility will be completed sometime in the fourth quarter of 2007, and the Haskell and Yuma facilities in the second quarter of 2008. The following is a more detailed summary of each of these projects.

Hereford Facility. The facility in Hereford, Texas is being constructed on a 383-acre site and is expected to produce approximately 105 million gallons of denatured ethanol per year. The facility is designed to generate process steam through gasification of cattle manure collected from local feedlots; however, natural gas may also be used as a back-up fuel for steam generation. Panda Ethanol estimates that the facility will use approximately 40 million bushels of corn per year in its production process. In addition to ethanol, the facility is expected to produce approximately 322,000 tons per year (on a dry matter basis) of WDGS, which Panda Ethanol will market to local feedlots. Four local feed yards have already entered into contracts to purchase WDGS on a futures basis. Panda Ethanol has obtained financing and received air permits for the Hereford project and began construction in August 2006.

Haskell Facility. The Haskell, Kansas facility is also designed to produce approximately 105 million gallons of denatured ethanol per year. The proposed site is 1,120-acres and is currently under an option to purchase through February 1, 2008 Panda Ethanol estimates that the facility will process approximately 40 million bushels of corn per year. The facility will also generate process steam through gasification of cattle manure collected from local feedlots, with natural gas as a back-up option. In addition to ethanol, the facility is currently expected to produce approximately 322,000 tons per year (on a dry matter basis) of WDGS, which will be marketed to the local feedlots. Panda Ethanol has received air permits for the Haskell project and has applied for a waste water discharge permit with the appropriate governing authority, which it anticipates will be approved in September 2006. After receipt of the waste water discharge permit, Panda Ethanol plans to proceed with project financing and construction.

Yuma Facility. The Yuma, Colorado facility is also in development and is designed to produce approximately 105 million gallons of denatured ethanol per year. The proposed site is 292-acres and is currently under an option to purchase through March 31, 2007. The facility will require an estimated 40 million bushels of corn per year. The facility is designed to generate process steam produced from a natural gas boiler and, in addition to ethanol, is currently expected to produce approximately 322,000 tons per year of distillers grains (on a dry matter basis). Approximately one-half of the distillers grains will be marketed locally as WDGS. The remaining distillers grains will be dried and sold as DDGS. Panda Ethanol is in the process of obtaining an air permit for this project and expects that the air permit will be issued in September 2006. Due to the increased “shelf life” of DDGS, Panda Ethanol has various marketing options for this product. Panda Ethanol anticipates that it will proceed with project financing and construction after the project is issued an air permit.

Other. In addition, Panda Ethanol is currently planning the development of several other ethanol projects in Texas and the Midwest. These projects, if successfully developed, together are currently expected to produce an estimated 735 million gallons of denatured ethanol per year and to process an estimated 280 million bushels of corn per year. Each of these projects is in various stages of development.

Depending on then current market conditions, Panda Ethanol also anticipates that it may develop or make additional investments in various assets related to ethanol facilities including railcars, trucks, ethanol pipelines, storage and terminating facilities, grain storage elevators and shuttle train loading facilities.

Panda Ethanol’s principal executive offices are located at 4100 Spring Valley, Suite 1001, Dallas, Texas 75244. Panda Ethanol’s telephone number is (972) 980-7159.

History of Panda Ethanol

As Panda Energy began developing a portfolio of ethanol projects, it recognized the need to segregate its ethanol related projects and resources to provide a vehicle for growth within the ethanol market. In May 2006, Panda Energy formally completed this segregation by incorporating Panda Ethanol in Delaware and contributing its ethanol related assets to Panda Ethanol. Until June 7, 2006, Panda Ethanol was a wholly-owned subsidiary of Panda Energy. On June 7, 2006, Panda Ethanol closed a private placement of approximately 14.9 million shares of its common stock for total gross proceeds of approximately $90.0 million. After the private placement, Panda Energy owned 48% of the issued and outstanding shares of common stock of Panda Ethanol and it is anticipated that Panda Energy will own 46% of the issued and outstanding shares of the surviving corporation after the merger. The proceeds from the private placement, together with an investment in Panda Ethanol by Panda Energy of approximately $13 million, are being used to help finance the construction and operation of the Hereford facility.

Panda Ethanol anticipates that each of its projects will be operated through a single purpose, wholly-owned subsidiary of Panda Ethanol. Panda Hereford Ethanol, L.P., Panda Haskell Ethanol, L.P. and Panda Yuma Ethanol, L.P. have all been formed in 2006 as separate operating entities for the Hereford, Haskell and Yuma projects.

Panda Ethanol anticipates that debt for the construction of its facilities will be incurred at the operating subsidiary level and will be non-recourse to Panda Ethanol. In July 2006, Panda Hereford Ethanol, L.P. completed project level debt financings aggregating approximately $188.1 million.

History of Panda Energy

Panda Ethanol’s founder and largest stockholder, Panda Energy, has 25 years experience as a company with a team of professionals that has developed, financed, constructed, owned and operated power generation facilities and other large scale, energy-related projects. Panda Energy managed the near simultaneous construction of the two largest power projects built in the U.S. in the past 20 years (completed in under 30 months). Some of the highlights of Panda Energy’s history include the following:

•	Partnered with leading industry and financial participants in domestic and international project financing, construction, ownership and operation of independent power projects.

•	Managed the construction of projects with multi-national contractors including Duke-Fluor Daniel, Raytheon, Hawker-Siddley, Harbin Power Engineering, China Gezhouba Construction, and SNC Lavalin.

•	Designed, sited, financed and concurrently constructed the two largest gas-fired merchant electric generation facilities in the US totaling 4,400 MW with $2.8 billion financing and more than 4,000 workers onsite at peak construction.

•	Obtained full FERC approval, financed and constructed a 42-mile long, 30-inch wide interstate natural gas pipeline, capable of moving 430 million scf per day and at a cost of $35 million, without using rights of condemnation.

•	Obtained the first U.S. capital markets financing for construction of a power plant in China.

•	Financed, constructed and operated the first $100 million US sponsored run-of-the-river hydroelectric project in Nepal.

•	In a model for public/private partnerships, Panda Energy helped improve the Sparta underground aquifer in Union County, Arkansas which was facing damage from over production. Panda Energy designed, financed and constructed a 65 million gallon per day river water intake structure, clarification facility, and 48-inch transportation pipeline, at a cost of $50 million - then transferred ownership and operation of it to the Union County Water Conservation Board.

Panda Ethanol believes it is well-positioned to benefit from Panda Energy’s experience, relationships and experienced management team and employee base. Each of the members of Panda Ethanol’s management team has served in a leadership role at Panda Energy, and most of our initial employees will be former employees of Panda Energy.

Competitive Strengths of Panda Ethanol

Panda Ethanol’s competitive strengths include the following:

•	Experienced Founding Company with a High Level of Involvement. Panda Ethanol’s founder and largest stockholder, Panda Energy, has successfully developed, financed, constructed, owned and operated power generation facilities and other large scale, energy-related projects worldwide since 1982. Panda Energy has successfully developed over 9,000 total megawatts of power generation. Panda Ethanol believes it is well-positioned to benefit from Panda Energy’s experience, relationships and experienced management team and employee base.

•	Proven Management Team with Development Expertise. Each member of the management team has between 10 and 30 years of experience within their respective disciplines in the energy and ethanol production industries. Each of the members of Panda Ethanol’s management team has served in a leadership role at Panda Energy, and most of our initial employees will be former employees of Panda Energy, which will allow Panda Ethanol’s management to utilize and leverage its considerable experience in the development or large scale energy projects.

•	Economies of Scale. Panda Ethanol is developing large facilities, 100 million gallons or larger, that will operate on a continuous basis and allow economies of scale over smaller plants that are currently operating or in development or construction stages in the Midwest.

•	Synergies with Local Communities and Industries. Certain of Panda Ethanol’s facilities, such as the Hereford facility, will be strategically located near cattle feed lots. Biomass energy technology allows the utilization of locally available cattle manure to meet the process steam needs of the ethanol production process, which will greatly reduce overall energy and transportation costs and reduce energy price volatility associated with natural gas at these facilities. These facilities will also provide access to a large, local wet distillers grains market, reducing the need to dry the grains thereby reducing operating, transportation and capital costs. In addition, Panda Ethanol should receive more net revenues for its grains as wet distiller grains yield higher prices than dry distiller grains.

•	Use of New and Developing Technologies. In an effort to take advantage of the rapid advances in this industry, one of Panda Ethanol’s priorities is to identify and evaluate new and developing technologies that have been proven in the industry. In addition, Panda Ethanol is developing its projects to allow for upgrades and enhancements without rendering current facilities obsolete.

Business Strategy

Panda Ethanol’s objective is to meet the need for clean, economic, alternative energy sources that achieve less dependence on hydrocarbons. Panda Ethanol expects to capitalize on economic benefits and public policy drivers for renewable fuels such as ethanol and biodiesel and develop cost-competitive production facilities. Key elements of Panda Ethanol’s strategy to achieve this objective include:

•	Leverage experience of Panda Energy Management Team. Panda Ethanol, with a management team comprised of seasoned executives from Panda Energy, intends to leverage the experience of Panda Energy in the development, financing, construction and operation of large scale, energy-related projects by applying core principals and disciplines from the energy industry to the ethanol industry. In addition, Panda Ethanol hopes to build on Panda Energy’s history of implementing innovative and complex sales structures for various products by applying and benefiting from innovative new structures for ethanol production.

•	Develop new production capacity. Panda Ethanol intends to capitalize on the growing U.S. demand for ethanol by developing significant production capacity over the next several years. In pursuing its strategy for growth, Panda Ethanol seeks to develop large-scale facilities with continuous operations, leverage the experience of its management team, build upon its significant work in development and identification of projected sites and incorporate technology improvements.

•	Focus on cost efficiency. Panda Ethanol plans to take advantage of its large production capacity and greater economies of scale to become more energy efficient and increase yield. Panda Ethanol anticipates that its ethanol facilities will, where available, utilize biomass energy technology as a fuel source. In such locations, in addition to the low-cost biomass, Panda Ethanol anticipates that it will have access to a large WDGS market, a nationwide market for DDGS, favorable ethanol transportation dynamics and certain economies of scale that it believes will create an operational cost advantage.

•	Explore alternative technologies. Panda Ethanol is implementing biomass combustion systems at many of its facilities. These systems should allow it to keep down its energy costs by using biomass, such as cattle manure, cotton gin trash, switchgrass, straw, corn stover and other fibrous materials, as a substitute energy source in place of natural gas. Panda Ethanol has also investigated extracting corn oil during the ethanol production process and selling corn oil or using it to produce biodiesel, a clean burning alternative fuel that can be used in diesel engines with petroleum diesel to lower emissions and improve lubricity. If Panda Ethanol is able to improve corn oil extraction recovery rates, it may be able to produce biodiesel economically, which would increase the value of its co-products. Panda Ethanol is following and anticipating development in this area.

•	Implement a vertical integration strategy. Panda Ethanol desires to not only be a leading ethanol producer, but to lead efforts in the entire cycle of ethanol distribution and sale. Panda Ethanol plans to vertically integrate the ethanol production process throughout the ethanol supply chain from production to final user. Depending on then current market conditions, Panda Ethanol anticipates that it may develop or make additional investments in various assets related to ethanol production including in ethanol pipelines, storage and terminating facilities, grain storage elevators, new logistics and shipping options, physical and financial trading and swaps, rail, barge and truck infrastructure and state of the art data capture and transmission. The shipping and infrastructure efforts may encompass barge economics, grain and ethanol loading and off loading facilities and investigation of pipeline shipping options for ethanol. Panda Ethanol may also evaluate and pursue opportunities for expansion of its business through acquisitions that it believes will further its goal of achieving vertical integration.

Industry Background

Ethanol is a type of alcohol. In the U.S., it is produced principally from corn. Ethanol is used as a blend component in the U.S. gasoline fuel market. Refiners and marketers, including some of the major integrated oil companies and a number of independent refiners and distributors, have historically blended ethanol with gasoline to increase octane and reduce tailpipe emissions. Approximately 98% of the U.S. fuel ethanol produced in 2005 was used as a 5-10% additive to gasoline. Ethanol blends are approved for use under the warranties of all major motor vehicle manufacturers and are often recommended as a result of ethanol’s clean burning characteristics. In addition, all major manufacturers of power equipment, motorcycles, snowmobiles and outboard motors permit the use of ethanol blends in their products. Ethanol is also used as the primary blend component for E85, a fuel blend composed of up to 85% ethanol. Although E85 represents an insubstantial portion of the U.S. gasoline supply, an increasing number of vehicles on the road in the U.S. today are flexible fuel vehicles, or FFVs, which can operate solely on E85, unleaded gasoline, or a mixture of the two if and when such product is widely available. The primary uses of ethanol are:

Octane enhancer. On average, regular unleaded gasoline has an octane rating of 87 and premium unleaded has an octane rating of 91. In contrast, pure ethanol has an average octane rating of 113. Adding ethanol to gasoline enables refiners to produce greater quantities of suboctane fuel with an octane rating of less than 87. Ethanol is typically added to the suboctane fuel at the wholesale terminal as the final step before the gasoline is delivered to the retail station. By adding ethanol, the refiner or blender is able to increase the octane rating of the suboctane fuel so that it conforms to gasoline standards, while also expanding the volume of fuel to be sold. Therefore, the refiner benefits from the ability to produce more fuel from a given barrel of oil and expands its ability to meet consumer demand, especially during times when refinery capacity and octane sources are limited. In addition, ethanol is commonly added to finished regular grade gasoline at the wholesale terminal as a means of producing higher octane midgrade and premium gasoline.

Clean air additive. A clean air additive is a substance that, when added to gasoline, reduces tailpipe emissions, resulting in improved air quality characteristics. Ethanol contains approximately 35% oxygen, almost twice the oxygen content of MTBE, an alternative oxygenate to ethanol, the use of which is being phased out because of environmental and health concerns. The additional oxygen in the ethanol results in more complete combustion of the fuel in the engine cylinder. This in turn results in reduced tailpipe emissions by as much as 30%, including a 12% reduction in volatile organic compound emissions when blended at a 10% level. Ethanol also displaces the use of some gasoline components like benzene, a known carcinogen. Ethanol is non-toxic, water soluble and quickly biodegradable.

Valuable blend component. In addition to its performance and environmental benefits, ethanol is used to extend fuel supplies. As the U.S. need for automotive fuel increases and the U.S. dependence on foreign crude oil and refined products grows, the U.S. is increasingly seeking domestic sources of fuel. Much of the ethanol blending throughout the U.S. today is done for the purpose of extending the volume of fuel available for sale at the gas pump.

E85, a gasoline alternative. Ethanol is the primary blend component in E85. Vehicles must be specially equipped to use E85 fuel. Although E85 represents a small percentage of the motor vehicle fuel used in the U.S., the number of service stations in the U.S. that sell E85 and the number of FFVs in the U.S. are growing. U.S. automakers receive incentives under federal fuel economy standards for producing FFVs. E85 is generally priced lower per gallon than gasoline because most FFVs experience some reduction in mileage when running on E85.

Ethanol Production Process

The production of ethanol from corn can be accomplished through one of two separate processes: wet milling and dry milling. The main difference between the two processes is in the initial treatment of the grain and the resulting co-products. Panda Ethanol plans to use the dry milling process in its production of ethanol. Panda Ethanol anticipates that its dry mill will yield approximately 2.8 gallons of denatured ethanol per bushel of corn.

Dry Milling

In Panda Ethanol’s dry milling process, the entire corn kernel is first ground into flour, which is referred to in the industry as “meal,” and processed without separating out the various component parts of the grain. The meal is processed with enzymes, ammonia and water, and then placed in a high-temperature cooker to reduce bacteria levels ahead of fermentation. It is then transferred to fermenters where yeast is added and the conversion of sugar to ethanol begins. The fermentation process generally takes about 40 to 50 hours. After fermentation, the resulting liquid is transferred to distillation columns where the ethanol is separated from the remaining “stillage” for fuel uses. The anhydrous ethanol is then blended with approximately 4.75% denaturant, such as gasoline, to render it undrinkable and thus not subject to beverage alcohol tax. With the starch elements of the corn consumed in the above described process, the principal co-product produced by the dry milling process is distillers grains with solubles, or DGS. DGS is sold as a protein and energy source for animal feed. Distillers grains are used in animal feed in both wet (WDGS) and dry (DDGS) forms. Sales of DGS to livestock and feed producers recovers a significant portion of the total corn cost. Panda Ethanol aims to recover approximately 35-40% of its corn costs related to its dry milling process through its sale of DDGS and WDGS.

Corn to Ethanol Conversion Process

The following graphic depicts the ethanol cycle from field to market for a biomass combustion system utilizing cattle manure, such as the Hereford facility:

Ethanol Co-Products

Distillers grain with solubles. A co-product of dry milling ethanol production, DGS is a high-protein and high-energy animal feed. DGS consists of the concentrated nutrients (protein, fat, fiber, vitamins and minerals) remaining after the starch in the corn is converted to ethanol. DGS is a common ingredient in cattle diets, and is seeing increased utilization in poultry, swine and other livestock feed.

Panda Ethanol’s facilities will utilize the latest DGS production technology and produce high quality, or golden, DGS, which commands a premium over products from less modern plants. Golden DGS has higher availability of nutrients and is more easily digested than other products.

DGS is sold in two forms: WDGS and DDGS. WDGS is similar to DDGS except that the final drying stage of DDGS is bypassed and the product is sold as a wet feed containing 35% to 50% dry matter, as compared to DDGS, which contains about 90% dry matter. WDGS is an excellent livestock feed with somewhat better nutritional characteristics than DDGS because it has not been exposed to the heat of drying. WDGS is sold locally because of the higher cost of transporting the wet product to distant markets and its shorter shelf life.

Most distillers grain produced by ethanol facilities is produced in the Midwest and is being dried by those facilities. Due to the unique livestock markets in which Panda Ethanol’s biomass facilities are situated, Panda Ethanol will not be required to dry all the distillers grains produced. This creates several advantages over having to dry the product. In addition to the nutritional advantage that WDGS has over DDGS, WDGS also possesses ration “conditioning” properties that reduce the time associated with training the livestock to make the DGS a part of their diet. The use of WDGS also reduces overall energy costs by eliminating the costs associated with drying the DGS. DDGS also become hard to handle as they are transported because of density and moisture problems causing the product to harden or set up. Transportation cost savings will also be a substantial advantage to the economic performance of the project as feed yards and the growing dairy cattle market create the most concentrated demand markets in the U.S.

Overview of Raw Material Supply, Pricing and Hedging

Panda Ethanol will seek to mitigate its exposure to commodity price fluctuations by purchasing forward a portion of its corn requirements on a fixed price basis and by purchasing corn and natural gas futures contracts. To mitigate ethanol price risk, Panda Ethanol plans to sell a portion of its production forward under fixed price and indexed contracts. The indexed contracts are typically referenced to a futures contract such as unleaded gasoline on the NYMEX, and Panda Ethanol may hedge a portion of the price risk associated with index contracts by selling exchange-traded unleaded gasoline contracts. Panda Ethanol believes its strategy of managing exposure to commodity price fluctuations will reduce somewhat the volatility of our results.

Corn procurement and hedging strategy. Panda Ethanol plans to employ the following corn procurement methods and related hedging strategies:

•	it will purchase corn through spot cash, fixed-price forward and delayed pricing contracts; and

•	it will utilize hedging positions in the corn futures and options markets on the CBOT, to manage the risk of excessive corn price fluctuations or to lock in specific “crush” margins for a portion of its corn requirements.

Panda Ethanol will utilize futures and options positions on the CBOT to hedge a portion of its exposure to corn price risk. In addition, Panda Ethanol’s facilities will have significant corn storage capacity to help protect against potential supply disruptions. Panda Ethanol intends to maintain inventories of corn at each of its facilities. These inventories will range generally from 10 to 45 days of supply, depending on the time of year, the current market price for corn and other factors.

Natural gas procurement and hedging strategy. Panda Ethanol will be subject to market risk with respect to its supply of natural gas that is consumed in the ethanol production process and which historically been subject to volatile market conditions. Natural gas prices and availability are affected by weather conditions and overall economic conditions. Accordingly, Panda Ethanol plans to hedge a portion of its exposure to natural gas price risk from time to time by using fixed price or indexed exchange-traded futures contracts.

Unleaded gasoline hedging strategy. Because some of Panda Ethanol’s contracts to sell ethanol will be priced based on the price of unleaded gasoline, Panda Ethanol plans to establish from time to time an unleaded gasoline hedge position using exchange-traded futures to reduce its exposure to unleaded gasoline price risk.

Marketing Arrangements

Ethanol marketing. From a strategic viewpoint, Panda Ethanol is developing relationships with existing and potential ethanol buyers to be able to market and sell our product. For the Hereford plant, this initially will be through a marketing agreement with Aventine Renewable Energy for the marketing, billing, receipt of payment and other administrative services for substantially all of the ethanol that it will produce at the Hereford facility. Under the terms of the agreements, Panda Ethanol will sell its ethanol to Aventine for the price at which Aventine resells the ethanol, less costs of distribution and a sales commission. This agreement has a two-year term. This will allow Panda Ethanol to have more control and greater visibility into the ethanol markets while at the same time taking full advantage of our design strengths of geographically desirable plant locations, excellent truck and rail logistics and electronic transaction capture and delivery. This effort will focus on sales to industry leaders in the petroleum industry, a blended strategy of long term, short term and spot product sales, taking advantage of logistical strengths and timely electronic data transmission. The plan to accomplish these tasks includes building expertise in logistics, petroleum/ethanol accounting, market pricing and product trading.

In connection with marketing and selling its own ethanol, Panda Ethanol will need to establish its own marketing, distribution, transportation and storage infrastructure. This will involve obtaining sufficient numbers of railcars and storage depots near its customers and at other strategic locations to ensure efficient delivery of its finished ethanol product. Panda Ethanol will also need to hire or outsource a marketing and sales force and logistical and other operational personnel to properly staff its distribution activities. In addition, Panda Ethanol expects that its senior management will need to devote a larger portion of their time to the management of sales, marketing and distribution activities.

Distillers grains marketing. Panda Ethanol will market its distillers grains both nationally and locally through its sales force. Panda Ethanol’s DDGS will be primarily marketed nationally to agricultural customers for use in commercial feed. Panda Ethanol’s WDGS will be sold to agricultural customers for use in animal feed that is produced and consumed locally. These sales will be made pursuant to agreements typically lasting from six to twelve months. In markets with sufficient local livestock populations, Panda Ethanol will market the DGS production as WDGS. To prevent depressing the local market price of DGS, in areas without sufficient livestock numbers to easily utilize the full plant production as WDGS, portions of the production will be dried and sold as DDGS. DDGS sales will typically be focused in areas of livestock concentration greater distances from the plant than wet product can be economically shipped.

Facilities

Panda Ethanol’s corporate headquarters is located in Dallas, Texas.

Site selection criteria and use of experienced engineering and construction firms

Panda Ethanol’s site location criteria encompass many factors, including proximity of feedstocks and abundant corn supplies, availability of biomass materials, good road and rail access, water, natural gas and utility availability and space for equipment, truck movement, and proximity of ethanol and co-product markets. Other considerations include a qualified labor force, as well as community services that are capable of attracting and retaining top personnel.

Lurgi, an experienced construction and engineering firm in the ethanol industry, designed, engineered and will be constructing Panda Ethanol’s Hereford facility. In addition, although Panda Ethanol has not entered into any construction contracts or other arrangements, it may engage this or another similar firm to design, engineer and build its Yuma and Haskell facilities.

Hereford Facility

Panda Ethanol’s Hereford facility commenced site preparation in February 2006. The facility is located in Hereford, Texas, on a 383-acre site and is expected to produce approximately 105 million gallons of denatured ethanol per year. The facility is designed to generate process steam through gasification of cattle manure collected from local feedlots; however, natural gas may also be used as a back-up feed for steam generation. Panda Ethanol estimates that the facility will use approximately 40 million bushels of corn per year in its production process, purchased from many different suppliers and transported in shuttle trains from the Midwest. In addition to ethanol, the facility is expected to produce approximately 322,000 tons per year (on a dry matter basis) of WDGS, which Panda Ethanol will market to local feedlots. Four local feed yards have already entered into contracts to purchase WDGS on a futures basis. The facility will use Lurgi batch processes and is designed to operate on a continuous basis. Panda Ethanol has obtained financing and received air permits for the Hereford project and began construction in August 2006.

Transportation and logistics. The Hereford facility will transport ethanol by rail and truck, as needed, and has significant capacity for each form of transportation. Logistics include on-site rail loading and truck loading systems. Depending on relative costs and need, transportation methods can be easily changed. The facility is located on the Burlington Northern Santa Fe railway, or BNSF, and in close proximity to U.S. Highway 60. Panda Ethanol will install a double loop track capable of unloading grain shuttle trains and loading unit ethanol trains in less than 15 hours. This capability will allow Panda Ethanol to receive significant rail discounts and receive priority rail transportation routing.

Energy agreements. Panda Ethanol expects to enter into an agreement for the purchase of electricity with Xcel Energy. Panda Ethanol’s natural gas transportation for the facility will be provided by Natural Gas Pipeline Company of America via a 24 inch high pressure pipeline that crosses the property. BP will provide the gas supply for the facility. Panda Ethanol has also entered into 18 agreements for the supply of cattle manure to be used at the Hereford facility. These contracts will provide cattle manure to meet the needs of the facility, at no cost to Panda Ethanol. The feed lots party to the agreements will be required to provide an annualized amount of cattle manure. Panda Ethanol retains the right to reject any cattle manure. Panda Ethanol is responsible for transportation of the cattle manure and has entered into trucking agreements for these transportation requirements.

Haskell Facility

The Haskell, Kansas facility is also designed to produce approximately 105 million gallons of denatured ethanol per year. The proposed site is 1,120-acres and is currently under an option to purchase through February 1, 2008. Panda Ethanol estimates that the facility will process approximately 40 million bushels of corn per year. The facility will also generate process steam through gasification of cattle manure collected from local feedlots, with natural gas as a back-up option. In addition to ethanol, the facility currently is expected to produce approximately 322,000 tons per year (on a dry matter basis) of WDGS, which will be marketed to the local feedlots. Panda Ethanol has received air permits for the Haskell project and has applied for a waste water discharge permit with the appropriate governing authority, which it expects will be approved in September 2006. After receipt of the waste water discharge permit, Panda Ethanol plans to proceed with project financing and construction.

Yuma Facility

The Yuma, Colorado facility is also in development and is designed to produce approximately 105 million gallons of denatured ethanol per year. The proposed site is 292-acres and is currently under an option to purchase through March 31, 2007. Panda Ethanol is in the process of obtaining an air permit for this project and expects that the air permit will be issued in September 2006. The facility will require an estimated 40 million bushels of corn per year. The facility is designed to generate process steam produced from a natural gas boiler and, in addition to ethanol, is currently expected to produce approximately 322,000 tons per year of distiller grains (on a dry matter basis). Approximately one-half of the distillers grains will be marketed locally as WDGS. The remaining distillers grains will be dried and sold as DDGS. Due to the increased “shelf life” of DDGS, Panda Ethanol has various marketing options for this product. Panda Ethanol anticipates that it will proceed with financing and construction after the project is issued an air permit.

Additional Sites

In addition, Panda Ethanol, through additional wholly-owned project company subsidiaries, is currently planning the development of several other ethanol projects in Texas and the Midwest. Panda Ethanol has optioned two sites in Texas, which would allow it to add 210 million gallons of denatured ethanol per year of production to its portfolio. Panda Ethanol has also identified sites in the Midwest which would allow it to add another 315 million gallons of denatured ethanol per year to its portfolio. These projects, if successfully developed, together are currently expected to produce an estimated 525 million gallons of denatured ethanol per year and to process an estimated 280 million bushels of corn per year. Each of these projects is in various stages of development and there can be no assurance that any or all of them will be completed.

Panda Ethanol anticipates that its facilities will operate on a continuous basis and, where available, will utilize biomass energy technology as a fuel source. In such locations, in addition to the low-cost biomass, Panda Ethanol anticipates that it will have access to a large WDGS market, a nation-wide market for DDGS, favorable ethanol transportation dynamics and certain economies of scale that will create an operational cost advantage over many similar competing facilities in the Midwestern U.S.

Potential future facility sites, acquisitions and facility expansions

Panda Ethanol continues to monitor its options for further expansion of its business as ethanol market demand grows, and Panda Ethanol may determine that further ethanol capacity is required. Panda Ethanol will determine whether additional sites are suitable for construction of ethanol production facilities in the future. Panda Ethanol also intends to evaluate opportunities to acquire additional ethanol storage or distribution facilities and related infrastructure. Panda Ethanol will also evaluate upstream opportunities to acquire or develop grain leading and storage facilities.

Competition

The market in which Panda Ethanol will sell its ethanol is highly competitive. Panda Ethanol believes that its ability to compete successfully in the ethanol production industry depends on many factors, including the following principal competitive factors:

•	price;

•	reliability of its production processes and delivery schedule;

•	volume of ethanol produced and sold;

•	proximity to ethanol and WDGS markets;

•	management team;

•	facility size – economies of scale;

•	double loop track;

•	45 day corn storage capacity; and

•	biomass application for process steam.

With respect to distillers grains, Panda Ethanol competes with other suppliers (i.e., other ethanol producers) as well as a number of large and smaller suppliers of competing animal feed. Panda Ethanol believes the principal competitive factors are price, proximity to purchasers and product quality.

Legislation

Energy Policy Act. The Energy Policy Act established minimum annual volumes of renewable fuel to be used by petroleum refiners in the fuel supply. The annual requirement grows to 7.5 BGY by 2012. Also, the Energy Policy Act did not provide liability protection to refiners who use MTBE as a fuel additive. Given the extent of the environmental concerns associated with MTBE, Panda Ethanol believes that this will serve as a catalyst to hasten the replacement of a significant portion of the remaining MTBE volumes with ethanol in the near future. Finally, the Energy Policy Act removed the oxygenate requirements that were put in place by the Clean Air Act. The Energy Policy Act also included anti-backsliding provisions, however, that require refiners to maintain emissions quality standards in the fuels that they produce, thus providing a source for continued need for ethanol.

There is the potential that some or all of the RFS may be waived. Under the Energy Policy Act, the U.S. Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the U.S. EPA determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate domestic supply to meet the requirements.

The federal blenders’ credit. First implemented in 1979, the federal excise tax incentive program allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction of $0.51 per gallon of ethanol. The incentive program is scheduled to expire in 2010 (unless extended).

The federal Clean Air Act. The use of ethanol as an oxygenate is driven, in part, by environmental regulations. The federal Clean Air Act requires the use of oxygenated gasoline during winter months in areas with unhealthy levels of carbon monoxide.

State legislation banning or significantly limiting the use of MTBE. In recent years, due to environmental concerns, 25 states have banned, or significantly limited, the use of MTBE, including California, Connecticut and New York. Ethanol has served as a replacement for much of the discontinued MTBE volumes and is expected to continue to replace future MTBE volumes that are removed from the fuel supply.

Federal tariff on imported ethanol. In 1980, Congress imposed a tariff on foreign produced ethanol, made from sugar cane, to encourage the development of a domestic, corn-derived ethanol supply. This tariff was designed to prevent the federal tax incentive from benefiting non-U.S. producers of ethanol. The tariff is $0.54 per gallon and is scheduled to expire in 2007 (unless extended).

Ethanol imports from 24 countries in Central America and the Caribbean Islands are exempted from the tariff under the Caribbean Basin Initiative, which provides that specified nations may export an aggregate of 7.0% of U.S. ethanol production per year into the U.S., with additional exemptions from ethanol produced from feedstock in the Caribbean region over the 7.0% limit. As a result of new plants under development, we believe imports from the Caribbean region will continue, subject to the limited nature of the exemption.

NAFTA also allows Canada and Mexico to export ethanol to the United States duty-free. Canada and Mexico are exempt from duty under the current NAFTA guidelines.

In addition, there is a flat 2.5% ad valorem tariff on all imported ethanol.

The federal blenders’ credits and tariffs, as well as other federal and state programs benefiting ethanol, generally are subject to U.S. government obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures. Consequently, they might be the subject of challenges thereunder, in whole or in part.

See “Risk Factors— Risks Related to Governmental Regulation— The U.S. ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation, and any changes in legislation or regulation could materially adversely affect our results of operations and financial condition.”

Environmental Matters

Panda Ethanol’s planned future operations will be subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground; the generation, storage, handling, use, transportation and disposal of hazardous materials; and the health and safety of its employees. These laws, regulations and permits also can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damage, criminal sanctions, permit revocations and/or facility shutdowns. Panda Ethanol does not anticipate a material adverse effect on its business or financial condition as a result of its efforts to comply with these requirements.

There is a risk of liability for the investigation and cleanup of environmental contamination at each of the properties that Panda Ethanol will own or operate and at off-site locations where Panda Ethanol has arranged or will arrange for the disposal of hazardous substances. If these substances are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, Panda Ethanol may be responsible under CERCLA or other environmental laws for all or part of the costs of investigation and/or remediation and for damage to natural resources. Panda Ethanol may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from these properties. Some of these matters may require Panda Ethanol to expend significant amounts for investigation and/or cleanup or other costs. Panda Ethanol does not have material environmental liabilities relating to contamination at or from its facilities or at off-site locations where it has transported or arranged for the disposal of hazardous substances.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require Panda Ethanol to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at Panda Ethanol’s planned ethanol facilities. Present and future environmental laws and regulations (and related interpretations) applicable to Panda Ethanol’s planned future operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial capital and other expenditures. Panda Ethanol’s air emissions will be subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state and local laws and associated regulations. The U.S. EPA has promulgated National Emissions Standards for Hazardous Air Pollutants, or NESHAP, under the federal Clean Air Act that could apply to facilities that Panda Ethanol owns or operates if the emissions of hazardous air pollutants exceed certain thresholds. In addition to costs for achieving and maintaining compliance with these laws, more stringent standards may also limit Panda Ethanol’s operating flexibility. Because other domestic ethanol producers will have similar restrictions, however, Panda Ethanol believes that compliance with more stringent air emission control or other environmental laws and regulations is not likely to materially affect its competitive position.

The hazards and risks associated with producing and transporting Panda Ethanol’s products, such as fires, natural disasters, explosions, abnormal pressures, blowouts and pipeline ruptures also may result in personal injury claims or damage to property and third parties. As protection against operating hazards, Panda Ethanol maintains and plans to maintain insurance coverage against some, but not all, potential losses. Panda Ethanol’s coverage includes, or will, when appropriate, include, physical damage to assets, employer’s liability, comprehensive general liability, automobile liability and workers’ compensation. Panda Ethanol believes that its insurance is and will be adequate and customary for its industry, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. Panda Ethanol does not currently have pending material claims for damages or liability to third parties relating to the hazards or risks of our business.

See “Risk Factors — Risks Related to Governmental Regulation — We will be subject to extensive environmental laws and regulations” and “Risk Factors — Risks Related to Governmental Regulation — We may be subject to legal actions brought by third parties for actual or alleged violations of certain of our environmental permits or environmental laws and regulations.”

Employees

Currently, Panda Ethanol has no employees. Pursuant to the terms of a transition services agreement, Panda Energy and its affiliates provide all 44 of Panda Ethanol’s managers, officers and individuals who perform services related to Panda Ethanol’s operations, management, marketing, project management, logistics and administration. Commencing on approximately October 1, 2006, all of these individuals will become employees of Panda Ethanol. All of these employees are located in the U.S. None of the individuals currently providing services to Panda Ethanol is covered by a collective bargaining agreement. Panda Ethanol has had no labor-related work stoppages, and Panda Ethanol believes it has positive relations with the individuals providing services to it.

Legal Proceedings

As of the date of this prospectus, Panda Ethanol is not party to any material pending or threatened legal proceedings.

SELECTED HISTORICAL FINANCIAL DATA OF CIRRACOR, INC.

The following statement of operations data for the fiscal years ended September 30, 2004 and 2005 have been derived from Cirracor’s audited consolidated financial statements, which are contained in this proxy statement.

The statement of operations data for the nine months ended June 30, 2005 and 2006 have been derived from Cirracor’s unaudited interim consolidated financial statements, which are contained in this proxy statement.

You should read this selected historical financial data together with the financial statements and the related notes thereto, and management’s discussion and analysis of operations and financial condition of Cirracor, all of which are included in this proxy statement.

	October 12, 2001 (Inception) through September 30, 2002	Audited For the year ended September 30,			For the nine months ended June 30,
		2003	2004	2005	2005	2006
Selected Statement of Operations data:

Net revenue	$8,405	$33,250	$25,032	$9,390	$7,390	$8,500

Cost of revenue	—	22,301	32,000	6,867	3,187	7,480

Gross profit (loss)	8,405	10,949	(6,968)	2,523	4,203	1,020

General and administrative expenses	37,948	21,866	57,548	79,747	65,050	73,489

Loss from operations	(29,543)	(10,917)	(64,516)	(77,224)	(60,847)	(72,469)

Other income (expense)
Other income	—	—	—	—	—	98
Interest expense	—	—	—	220	—	(1,327)

Loss before provision for income taxes	(29,543)	(10,917)	(64,516)	(77,444)	(60,847)	(73,698)

Provision for income taxes	—	—	—	—	—	3,858

Net loss	$(29,543)	$(10,917)	$(64,516)	$(77,444)	$(60,847)	$(77,556)

Net loss per common share – basic and dilutive:

Net loss per common share	$(0.01)	$(0.00)	$(0.02)	$(0.02)	$(0.02)	$(0.02)

Weighted average common shares outstanding – basic and dilutive	3,053,118	3,219,750	3,482,627	3,520,250	3,520,250	3,520,250

	September 30, 2002	September 30, 2003	September 30, 2004	September 30, 2005	(unaudited) June 30, 2006
Selected Balance Sheet data:
Total assets	—	26,214	44,048	3,912	4,856

Total number of shares	3,213,750	3,250,250	3,520,250	3,520,250	3,520,250
Total equity (deficit)	(7,648)	17,036	40,020	(24,557)	(90,133)

Book value per share	(0.00)	0.01	0.01	(0.01)	(0.03)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF CIRRACOR

The following discussion and analysis of Cirracor’s financial condition and results of operations should be read in conjunction with Cirracor’s financial statements and the related notes to those statements included elsewhere in this proxy statement. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that reflect Cirracor’s plans, estimates and beliefs. Cirracor’s actual results and timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under the heading “Risk Factors” on page 16 and the factors listed under the heading “Forward-Looking Statements” on page 14.

Overview

Cirracor is in the development stage. Cirracor has designed and built web sites and web applications. Cirracor has provided web development services to enterprises of varying sizes. Cirracor has aimed to be a single source of web services for businesses by providing custom graphics, advanced technical designs and detailed site maintenance services. Since May 2006, Cirracor’s primary objective has been to complete the merger with Panda Ethanol, and Cirracor has ceased its web design operations. Because Cirracor has limited operations and assets, it may be considered a shell company as defined in Rule 12b-2 of the Exchange Act.

On May 18, 2006, Cirracor signed a merger agreement by and among Cirracor, Panda Ethanol and Grove Panda, pursuant to which Panda Ethanol will merger with and into Cirracor and the stockholders of Panda Ethanol will receive one share of Cirracor common stock per share of Panda Ethanol. Immediately prior to the merger, Cirracor will be required to effect a reverse stock split whereby each share of Cirracor common stock outstanding shall be converted into 0.340885 of a share of Cirracor common stock. Also in connection with the merger, Cirracor will be required to adopt the Amended and Restated Articles of Incorporation attached as Annex C to this proxy statement. The merger transaction with Panda Ethanol will be accounted for as a reverse acquisition whereby Panda Ethanol is deemed to be the acquirer for accounting purposes. Accordingly, the financial statements of the surviving corporation will be those of Panda Ethanol. Because Panda Ethanol uses the calendar year for financial reporting purposes, financial statements following the merger will be on a calendar year basis.

In the event that the merger is consummated, Cirracor anticipates that it will be engaged exclusively in the projected business of Panda Ethanol.

Summary of Critical Accounting Policies and Estimates.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cirracor discusses the financial statements of Cirracor, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of Cirracor’s financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. These accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in this proxy statement.

Results of Operations

For the year ended September 30, 2005 as compared to the year ended September 30, 2004

Revenues. Cirracor is in the development stage. For the year ended September 30, 2005, Cirracor generated $9,390 in revenue from its operations. These revenues were generated from website designing services performed for various clients. Cirracor’s cost of sales was $6,867, making its gross profit $2,523 for the year ended September 30, 2005. Cirracor anticipates that, for as long as it is engaged in the web development business, its source of revenues will continue to be from contracts with other clients for website designing services. Therefore, for as long as Cirracor is engaged in the web development business, it will need to engage other clients who wish to have similar website design services performed, because its revenue is based on such service contracts. This is in comparison to the year ended September 30, 2004, where Cirracor generated $25,032 in revenues. The decrease in revenues is primarily due to $14,000 of revenue Cirracor deferred on its jobs in-process at September 30, 2005. In comparison, Cirracor’s cost of sales for the year ended September 30, 2004 was $32,000, which made its gross loss $6,968 for that year. During the fiscal year ended September 30, 2005, Cirracor was better able to control its time overruns, and thus was able to decrease its cost of sales and improve its gross margin accordingly.

Operating Expenses. Cirracor is in the development stage. For year ended September 30, 2005, Cirracor’s general and administrative expenses were $79,747 making Cirracor’s net loss $77,444 for the year ended September 30, 2005. This is in comparison to the year ended September 30, 2004, where Cirracor had general and administrative expenses of $57,548, making Cirracor’s net loss $64,516. The increase in net loss is due to the fact that Cirracor incurred higher expenses for professional fees during the most recent period. The higher professional fees are due to the increased cost for quarterly SEC compliance incurred to Cirracor’s principal accountant, plus the additional cost of hiring an additional firm to maintain Cirracor’s books and records and prepare financial statements.

For the nine months ended June 30, 2006 as compared to the nine months ended June 30, 2005

Revenues. Cirracor is in the development stage. For the nine months ended June 30, 2006, Cirracor generated $8,500 in revenues from operations. Cirracor’s cost of sales for the same period was $7,480, making its gross profit $1,020 for the nine months ended June 30, 2006. This is in comparison to the nine months ended June 30, 2005, where Cirracor generated $7,390 in revenues. Cirracor’s cost of sales for that period was $3,187, making its gross profit $4,203 for the nine months ended June 30, 2005.

Operating Expenses. Cirracor is in the development stage. For the nine months ended June 30, 2006, Cirracor’s general and administrative expenses were $73,489 making its net loss $77,556 for the period ended June 30, 2006. This is in comparison to the nine months ended June 30, 2005, where Cirracor had $65,050 in general and administrative expenses making its net loss $60,847 for the period ended June 30, 2005. The increase in net loss and general and administrative expenses is primarily due to the fact that Cirracor incurred additional legal fees as a result of the planned merger transaction described in this proxy statement, partially offset by the fact that Cirracor did not pay its officer a salary during the nine months ended June 30, 2006.

Interest expense of $1,327 for the nine month period included $1,275 for penalties and interest on back income tax filings for the State of California for the year ended September 30, 2002 through the year ended September 30, 2005, plus $52 of credit card interest.

Liquidity and Capital Resources

Cirracor is in the development stage. Cirracor has cash of $2,526 as of June 30, 2006. Cirracor also has $2,330 net value of property and equipment, making its total assets $4,856. In the opinion of management, available funds will not satisfy Cirracor’s working capital requirements for the next twelve months. Cirracor believes that without the consummation of the merger, in order to (a) pay its operating expenses, (b) begin marketing its services sufficiently to gain additional clients and (c) expand its operations, it would need additional funds which it might receive from its officers and stockholders. As of June 30, 2006, Cirracor’s total liabilities were $94,989, comprised of $19,064 of accounts payable and accrued expenses, payables to related parties of $32,459, advances from an officer totaling $7,666, advances from shareholders totaling $35,000, and income taxes payable of $800. Cirracor does not have any long term commitments or contingencies.

Plan of Operation for the Next Twelve Months

For the next twelve months, Cirracor’s primary objective is to engage in the merger transaction described in this proxy statement. Cirracor has ceased its web design operations and no longer offers website design and development services. On May 18, 2006, Cirracor signed a merger agreement by and among Cirracor, Panda Ethanol and Grove Panda, pursuant to which Panda Ethanol will merge with and into Cirracor and the stockholders of Panda Ethanol will receive one share of Cirracor common stock per share of Panda Ethanol. Immediately prior to the merger, Cirracor will be required to effect a reverse stock split whereby each share of Cirracor common stock outstanding shall be converted into 0.340885 of a share of Cirracor common stock. Also in connection with the merger, Cirracor will be required to adopt the Amended and Restated Articles of Incorporation attached as Annex C to this proxy statement.

In the event that the merger is consummated, Cirracor anticipates that it will be engaged exclusively in the projected business of Panda Ethanol.

If Cirracor does not complete the merger with Panda Ethanol, its goal will be to acquire or merge with an established company with already established product lines.

Cirracor has cash of $2,526 as of June 30, 2006. Cirracor believes it does not have adequate funds to satisfy its working capital requirements for the next twelve months. Cirracor would need to raise additional capital to continue its operations.

In September 2005, the Cirracor common stock became eligible for quotation on the OTCBB. Cirracor hopes this will allow it to have access to capital which it will be able to use to continue its operations if the merger is not consummated.

Cirracor is not currently conducting any research and development activities. Cirracor does not anticipate conducting such activities in the near future, except as may be appropriate in connection with the production and sale of ethanol and related lines of business following the merger.

Because Cirracor has limited operations and assets, it may be considered a shell company as defined in Rule 12b-2 of the Securities Exchange Act of 1934.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Cirracor’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

SELECTED HISTORICAL FINANCIAL DATA OF PANDA ETHANOL, INC.

The following statement of operations data for the period from inception (November 1, 2004) to December 31, 2004 and for the year ended December 31, 2005 have been derived from Panda Ethanol’s audited consolidated financial statements, which are contained in this proxy statement.

The statement of operations data for the six-month periods ended June 30, 2005 and 2006 have been derived from Panda Ethanol’s unaudited interim consolidated financial statements, which are contained in this proxy statement.

You should read this selected historical financial data together with the consolidated financial statements and the related notes thereto, and management’s discussion and analysis of operations and financial condition of Panda Ethanol, all of which are included in this proxy statement.

	Inception through December 31, 2004	Year Ended December 31, 2005	Six Months Ended June 30,
			2005	2006
Net loss	$292,410	$6,599,091	$2,683,472	$5,172,450
Loss per common share	0.02	0.48	0.19	0.33
Total assets	—	4,859,964	423,372	97,645,903
Book value per common share	—	0.20	0.01	3.02

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF PANDA ETHANOL

The following discussion and analysis of Panda Ethanol’s financial condition and results of operations should be read in conjunction with Panda Ethanol’s financial statements and the related notes to those statements included elsewhere in this proxy statement. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that reflect Panda Ethanol’s plans, estimates and beliefs. Panda Ethanol’s actual results and timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under the heading “Risk Factors” on page 16 and the factors listed under the heading “Forward-Looking Statements” on page 14.

Overview

The following discussion should be read in conjunction with Panda Ethanol’s unaudited consolidated financial statements for the six months ended June 30, 2006 and the related notes and Panda Ethanol’s audited consolidated financial statements for the year ended December 31, 2005 and the notes thereto included in this proxy statement.

Panda Ethanol is in the development stage. Panda Ethanol was formed to develop ethanol production plants and related biomass facilities. Panda Ethanol does not expect to operate at a profit before its first ethanol plant is completely constructed and operational. Until June 7, 2006, Panda Ethanol was a wholly-owned subsidiary of Panda Energy, a privately-held company. On June 7, 2006, Panda Ethanol closed a private placement of approximately 14.9 million shares of its common stock for a total gross proceeds of approximately $90 million. On July 28, 2006, a wholly-owned subsidiary of Panda Ethanol, Panda Hereford Ethanol, L.P., entered into project level debt facilities aggregating approximately $188.1 million.

Panda Ethanol has received air permits for its proposed 105 million gallon, manure-fueled ethanol production facility in Hereford, Texas and began construction of the facility in August 2006. Panda Ethanol currently estimates that the Hereford facility will be completed in the fourth quarter of 2007.

Through its wholly-owned subsidiaries, Panda Haskell Ethanol, L.P. and Panda Yuma Ethanol, L.P., Panda Ethanol is also currently developing additional ethanol production facilities in Haskell, Kansas and Yuma, Colorado. Panda Ethanol has received air permits for the Haskell project and anticipates receiving air permits for the Yuma project in September 2006. After receipt of a waste water discharge permit for the Haskell project and the air permits for the Yuma project, Panda Ethanol plans to proceed with project financing and construction of these facilities. Panda Ethanol currently estimates that the Haskell and Yuma facilities will be completed in the second quarter of 2008.

From the date of its inception through June 30, 2006, Panda Ethanol incurred an accumulated net loss of $12.1 million. Panda Ethanol believes it will incur significant losses primarily related to development and administrative expenses from this time forward until it is able to successfully complete construction and commence operations of its initial ethanol production facility. There is no assurance that existing financing will be adequate for completion of the Hereford facility, that Panda Ethanol will be able to secure additional financing for other projects, or that Panda Ethanol will be successful in its efforts to develop, construct and operate one or more ethanol plants. Even if Panda Ethanol successfully meets all of these objectives and begin operations, there is no assurance that it will be able to operate profitably.

On May 18, 2006, Panda Ethanol signed a merger agreement by and among Cirracor, Panda Ethanol, and Grove Panda, pursuant to which Panda Ethanol will merge with and into Cirracor, and the stockholders of Panda Ethanol will receive one share of Cirracor common stock per share of common stock of Panda Ethanol. The merger will be accounted for as a reverse acquisition whereby Panda Ethanol will be deemed to be the acquirer for accounting purposes. See the section entitled “The Merger” beginning on page 39 for more information on the merger.

Summary of Critical Accounting Policies and Estimates

This discussion and analysis of financial condition and results of operations are based on the financial statements of Panda Ethanol, which have been prepared in accordance with accounting principles generally accepted in the United States. Note 2 to the audited consolidated financial statements contained in this proxy statement contains a summary of Panda Ethanol’s significant accounting policies, many of which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of Panda Ethanol’s consolidated financial statements include estimates as to the appropriate carrying value of certain assets which are not readily apparent from other sources, primarily development costs and equipment deposits.

Results of Operations

For the two months ended December 31, 2004 as compared to the year ended December 31, 2005

Panda Ethanol is in the development stage. Panda Ethanol had no revenues for the twelve months ended December 31, 2005 and the two months ended December 31, 2004. Its activities consist solely of developing projects for ethanol manufacturing facilities.

Development and administrative expenses allocated from Panda Ethanol’s parent, Panda Energy, increased from $269,775 for the two months ended December 31, 2004 to $5,488,683 for the year ended December 31, 2005. The increase was caused by the significant growth in development activity during 2005. Development activity commenced in November 2004 and accelerated throughout 2005 as additional employees became involved in ethanol project development activities. Allocation of development and administrative expenses from the parent is based upon the salary-weighted employee hours dedicated to ethanol projects. Nonsalary expenses which are not specifically allocable to projects, such as employee benefits, office rent, information technology and other office expenses, are allocated from the parent in proportion to the allocated salary costs.

Other development and administrative expenses increased from $22,635 in the 2004 period to $1,110,408 in 2005. As with the expenses allocated from the parent discussed above, the increase was attributable to the growth in development activity in 2005. The major expenses in this category include contract labor and travel, both of which increased significantly in 2005 as development activity increased.

For the six months ended June 30, 2005 as compared to the six months ended June 30, 2006

Panda Ethanol is in the development stage. Panda Ethanol had no revenues for the six months ended June 30, 2005 and June 30, 2006. Its activities consist solely of developing projects for ethanol manufacturing facilities.

Development and administrative expenses allocated from parent increased from $2,298,359 for the six months ended June 30, 2005 to $3,932,795 for the six months ended June 30, 2006. The increase was caused by the significant growth in development activity during 2005 and into 2006. Development activity commenced in November 2004 and accelerated throughout 2005 and into 2006 as additional employees became involved in ethanol project development activities. Allocation of development and administrative expenses from the parent is based upon the salary-weighted employee hours dedicated to ethanol projects. Nonsalary expenses which are not specifically allocable to projects, such as employee benefits, office rent, information technology and other office expenses, are allocated from the parent in proportion to the allocated salary costs.

Other development and administrative expenses increased from $385,113 in the six months ended June 30, 2005 to $1,453,337 in the six months ended June 30, 2006. As with the expenses allocated from the parent discussed above, the increase was attributable to the growth in development activity during 2005 and into 2006. The major expenses in this category include contract labor and travel, both of which increased significantly as development activity increased.

Liquidity and Capital Resources

Panda Ethanol is in the development stage and does not expect to operate at a profit before its first ethanol plant is completely constructed and operational. Panda Ethanol currently estimates that its first ethanol plant, the Hereford facility, will be completed in the fourth quarter of 2007.

Panda Ethanol had cash of $25,043, restricted cash of $247,000 and total current liabilities of $2,042,973 at December 31, 2005, and cash of $0, restricted cash of $87,758,488 and total current liabilities of $3,970,635 at June 30, 2006. The restricted cash at June 30, 2006, which primarily resulted from the private equity placement discussed below, became available for use upon closing of the project level debt facilities discussed below. On July 31, 2006, following completion of the project level debt facilities, Panda Ethanol had unrestricted cash of $16.0 million available for general corporate purposes and Panda Hereford Ethanol, L.P. had cash of $131.0 million available for use in connection with the construction of the Hereford facility. In connection with the financing of the Hereford facility, Panda Ethanol paid $5.0 million to Panda Energy, including $1.5 million of reimbursement for costs incurred on the Hereford facility in excess of a $13.0 million capital commitment, and a $3.5 million development fee.

From the date of its inception through June 30, 2006, Panda Ethanol incurred an accumulated net loss of $12.1 million. Panda Ethanol believes it will incur significant losses primarily related to development and administrative expenses from this time forward until it is able to successfully complete construction and commence operations of its initial ethanol production facility.

Management believes that Panda Ethanol’s current available working capital will be adequate for its operations at least through the end of the current fiscal year, but not through the planned completion of the Hereford facility in the fourth quarter of 2007. Panda Ethanol anticipates that it will need additional equity financing of approximately $8 million prior to mid-2007 in order to have adequate financing to complete the construction of the Hereford facility. There can be no assurance that such financing will be obtained and that the Hereford facility will be completed.

On June 7, 2006, Panda Ethanol closed a private placement of approximately 14.9 million shares of its common stock to accredited investors for total net proceeds of approximately $86.1 million, after deducting offering costs of approximately $3.9 million. On July 28, 2006, a wholly-owned subsidiary of Panda Ethanol, Panda Hereford Ethanol, L.P., entered into project level debt facilities aggregating $188.1 million, which are described below. Panda Ethanol did not guarantee and is not obligated on these project level debt facilities.

Panda Ethanol’s Hereford facility commenced site preparation in February, 2006. Lurgi designed, engineered and is constructing the Hereford facility. The total commitment under the contract with Lurgi is approximately $161 million. EPI has agreed to design and supply the biomass handling and conversion equipment for the Hereford facility. The total commitment under the contract with EPI is approximately $25 million. The total estimated cost of the Hereford facility, including interest during construction, initial inventories, working capital and debt service reserves, has been estimated at approximately $269 million.

Panda Ethanol needs to secure additional financing, including project level debt financing, to fund the development and construction of additional ethanol production facilities in Haskell, Kansas and Yuma, Colorado. Management estimates that it will need approximately $515 million in additional financing, of which approximately $272 million would be raised to finance the estimated development and construction costs of the Haskell facility and approximately $243 million would be raised to finance the estimated development and construction costs of the Yuma facility. There can be no assurance that such financing will be obtained and that the Yuma and/or Haskell facilities will be completed.

There is no assurance that existing financing will be adequate for completion of the Hereford facility, that Panda Ethanol will be able to secure additional financing for other projects, or that Panda Ethanol will be successful in its efforts to develop, construct and operate one or more ethanol plants. Even if Panda Ethanol successfully meets all of these objectives and begin operations, there is no assurance that it will be able to operate profitably.

Hereford Facility Project Financing

On July 28, 2006, Panda Ethanol closed three debt financing transactions, the proceeds of which will be used to finance the construction of the Hereford facility and provide certain working capital for the project. The debt transactions include a $158.1 million senior secured credit facility, or senior debt, a $30.0 million subordinated secured credit facility, or subordinated debt, and $50.0 million of tax-exempt bonds, or the tax-exempt bonds. As described below, the senior debt includes a letter of credit facility which supports the tax-exempt bonds; accordingly, the total borrowing capacity under the three debt transactions is $188.1 million.

The senior debt is comprised of a $101.6 million term loan facility, a $5.0 million working capital facility, and a $51.5 million letter of credit facility. The senior debt is secured by substantially all of the assets of Panda Hereford Ethanol, L.P. The term loan facility has a seven-year maturity and generally bears interest at a variable annual rate equal to LIBOR plus a margin of 3.75% pre-completion and 3.50% post-completion. The working capital facility has a five-year maturity and generally bears interest at the same rate as the term loan. The letter of credit facility has a seven-year maturity and an annual fee of 3.75% pre-completion and 3.50% post-completion. The letter of credit facility supports the $50.0 million of tax-exempt bonds which are discussed separately below. Panda Ethanol is required to enter into interest rate swap agreements to hedge its interest rate exposure on approximately 80% of the projected term loan balance outstanding during the construction period and lesser amounts after commercial operations commence. In addition to scheduled amortization during the applicable terms of the senior debt, a cash flow sweep provision requires between 30% and 100% of excess cash flow after scheduled debt service and capital expenditures to be applied quarterly to reduce the term loan principal. After the term loan has been fully repaid, 30% of the excess cash flow will be applied to a sinking fund account to cash collateralize the letter of credit facility supporting the tax-exempt bonds. An additional cash flow sweep provision requires 25% of excess cash flow (after debt service on both the senior and subordinated debt) to be applied to reduce the senior debt principal until the senior debt balance is below $100 million.

At August 17, 2006, Panda Hereford Ethanol, L.P. had $63.1 outstanding under the senior debt, which bore interest at a rate of 9.14% per annum.

The subordinated debt has a term of up to seven years and bears interest at 12% per year. The subordinated debt is secured by a second lien on a portion of the collateral for the senior debt and, after commencement of commercial operations, a first lien on any funds available under a subordinated debt service reserve. Interest will be added to the principal of the loan until the first scheduled payment date for the term loan, with payment in cash thereafter. Beginning six months following completion of the Hereford facility, a cash flow sweep provision requires 100% of excess cash flow after senior debt service requirements and subordinated debt interest to be applied to reduce the subordinated debt principal up to targeted amortization amounts of $1 million to $2 million per quarter. In addition, the subordinated debt lender is entitled to a royalty of 8.5% of distributable cash flows as defined. The royalty will be payable for the longer of (a) four years from substantial completion of the Hereford facility or (b) the remaining term of the subordinated debt. A further cash flow sweep provision requires prepayment of subordinated debt principal equal to 15% of distributable cash flows, as defined, after senior debt service, subordinated debt service and royalty payments.

At August 17, 2006, Panda Hereford Ethanol, L.P. had $30.0 million outstanding under the subordinated debt, which bore interest at a rate of 12% per annum.

The tax-exempt bonds are industrial revenue bonds issued by the Red River Authority, a governmental agency of the State of Texas. The tax-exempt bonds are supported solely by the senior debt letter of credit facility and do not constitute indebtedness of the Red River Authority, the State of Texas or any political subdivision thereof. The economic substance of the tax-exempt bonds is analogous to a direct borrowing by Panda Hereford Ethanol, L.P. The tax-exempt bonds bear interest at a variable rate which will be reset on a weekly basis by the remarketing agent (the initial rate was 3.70%). Although the tax-exempt bonds have a stated maturity of 24 years, the supporting letter of credit facility has a seven-year maturity as stated above; thus the tax-exempt bonds effectively also have a seven-year maturity unless the letter of credit facility is refinanced at maturity.

At August 17, 2006, Panda Hereford Ethanol, L.P. had $50.0 million outstanding under the tax-exempt bonds, which bore interest at a rate of 3.70% per annum.

Contractual Obligations

Panda Ethanol had no contractual obligations as of December 31, 2005. The contracts with Lurgi and EPI for construction of the Hereford facility, which total approximately $161 million and $25 million, respectively, became effective following completion of debt financing on July 28, 2006.

Off-balance sheet arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Panda Ethanol’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK OF PANDA ETHANOL

Some of the information below contains forward-looking statements. The primary objective of the following information is to provide forward-looking quantitative and qualitative information about its potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in commodity prices and interest rates charged on borrowings. The disclosure is not meant to be a precise indicator of expected future losses, but rather an indicator of reasonably possible losses. This forward-looking information provides an indicator of how Panda Ethanol views and manages its ongoing market risk exposures.

Panda Ethanol is in the development stage and is not presently conducting operations as an ethanol producer. Panda Ethanol is currently only subject to interest rate risk based on the interest rates charged on the borrowings of its wholly-owned subsidiary, Panda Hereford Ethanol, L.P. If and when Panda Ethanol begins operations, it will also be exposed to the impact of market fluctuations associated with commodity prices as discussed below. Panda Ethanol currently does not have exposure to foreign currency risk.

Interest Rate Risk

At June 30, 2006, Panda Ethanol did not have exposure to interest rate risks as it did not have any outstanding borrowings at that time. Panda Ethanol’s current exposure to interest rates primarily relates to borrowings under the senior debt. The interest rate is fixed at 12% on the subordinated debt. As of June 30, 2006, Panda Ethanol was not using any derivatives to manage interest rate risk. Interest is payable on aggregate principal amount in borrowings under the senior debt based on a floating rate as more fully described in “—Liquidity and Capital Resources.” At August 17, 2006, Panda Hereford Ethanol, L.P. had $63.1 million in outstanding borrowings under the senior debt. The interest Panda Hereford pays on these borrowings is set periodically based upon market rates. A 1% change in interest rates would affect interest on the senior debt by approximately $1.6 million per year if the entire $158.1 million senior debt facility was outstanding. Panda Ethanol is required to enter into interest rate swap agreements to hedge its interest rate exposure on approximately 80% of the projected term loan balance outstanding during the construction period and lesser amounts after commercial operations commence.

Commodity Price Risk

Panda Ethanol expects to produce ethanol from corn, and its business will be sensitive to changes in the price of corn. The price of corn is subject to fluctuations due to unpredictable factors such as weather, total corn planted and harvested acreage, changes in national and global supply and demand, and government programs and policies. Panda Ethanol also expects to use natural gas in the ethanol production process, and its business will be sensitive to changes in the price of natural gas. The price of natural gas is influenced by such weather factors as extreme heat or cold in the summer and winter, in addition to the threat of hurricanes in the spring, summer and fall. Other natural gas price factors include the U.S. domestic onshore and offshore rig count and the amount of U.S. natural gas in underground storage during both the injection and withdrawal seasons.

Panda Ethanol anticipates that it will attempt to reduce the market risk associated with fluctuations in the price of corn and natural gas as well as the price of ethanol by employing a variety of risk management strategies. As Panda Ethanol is not currently engaged in production of ethanol, it does not have any of these commodity price risk management strategies in place at this time.

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected unaudited pro forma condensed consolidated pro forma financial data of Cirracor and Panda Ethanol. The pro forma amounts in the table below are based upon the historical financial statements of Cirracor and Panda Ethanol, adjusted to give effect to the merger and the related private equity offering by Panda Ethanol. The merger transaction with Panda Ethanol will be accounted for as a reverse acquisition whereby Panda Ethanol is deemed to be the acquirer for accounting purposes. Accordingly, the financial statements of the surviving corporation will be those of Panda Ethanol. Because Panda Ethanol uses the calendar year for financial reporting purposes, financial statements following the merger will be on a calendar year basis.

For purposes of the pro forma financial data, the merger is assumed to have occurred on June 30, 2006 for balance sheet purposes, and on the first day of the respective periods for statement of operations purposes. These pro forma amounts have been derived from (a) the unaudited financial statements of Cirracor as of and for the three months ended June 30, 2006 and for the three months ended March 31, 2006 (such three-month periods were combined to derive information for the six-month period ended June 30, 2006); (b) the audited financial statements of Cirracor for the year ended September 30, 2005 contained in this proxy statement; (c) the unaudited financial statements of Panda Ethanol as of and for the six months ended June 30, 2006, which are contained in this proxy statement, and (d) the audited financial statements of Panda Ethanol for the year ended December 31, 2005, which are contained in this proxy statement.

The pro forma financial data in the table below is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position would have been had the merger and related private equity offering occurred on the date assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

The pro forma financial data does not reflect any potential cost savings that may be realized following the merger, nor does it reflect any incremental income or expenses that might have occurred during the periods as a result of the private equity or debt offerings.

You should read this pro forma financial data together with the separate historical financial statements of Cirracor and Panda Ethanol referred to above, and the unaudited pro forma financial information and notes thereto which are contained in this proxy statement.

	Year Ended December 31, 2005	Six Months Ended June 30, 2006
Net loss before nonrecurring charges	$6,599,091	$4,613,880
Loss per common share before nonrecurring charges	0.22	0.15
Total assets	N/A	97,645,903
Book value per common share	N/A	$2.89
Weighted average shares outstanding	30,000,000	30,000,000

Note: The pro forma net loss before nonrecurring charges and loss per common share before nonrecurring charges do not reflect estimated legal and accounting expenses of $1.1 million, which are nonrecurring charges directly attributable to the merger and related transactions.

DIRECTORS AND EXECUTIVE OFFICERS

Prior to the merger, the sole director and executive officer of Cirracor is Reed Fisher, age 60, who serves as Director, President, and Secretary.

Reed Fisher. Mr. Fisher has been Cirracor’s President and a director since April 2004, and was appointed Secretary on October 10, 2005. Mr. Fisher has extensive experience in website design and development. He has been a web solutions consultant for Peregrine Systems, from 2000 to the present. Peregrine Systems is a company that provides computer network services, software design and development and business infrastructure consulting. He also was a sales engineer for Percussion Systems, a software company, from 1998 to 2000. There is no relationship between Peregrine Systems and Cirracor, or between Percussion Systems and Cirracor. Prior to 1998, Mr. Fisher was a technical director with Foote Cone Belding in 1997, and a webmaster for NQL, Inc. Administration, and E-Procurement. Mr. Fisher has an Associate of Arts degree in Liberal Arts from Cypress College. Mr. Fisher is not an officer or director of any other reporting company.

At the effective time of the merger, the board of directors and executive officers of Cirracor will be the following:

Name	Age	Positions
Robert W. Carter	68	Chairman
Todd W. Carter	38	Chief Executive Officer and President and Director
L. Stephen Rizzieri	51	Chief Legal Officer, General Counsel and Secretary
Michael Trentel	40	Chief Financial Officer and Treasurer
Darol Lindloff	68	Chief Operating Officer
Ralph Killian	59	Senior Vice President – Development
Robert K. Simmons	50	Senior Vice President – Finance
G. Michael Boswell	66	Director
Donnell Brown	37	Director
Stanford C. Stoddard	75	Director

Robert W. Carter. Mr. Robert Carter founded Panda Energy in 1982 where he has served as Chairman of the Board and Chief Executive Officer since January 1995. Mr. Robert Carter is also President of Robert Carter Oil & Gas, Inc., which he founded in 1980. From 1978 to 1980, Mr. Robert Carter was Vice President of oil and gas lease sales for Reserve Energy Corporation. From 1974 to 1978, he served as a marketing consultant to Forward Products, Inc. and was the Executive Vice President of Blasco Industries from 1970 to 1974. Mr. Robert Carter attended the University of Georgia.

Todd W. Carter. Mr. Todd Carter has been employed at Panda Energy since 1989 and has served in several roles. Since December 2004, Mr. Todd Carter has served as President of Panda Development Corporation, a division of Panda Energy, responsible for all greenfield development ethanol projects. In 2000, Mr. Todd Carter was named President of Panda Energy with duties for the overall company. Prior to that he held the role of Senior Vice President of Corporate Finance where he spearheaded Panda Energy’s corporate capital and restructuring programs. In his role as Senior Vice President of International Business Development, he was responsible for cultivating relationships with foreign governments and partners as well as negotiating power purchase agreements and tariffs. From 1994 to 1998, Mr. Todd Carter served as President of Pan–Oak Corporation, a wholly owned subsidiary of Panda Energy. There, Mr. Todd Carter oversaw oil and gas exploration, acquisition and prospect development. A graduate of The University of Texas at Austin, he holds a B.A. in Economics

L. Stephen Rizzieri. Mr. Rizzieri has been employed at Panda Energy since 1996. He has served as Chief Legal Officer and General Counsel since July 2000. Prior to that and since April 1996, he served as Senior Vice President (starting in 1998) and in other executive roles with the company. From 1993 to 1996, he was Assistant

General Counsel of Enserch Development Corporation. From 1985 to 1993, Mr. Rizzieri served in various capacities with Sunshine Mining Company and its affiliated companies, including as Assistant General Counsel and Secretary. From 1981 to 1985, he served in various capacities with Woods Petroleum Corporation (which was purchased by Sunshine Mining Company in 1985) and its affiliates, most recently as President of Woods Securities Corporation. In 1980, Mr. Rizzieri served as Deputy General Counsel—Enforcement Division, Oklahoma Securities Commission. Mr. Rizzieri earned a Juris Doctor degree from the University of Oklahoma and a Bachelor of Arts degree from the State University of New York at Geneseo.

Michael Trentel. Mr. Trentel has been employed at Panda Energy since 1998, where he has served as Chief Financial Officer since November 2005. Prior to serving as Chief Financial Officer, Mr. Trentel held a variety of finance positions where he was involved in various financing transactions. Mr. Trentel has also held positions at Panda Energy in development, acquisitions and asset management. Before joining Panda Energy, he spent 9 years in the oil and gas industry with ARCO. He holds a Master of Business Administration from the University of Southern California and a Bachelor of Science in Chemical Engineering from Purdue University.

Darol Lindloff. Mr. Lindloff has been employed at Panda Energy since 1989. He has served as Chief Operating Officer since January 2005. Prior to this, he was Senior Vice President, responsible for engineering, construction, operations and asset management. Mr. Lindloff served as President of Panda Energy from 1997 to 2000. Prior to 1997, he served the company as a Vice President in the capacities of Business Development, Technical Director and Project Development. Before joining Panda Energy, Mr. Lindloff was a Regional Director for Southwest Research Institute and prior to that, he was involved in the development of power and steam generating projects for Hawker Siddeley Power Engineering and for Central and Southwest Corporation. Mr. Lindloff is a graduate of Southwestern University with a Bachelor of Science Degree in Organic Chemistry.

Ralph Killian. Mr. Killian has served as Senior Vice President in Development of Panda Energy since December, 2004. From 2002 to 2004, Mr. Killian provided consulting, advisory and management services to various companies in the energy industry. These consulting and advisory activities included involvement in the organization and management of a start-up wind energy company, the provision of expert testimony in energy related litigation and the advising on power plant development issues. Mr. Killian previously served Panda Energy in many roles from 1989 through 2001, with senior management responsibility over business development, fuels, power sales, operations and asset management. Prior to joining Panda, he was Senior Vice President for Texas Eastern Gas Transmission Corporation and served in various management and engineering positions with Amoco Production Company. Mr. Killian is a graduate of the University of Florida with a Bachelor of Science in Chemical Engineering.

Robert K. Simmons. Mr. Simmons has been employed at Panda Energy since 2001. He has served as Senior Vice President of Finance with responsibilities including project financing, joint ventures, and corporate capital. Before joining Panda Energy, Mr. Simmons was Managing Director of Structural Finance for Deutsche Banc. Mr. Simmons has also held senior positions at Citibank and Swiss Bank Corp. He has been involved with financing, restructuring, and mergers and acquisitions relating to the power industry since 1983. He has a B.A. from Georgetown University and an MBA from the JL Kellogg School at Northwestern University.

G. Michael Boswell. Mr. Boswell is a principal of TBP Investments Management, LLC, a firm that provides investment advisory services focused on energy-related commodity futures and equities, natural gas fueled vehicles and development of water resources for municipal and industry use. Prior to this, Mr. Boswell was a principal and owner of Fish Traders of Texas, LP, a large aquaculture/fish raising marketing enterprise from 1993 to 1998. Mr. Boswell began his career as a lawyer with a Dallas law firm and then was employed by two New York Stock Exchange, or NYSE, member firms, serving as Senior Vice President and General Counsel of du Pont Glore Forgan from 1972 to 1974 and Executive Vice President, Director and Chief Operating Officer of Great Western United Corporation from 1974 to 1977. From 1977 to 1979, Mr. Boswell was the Chairman of a London-based commodity merchant firm. From 1976 through 1993, he was chairman and chief executive officer of Sunshine Mining Company (a NYSE-traded company). Mr. Boswell was formerly a member of the New York Coffee and Sugar Exchange. Mr. Boswell received his Juris Doctor and a Bachelor of Business Administration from Southern Methodist University and has an associate degree from Marion Military Institute.

Donnell Brown. Mr. Brown and his family own and manage the R.A. Brown Ranch in Throckmorton, Texas, a family business since 1895. Mr. Brown has served on the Long Range Strategic Planning Committees for the National Cattleman’s Beef Association, as well as three different cattle breed associations. He currently serves on the Board of Directors of the Texas Red Angus Association and serves on committees for the Texas and southwestern Cattle Raisers Association as well as Texas Farm Bureau who named him the Outstanding Young Farmer/Rancher of Texas in 2003. Mr. Brown is a graduate of Texas Tech University with a degree in Agriculture Business.

Stanford C. Stoddard. Mr. Stoddard has been chairman of LaGrande Capital, L.L.C., a financial consulting firm with offices in Southfield, Michigan, since his retirement more than five years ago. During his 30-year banking career, Mr. Stoddard was president of Michigan National Bank of Detroit, chairman of Michigan National Bank, and founder, president and chairman of Michigan National Corporation, the parent bank holding company of the banks. He currently serves as chairman of MTC Capital Corporation, the holding company for Michigan Trust Bank and a director of Rentrak Corporation, an information management company serving clients in the media, entertainment, retail, advertising and manufacturing industries. He graduated from the University of Michigan with a B.A. in business administration.

Mr. Robert Carter is the father of Mr. Todd Carter. There are no other family relationships between any director, executive officer or significant employee of Cirracor or the surviving company after the merger.

To the knowledge of Cirracor, there are no material proceedings to which any director or executive officer or any associate of any such director or executive officer of Cirracor or the surviving company after the merger is a party adverse to Cirracor, Panda Ethanol or any of Panda Ethanol’s subsidiaries and no director or executive officer or any associate of any such director or executive officer of Cirracor or the surviving company after the merger has a material interest adverse to Cirracor, Panda Ethanol or any of Panda Ethanol’s subsidiaries.

Each director will serve until the 2007 annual meeting of stockholders of the surviving company.

Section 16(a)

Section 16(a) of the Securities Act of 1934 requires Cirracor’s directors, executive officers, and any persons who own more than 10% of a registered class of Cirracor’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. SEC regulation requires executive officers, directors and greater than 10% stockholders to furnish Cirracor with copies of all Section 16(a) forms they file. Based solely on Cirracor’s review of the copies of such forms received by it, or written representations from certain reporting persons, Cirracor believes that during the fiscal year ended September 30, 2005 its executive officers, directors, and greater than 10% stockholders complied with all applicable filing requirements.

Meetings and Committees of the Board of Directors of Cirracor

During the fiscal year ended September 30, 2005, Cirracor’s board of directors held no meetings and took action by consent on one occasion: on February 26, 2005, the board of directors appointed Charlie McBride as Treasurer and a director of Cirracor. The board of directors also had communications with our independent auditors before the completion of our reports on Form 10-KSB and 10-QSB. Cirracor did not hold an annual meeting for the most recent fiscal year. Cirracor does not have any formal policy regarding director attendance at annual stockholder meetings. Cirracor expects its directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Independence of Directors

Cirracor will comply with the rules of the Nasdaq Stock Market, Inc., or the Nasdaq, in determining whether a director is independent. The board of directors of Cirracor also will consult with counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.

Audit Committee

Upon consummation of the merger, the board of directors will establish an audit committee with Messrs. Boswell, Brown and Stoddard as its members, each an independent director under the Nasdaq listing standards and under the SEC rules. The Audit Committee will include one independent director, Mr. Boswell, who will meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. The purpose of the audit committee will be to appoint, retain, set compensation of, and supervise the surviving company’s independent accountants, review the results and scope of the audit and other accounting related services and review the surviving company’s accounting practices and systems of internal accounting and disclosure controls. The audit committee will have a written charter that will be available after the Merger on the surviving company’s website.

Meetings and Attendance

Since the Cirracor audit committee will not be formed until the consummation of the merger, it did not meet in the fiscal year ended September 30, 2005.

Independent Registered Public Accounting Firm

The firm of Stonefield Josephson, Inc. is currently Cirracor’s independent registered public accounting firm. Deloitte & Touche LLP will serve as principal independent registered public accounting firm after the merger.

Audit Fees

During the nine months ended June 30, 2006, the fees of Cirracor’s principal accountant were $20,705 for the review of Cirracor’s Quarterly Reports filed on Form 10-QSB, the audit of Cirracor’s September 30, 2005 Annual Report on Form 10-KSB and for services in connection with an SEC comment letter and amendment to Cirracor’s September 30, 2005 Annual Report on Form 10-KSB.

During the year ended September 30, 2005, the fees of Cirracor’s principal accountant were $19,201 for the review of Cirracor’s Quarterly Reports filed on Form 10-QSB and the audit of Cirracor’s September 30, 2004 Annual Report on Form 10-KSB.

During the year ended September 30, 2004, the fees of Cirracor’s principal accountant were $11,366 for the review of Cirracor’s Quarterly Reports filed on Form 10-QSB and the audit of Cirracor’s September 30, 2003 Annual Report on Form 10-KSB.

Audit-Related Fees

During the nine months ended June 30, 2006, the audit-related fees charged by Cirracor’s principal accountant were $0.

During the nine months ended June 30, 2006, Cirracor’s principal accountant billed Cirracor $0 in respect of agreed upon procedures performed related to our proposed merger with Panda Ethanol.

During the years ended September 30, 2005 and 2004, Cirracor’s principal accountant did not render assurance and related services reasonably related to the performance of the audit or review of financial statements.

Tax Fees

During the nine months ended September 30, 2005 and 2004, Cirracor’s principal accountant billed us $0 for tax compliance, tax advice and tax planning.

During the years ended September 30, 2005 and 2004, Cirracor’s principal accountant billed us $0 for tax compliance, tax advice and tax planning.

All Other Fees

During the fiscal year ended 2004 and 2005, there were no fees billed for products and services provided by the principal accountant to Cirracor other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

Since the Cirracor audit committee will not be formed until the consummation of the merger, the audit committee did not pre-approve any accounting-related or tax services. Such services were approved by Cirracor’s board of directors. However, in accordance with Section 10A(i) of the Exchange Act, before the surviving company after the merger engages its independent accountant to render audit or permitted non-audit services, the engagement will be approved by the audit committee.

Audit Committee Report

Since the Cirracor audit committee will not be formed until the consummation of the merger, it has not yet met or prepared a committee report.

Compensation Committee

Upon consummation of the merger, the board of directors of Cirracor will establish a compensation committee with Messrs. Boswell, Brown and Stoddard as its members, each of whom is an independent director under the listing standards of the Nasdaq. The purpose of the compensation committee will be to review and approve compensation paid to the surviving company’s officers and to administer the company’s incentive compensation plans, including authority to make and modify awards under such plans. Initially, the only plan will be the Panda Ethanol, Inc. 2006 Amended and Restated Long-Term Incentive Plan.

Since the Cirracor compensation committee will not be formed until the consummation of the merger it did not meet in the fiscal year ended September 30, 2005.

Nominating and Corporate Governance Committee

Upon consummation of the merger, Cirracor will form a nominating and corporate governance committee. The members will be Messrs. Boswell, Brown and Stoddard, each of whom is an independent director under the listing standards of the Nasdaq. The nominating and corporate governance committee will be responsible for overseeing the selection of persons to be nominated to serve on Cirracor’s board of directors. The nominating and corporate governance committee will consider persons identified by its members, management, stockholders, investment bankers and others. During the period commencing with the closing of the merger and ending immediately after the 2007 annual meeting of the company, the nominees for Cirracor’s board of directors will be approved by the nominating committee. The nominating committee will have a written charter that will be available after the merger on the surviving company’s website.

Since the Cirracor nominating and corporate governance committee will not be formed until the consummation of the merger, it did not meet in the fiscal year ended September 30, 2005.

Cirracor does not have any restrictions on stockholder nominations under its certificate of incorporation or bylaws. The only restrictions are those applicable generally under Nevada corporate law and the federal proxy rules. Prior to the consummation of the merger agreement, Cirracor has not had a nominating committee or a formal means by which stockholders can nominate a director for election. Currently the entire board of directors decides on nominees, on the recommendation of one or more members of the board. None of the current members of the board of directors is “independent.” Currently, the board of directors will consider suggestions from individual stockholders, subject to evaluation of the person’s merits. Stockholders may communicate nominee suggestions directly to any of the board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the board of directors believes that persons should be actively engaged in business endeavors.

Communication with the Board of Directors

A stockholder who wishes to communicate with Cirracor’s board of directors or specific individual directors, including the independent directors as a group, may do so by directing a written request addressed to such director or directors in care of Cirracor’s Secretary, at the address appearing on the first page of this proxy statement. The Secretary will forward all stockholder communications other than communications that are not properly directed or are frivolous, to the board of directors or specific individual directors as requested in the communication.

Director Compensation

Cirracor’s directors do not currently receive any cash compensation for their service as members of the board of directors.

Upon consummation of the merger, we anticipate that the surviving company’s chairman will receive an annual retainer of $75,000 and all other directors will receive an annual retainer of $45,000. All directors, including the chairman, will receive $2,500 for each board meeting attended in person and $2,000 for each board meeting attended by telephone. The chairman of the audit committee will receive an annual retainer of $12,000. The chairman of each other committee will receive an annual retainer of $6,000. If a director is the chairman of more than one committee, he or she will receive a retainer for each such committee. All committee members, including the chairman, will receive $1,500 for each committee meeting attended, whether in person or by telephone. In addition, board members will be reimbursed for reasonable travel expenses incurred in connection with their attendance at a board or committee meeting.

Executive Compensation

The table set forth below summarizes the annual and long-term compensation for services in all capacities to Cirracor paid to the chief executive officer and other executive officers during the year ending September 30, 2005.

Name and Principal Position					Long Term Compensation			All Other Compensation ($)
	Annual Compensation				Awards		Payouts
	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)
Sean Connelly, former Secretary	2005 2004 2003	— — —	— — —	— — —	— — —	— — —	— — —	— — —

Neilan Vancas, former Treasurer	2005 2004 2003	— — —	— — —	— — —	— — —	— — —	— — —	— — —

Reed Fisher, President, Secretary	2005 2004 2003	28,700 30,450 —	— — —	— — —	— — —	— — —	— — —	— — —

Charles McBride, Treasurer	2005 2004 2003	2,000 — —	— — —	— — —	— — —	— — —	— — —	— — —

The current directors of Cirracor were also Cirracor employees and received no extra compensation for their service on Cirracor’s board of directors during the year ended September 30, 2005 or prior to the merger.

Employment Contracts

Neither Cirracor nor Panda Ethanol has any employment contracts, termination of employment or change in control arrangements with any of its officers or directors. It is not anticipated that the surviving corporation will have any employment contracts, termination of employment or change in control arrangements with any of its officers or directors upon completion of the merger.

Compensation Committee Report

Since the Cirracor compensation committee will not be formed until the consummation of the merger, it has not yet met or prepared a committee report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of August 31, 2006, regarding shares of Cirracor common stock held by persons known to Cirracor to be the beneficial owners of more than five percent of Cirracor common stock based upon information publicly filed by such persons:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Grove Panda Investments, LLC 333 S. Beverly Drive, Suite 208 Beverly Hills, CA 90212 (1)	2,749,250	78%

(1)	Peter G. Geddes, 333 S. Beverly Drive, Suite 208, Beverly Hills, CA 90212, the Manager of Grove Panda, is also deemed to beneficially own these shares.

On May 12, 2006, in a privately negotiated transaction, Sean Connelly sold 2,500,000 shares of Cirracor common stock, or 71% of the aggregate voting power of all outstanding shares of Cirracor common stock on that date, to Grove Panda. Grove Panda paid $0.008 per share, for a total purchase price of $20,000. This consideration came from capital of Grove Panda. Grove Panda is a party to the merger agreement and has agreed that it will vote all of its Cirracor common stock in favor of the reverse stock split, the merger agreement, the merger and the transactions contemplated thereby.

Grove Panda purchased an additional 233,250 shares on August 3, 2006 in a privately negotiated transaction. Grove Panda paid $1.78 per share, for a total purchase price of $415,185. In addition, Grove Panda purchased another 16,000 shares at the price of $0.625 per share, for a total purchase price of $10,000. This transaction was confirmed on August 28, 2006.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth, as of August 31, 2006, information known to Cirracor about the beneficial ownership of Cirracor common stock by each of its named executive officers and directors and all of the directors and executive officers as of August 31, 2006 as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership
Reed Fisher, Director, President 3375 Toopal Drive, Suite 101 Oceanside, California 92054	None

All current directors and executive officers as a group (1 persons)	None

Cirracor has entered into the merger agreement described in this proxy statement, which will result in a change in control of Cirracor.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Reed Fisher, Cirracor’s officer and director, currently provides office space to Cirracor at no charge. Mr. Fisher does not expect to be paid or reimbursed for providing office facilities. Cirracor’s financial statements reflect as occupancy costs the fair market value of that space, which is approximately $500 per month. That amount has been included in the financial statements as an additional capital contribution by Mr. Fisher.

DESCRIPTION OF CAPITAL STOCK

Currently, Cirracor is authorized to issue 50,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock. As of August 31, 2006, 3,520,250 shares of Cirracor common stock were issued and outstanding. If the reverse stock split is approved at the special meeting, there will be 1,200,000 shares of Cirracor common stock outstanding. If the proposal to adopt the Amended and Restated Articles of Incorporation is approved, the number of shares of common stock Cirracor is authorized to issue will be increased to 250,000,000 and the number of shares of preferred stock authorized for issuance will be increased to 100,000,000.

Each stockholder of Cirracor common stock is entitled to a pro rata share of cash distributions made to stockholders, including dividend payments. The holders of Cirracor common stock are entitled to one vote for each share of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of Cirracor common stock are entitled to receive dividends when, as and if declared by the board of directors from funds legally available therefore. Cash dividends are at the sole discretion of the board of directors. In the event of Cirracor’s liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of Cirracor’s liabilities and after provision has been made for each class of stock, if any, having any preference in relation to Cirracor’s common stock. Holders of shares of Cirracor common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

Dividend Policy. Cirracor has never declared or paid a cash dividend on its capital stock. Cirracor does not expect to pay cash dividends on the common stock in the foreseeable future. Cirracor currently intends to retain its earnings, if any, for use in its business. Any dividends declared in the future will be at the discretion of the board of directors and subject to any restrictions that may be imposed by any lenders.

Cirracor’s articles of incorporation currently include a staggered board of director provision, which provides that the term of office of members of the board of directors shall be staggered so that members will be elected every third year. Such provision could delay, defer, discourage or prevent a change in control. If the proposal to adopt the Amended and Restated Articles of Incorporation is approved, Cirracor will no longer have a staggered board of directors and each director will be reelected annually.

Cirracor’s articles of incorporation also currently include provisions which provide that no action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Such provision could delay, defer, discourage or prevent a change in control. If the proposal to adopt the Amended and Restated Articles of Incorporation is approved, this provision will be eliminated and stockholders will be permitted to act by written consent, without a meeting, to the full extent permitted under Nevada law.

Cirracor’s articles of incorporation also currently include provisions that require the affirmative vote of at least two-thirds of the outstanding shares of common stock held by stockholders for the approval or authorization of any business combination, such as a merger or a sale of any substantial part of Cirracor’s assets. Those provisions are subject to the provisions of any series of preferred stock which may at the time be issued and outstanding and convertible into shares of common stock. The requirement of two-thirds vote could delay, defer, discourage or prevent a change in control. If the proposal to adopt the Amended and Restated Articles of Incorporation is approved, this provision will be eliminated and the vote of stockholders required to approve a business combination will be that specified under Nevada law.

FUTURE STOCKHOLDER PROPOSALS

If the merger is approved, the surviving company plans to hold a 2007 annual meeting of stockholders. The surviving company will be required to file a proxy statement under the federal securities laws. For a stockholder’s proposal to be included in the proxy statement and form of proxy for the 2007 annual meeting of stockholders, the proposal must have been submitted in writing to the Secretary, Panda Ethanol, Inc., 4100 Spring Valley, Suite 1001, Dallas, TX 75244 a reasonable time before the surviving company begins to print and mail its proxy materials.

If the merger is approved, the new board of directors intends to amend Cirracor’s bylaws to require that stockholders who do not submit a proposal for inclusion in the proxy statement, as described in the previous paragraph, but who intend to present a proposal, nomination for director or other business for consideration at the 2007 annual meeting, must give advance notice to the Secretary with respect to such proposal, nomination or other business by no later than 90 days and no earlier than 180 days prior to the anniversary of the preceding year’s annual meeting of stockholders, except that if the date of the annual meeting is changed by more than 30 days from the anniversary of the preceding year’s annual meeting of stockholders, notice with respect to such proposal, nomination or other business must be given to the Secretary by no later than the close of business on the tenth day following the day on which notice of the meeting date was mailed or the day on which public disclosure of the meeting date was made, whichever is later.

If the merger is not approved, or the bylaw amendment described in the previous paragraph is not adopted, then stockholders who do not submit a proposal for inclusion in the proxy statement, as described in the previous paragraph, but who intend to present a proposal, nomination for director or other business for consideration at the 2007 annual meeting, must give advance notice to the Secretary with respect to such proposal, nomination or other business a reasonable time before proxy materials for the current year are mailed. Any stockholder notice and any request for a copy of Cirracor’s bylaws should be in writing and addressed to Cirracor’s Secretary, Cirracor, Inc., 3375 Toopal Drive, Suite 101, Oceanside, California 92054.

If the merger is approved and after it is consummated, the Nominating and Governance Committee will consider nominations by stockholders that are made in writing, addressed to: Director Nominations, care of Secretary, Panda Ethanol, Inc., 4100 Spring Valley, Suite 1001, Dallas, TX 75244 and submitted in accordance with the amended and restated bylaws as described above. The Nominating and Governance Committee will consider director candidates recommended by stockholders. Currently, the board of directors considers candidates recommended by stockholders.

OTHER MATTERS

At this time, Cirracor knows of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

It is important that your shares be represented at the special meeting, regardless of the number of shares which you hold. Therefore, we urge you to complete, sign, date and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of Cirracor at September 30, 2003, September 30, 2004 and September 30, 2005 included in the proxy statement have been audited by Stonefield Josephson, Inc., independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

INDEPENDENT AUDITORS

The consolidated financial statements of Panda Ethanol, Inc. and Subsidiaries at December 31, 2004 and December 31, 2005 and for the period from inception (November 1, 2004) through December 31, 2004, the year ended December 31, 2005 and the period from inception through December 31, 2005, included in this proxy statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Cirracor files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports, statements, or other information that Cirracor files with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov under the “Search for Company Filings” button.

Information and statements contained in this proxy statement, or any annex to this proxy statement incorporated by reference in this proxy statement, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement or incorporated in this proxy statement by reference.

All information contained in this document relating to Cirracor has been supplied by Cirracor and all such information relating to Panda Ethanol has been supplied by Panda Ethanol. Information provided by one does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or Cirracor’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2005, and Amendments No. 1, 2 and 3 to Cirracor’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2005, or if you have questions about the merger you should contact, orally or in writing:

Mr. Reed Fisher

President and Secretary

Cirracor, Inc.

3375 Toopal Drive, Suite 101

Oceanside, California 92054

Phone: (760) 277-1505

MISCELLANEOUS

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Mr. Reed Fisher

President and Secretary

Cirracor, Inc.

3375 Toopal Drive, Suite 101

Oceanside, California 92054

Phone: (760) 277-1505

You should not send in your Cirracor certificates until you receive the transmittal materials from the exchange agent. Record stockholders who have further questions about their share certificates or the exchange of their share certificates in connection with the reverse stock split should contact the exchange agent.

You should rely only on the information contained in this proxy statement to vote on the merger proposal, the reverse stock split proposal and the charter amendment proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated             , 2006.

You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of stock in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card (if you are a holder of record) or instruction card (if you were forwarded these materials by your broker or nominee) as soon as possible in the enclosed envelope.

Cirracor, Inc.

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet – September 30, 2005	F-3
Statements of Operations	F-4
Statement of Stockholders’ Equity (Deficit)	F-5
Statements of Cash Flows	F-6
Notes to Financial Statements for the Years Ended September 30, 2005 and 2004 and the Period from October 12, 2001 (Inception) to September 30, 2005	F-7
Balance Sheet – June 30, 2006	F-14
Statements of Operations (Unaudited)	F-15
Statement of Stockholders’ Equity (Deficit)	F-16
Statements of Cash Flows (Unaudited)	F-17
Notes to Financial Statements (Unaudited) Nine Months Ended June 30, 2006 and 2005 and the Period from October 12, 2001 (Inception) to June 30, 2006	F-18

Panda Ethanol, Inc. and Subsidiaries (a Development Stage Enterprise)

Report of Independent Auditors	F-21
Consolidated Balance Sheets, December 31, 2004 and 2005	F-22

Consolidated Statements of Operations for the period from inception (November 1, 2004) through December 31, 2004, for the year ended December 31, 2005, and for the period from inception through December 31, 2005

F-23

Consolidated Statements of Shareholder’s Equity for the period from inception (November 1, 2004) through December 31, 2004, for the year ended December 31, 2005, and for the period from inception through December 31, 2005

F-24

Consolidated Statements of Cash Flows for the period from inception (November 1, 2004) through December 31, 2004, for the year ended December 31, 2005, and for the period from inception through December 31, 2005

F-25

Notes to Consolidated Financial Statements as of December 31, 2004 and 2005 and for the period from inception (November 1, 2004) through December 31, 2004, for the year ended December 31, 2005, and for the period from inception through December 31, 2005

F-26
Consolidated Balance Sheets, December 31, 2005 and June 30, 2006 (unaudited)	F-32
Consolidated Statements of Operations for the six months ended June 30, 2005 and 2006, and for the period from inception through June 30, 2006 (unaudited)	F-33
Consolidated Statements of Cash Flows for the six months ended June 30, 2005 and 2006, and for the period from inception through June 30, 2006 (unaudited)	F-34
Notes to Interim Consolidated Financial statements for the six months ended June 30, 2005 and 2006, and for the period from inception through June 30, 2006 (unaudited)	F-35

Unaudited Pro Forma Condensed Consolidated Financial Information

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Information	F-39
Unaudited Pro Forma Consolidated Balance Sheet at June 30, 2006	F-40
Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2005	F-41
Unaudited Pro Forma Consolidated Statement of Operations for the six months ended June 30, 2006	F-42
Notes to Unaudited Pro Forma Consolidated Financial Information as of June 30, 2006 and for the year ended December 31, 2005 and the six months ended June 30, 2006	F-43

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Board of Directors

Cirracor, Inc. (formerly known as Full Circle Promotions, Inc.)

Oceanside, California

We have audited the accompanying balance sheet of Cirracor, Inc. (formerly known as Full Circle Promotions, Inc.) (a Nevada corporation in the development stage) as of September 30, 2005 and the related statements of operations, stockholders’ equity and cash flows for the years ended September 30, 2005 and 2004 and for the period from October 12, 2001 (inception) to September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cirracor, Inc. (formerly known as Full Circle Promotions, Inc.) as of September 30, 2005, and the results of its operations and cash flows for the years ended September 30, 2005, and 2004 and for the period from October 12, 2001 (inception) to September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has no established source of revenue, which raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also discussed in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stonefield Josephson, Inc.
Santa Monica, California January 12, 2006

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET - SEPTEMBER 30, 2005

ASSETS

Current assets:
Cash	$0
Accounts receivable	$1,000

Property and equipment, net of accumulated depreciation	2,912
$3,912
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$10,169
Deferred revenue	14,000
Advances from officer	4,300
Total current liabilities	28,469

Stockholders’ deficit:
Preferred stock, $0.001 par value; 50,000,000 shares authorized; no shares issued or outstanding	—
Common stock, $0.001 par value; 500,000,000 shares authorized; 3,520,250 issued and outstanding	3,521
Additional paid-in capital	154,342
Deficit accumulated during development stage	(182,420)
Total stockholders’ deficit	(24,557)
$3,912

The accompanying notes form an integral part of these financial statements.

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	For the year ended September 30,		For the period from October 12, 2001 (inception) to September 30, 2005
	2004	2005
Net revenue	$25,032	$9,390	$76,077
Cost of revenue	32,000	6,867	61,168
Gross profit (loss)	(6,968)	2,523	14,909
General and administrative expenses	57,548	79,747	197,109
Loss from operations	(64,516)	(77,224)	(182,200)
Interest expense	—	220	220
Loss before provision for income taxes	(64,516)	(77,444)	(182,420)
Provision for income taxes	—	—	—
Net loss	$(64,516)	$(77,444)	$(182,420)
Net loss per common share - basic and dilutive:
Net loss per common share	$(0.02)	$(0.02)	$(0.05)
Weighted average common shares outstanding - basic and dilutive	3,482,627	3,520,250	3,322,190

The accompanying notes form an integral part of these financial statements.

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common stock Shares	Amount	Additional paid-in capital	Deficit accumulated during development stage	Total stockholders’ equity (deficit)
Balance at October 12, 2001, date of incorporation	—	$—	$—	$—	$—
Issuance of Founder Shares for services at $0.001 per share (October 2001)	2,520,000	2,520	—	—	2,520
Issuance of common stock for cash at $0.02 per share (January 2002)	693,750	694	13,181	—	13,875
Additional paid-in capital in exchange for office expenses	—	—	5,500	—	5,500
Net loss from inception to September 30, 2002	—	—	—	(29,543)	(29,543)
Balance at September 30, 2002	3,213,750	3,214	18,681	(29,543)	(7,648)
Additional paid-in capital in exchange for office expenses	—	—	6,000	—	6,000
Additional paid-in capital in exchange for services from officers	—	—	22,301	—	22,301
Issuance of common stock for cash at $0.20 per share (August 2003)	36,500	37	7,263	—	7,300
Net loss for the year ended September 30, 2003	—	—	—	(10,917)	(10,917)
Balance at September 30, 2003	3,250,250	3,251	54,245	(40,460)	17,036
Additional paid-in capital in exchange for office expenses	—	—	6,000	—	6,000
Additional paid-in capital in exchange for services from officers	—	—	27,500	—	27,500
Issuance of common stock for cash at $0.20 per share (December 2003)	270,000	270	53,730	—	54,000
Net loss for the year ended September 30, 2004	—	—	—	(64,516)	(64,516)
Balance at September 30, 2004	3,520,250	3,521	141,475	(104,976)	40,020
Additional paid-in capital in exchange for office expenses	—	—	6,000	—	6,000
Additional paid-in capital in exchange for services from officers	—	—	6,867	—	6,867
Net loss for the year ended September 30, 2005	—	—		(77,444)	(77,444)
Balance at September 30, 2005	3,520,250	$3,521	$154,342	$(182,420)	$(24,557)

The accompanying notes form an integral part of these financial statements.

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	For the year ended September 30,		For the period from October 12 2001 (inception) to September 30, 2005
	2004	2005
Cash flows provided by (used for) operating activities:
Net loss	$(64,516)	$(77,444)	$(182,420)

Adjustments to reconcile net loss to net cash used for operating activities -
Depreciation	194	776	970
Non-cash issuance of common stock for services	—	—	2,520
Non-cash additional paid-in capital in exchange For office expenses	6,000	6,000	23,500
Non-cash additional paid-in capital in exchange for services from officers	27,500	6,867	56,668

(Increase) decrease in assets -
Accounts receivable	2,900	(1,000)	(1,000)

Increase (decrease) in liabilities -
Accounts payable and accrued expenses	(5,150)	6,141	10,169
Deferred revenue	—	14,000	14,000

Net cash used for operating activities	(33,072)	(44,660)	(75,593)

Cash flows used for investing activities:
Payments to acquire property and equipment	(3,882)	—	(3,882)

Cash flows provided by financing activities:
Proceeds from officer advances	—	4,300	4,300
Proceeds from issuance of common stock	54,000	—	75,175

Net cash provided by financing activities	54,000	4,300	79,475

Net increase (decrease) in cash and cash equivalents	17,046	(40,360)	—

Cash and cash equivalents, beginning of year	23,314	40,360	—

Cash and cash equivalents, end of year	$40,360	$—	$—

Supplemental disclosure of cash flow information:
Income taxes paid	$—	$—	$—
Interest paid	$—	$220	$—

Supplemental disclosure of non-cash financing activities:

In October 2001, the Company issued 2,520,000 shares of its common stock in exchange for services to incorporate the Company. The Founder Shares were valued at the Company’s par value of its common stock totaling $2,520, which represented its fair market value on the date of issuance. In December 2003, the Company issued 270,000 shares at $0.20 per share for $54,000. However, the Company only received $36,000. Subsequently, the Company received the remaining $18,000 in January 2004.

The accompanying notes form an integral part of these financial statements.

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004 AND THE

PERIOD FROM OCTOBER 12, 2001 (INCEPTION) TO SEPTEMBER 30, 2005

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS:

On June 9, 2004, the Company changed its name from Full Circle Promotions, Inc. to Cirracor, Inc. (the “Company”). The Company is currently a development stage company under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 7 and was incorporated under the laws of the State of Nevada on October 12, 2001, with a September 30 year-end. The Company plans to develop an organization that specializes in website development services for companies such as smaller firms, startups and vocational schools. Under SFAS No. 7, the factors that must be achieved before the Company no longer reports as a development stage company are either a) planned principal operations have commenced or b) significant revenues have been produced. As of September 30, 2005, the Company has produced revenues of $76,077 but will continue to report as a development stage company until significant revenues are produced.

BASIS OF PRESENTATION:

The accompanying financial statements have been prepared based on the Company will be on a going concern basis. However, the Company has no established source of revenue and, without realization of additional capital, it would be unlikely for the Company to continue as a going concern. This matter raises substantial doubt about the Company’s ability to continue as a going concern.

Management recognizes that the Company must generate additional resources to enable it to continue operations. Management intends to continue to raise additional financing through debt financing and equity financing or other means and interests that it deems necessary, with a view to moving forward and sustaining a prolonged growth in its strategy phases. However, no assurance can be given that the Company will be successful in raising additional capital. Further, there can be no assurance, assuming the Company successfully raises additional equity, that the Company will achieve profitability or positive cash flow. If management is unable to raise additional capital and expected significant revenues do not result in positive cash flow, the Company will not be able to meet its obligations and may have to cease operations.

USE OF ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

CASH:

Equivalents. For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004 AND THE

PERIOD FROM OCTOBER 12, 2001 (INCEPTION) TO SEPTEMBER 30, 2005

Concentration. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

PROPERTY AND EQUIPMENT:

Property and equipment are stated at cost. Depreciation and amortization are being provided by use of various methods over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.

REVENUE RECOGNITION:

The Company provides customers with website development services. Revenues from these services are recognized in accordance with Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements,” as amended by SAB No. 104, “Revenue Recognition” when (a) persuasive evidence of an arrangement exists, (b) the services have been provided to the customer, (c) the fee is fixed or determinable, and (d) collectibility is reasonably assured. In instances where the customer, at its discretion, has the right to reject the services prior to final acceptance, revenue is deferred until such acceptance occurs.

For contracts that require significant production, modification or customization of software, the Company applies percentage of completion contract accounting in conformity with ARB No. 45 and SOP 81-1. The Company recognizes revenues only when no further contingencies or material performance obligations are warranted, and thereby would have earned the right to receive and retain payments for services performed and billed.

COMPREHENSIVE INCOME:

For the years ended September 30, 2004 and 2005, and for the period from October 12, 2001 (inception) to September 30, 2005, comprehensive income consists only of net income and, therefore, a Statement of Other Comprehensive Income has not been included in the financial statements.

BASIC AND DILUTED INCOME (LOSS) PER SHARE:

In accordance with SFAS No. 128, “Earnings Per Share,” basic income (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted income (loss) per common share is computed similar to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of September 30, 2005, the Company did not have any equity or debt instruments outstanding that can be converted into common stock.

PROVISION FOR INCOME TAXES:

The Company accounts for income taxes under SFAS 109, “Accounting for Income Taxes.” Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004 AND THE

PERIOD FROM OCTOBER 12, 2001 (INCEPTION) TO SEPTEMBER 30, 2005

to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

The estimated fair values of accounts receivable, bank overdraft, accounts payable and accrued expenses, none of which are held for trading purposes, approximate their carrying value because of the short term maturity of these instruments.

ADVERTISING COSTS:

Advertising costs are expensed as incurred. There were no advertising expenses for the years ended September 30, 2004 and 2005, or for the period from inception on October 12, 2001 to September 30, 2005.

SEGMENT REPORTING:

Based on the Company’s integration and management strategies, the Company operated in a single business segment. For the years ended September 30, 2004 and 2005, and for the period from October 12, 2001 (inception) to September 30, 2005, all revenues have been derived from domestic operations.

INTERNAL WEBSITE DEVELOPMENT COSTS:

Per EITF 00-2, “Accounting for Web Site Development Costs,” costs incurred during the planning and operating stages should be expensed as incurred. However, costs incurred in the website application and infrastructure development stage are capitalized and expensed over the period of benefit.

RECENT ACCOUNTING PRONOUNCEMENTS:

SFAS No. 151 - In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

SFAS No. 152 - In December 2004, the FASB issued SFAS No.152, “Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67.” This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004 AND THE

PERIOD FROM OCTOBER 12, 2001 (INCEPTION) TO SEPTEMBER 30, 2005

SFAS No. 153 - In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

SFAS 123(R) - In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment”. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities filing as small business issuers were required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. The Company adopted this statement on January 1, 2006, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

FASB Interpretation No. 47 - In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47). This Interpretation clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred-generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. Statement 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. This Interpretation also clarifies when an entity

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004 AND THE

PERIOD FROM OCTOBER 12, 2001 (INCEPTION) TO SEPTEMBER 30, 2005

would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Retrospective application for interim financial information is permitted but is not required. The Company has evaluated the impact of the adoption of FIN 47, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

SFAS No. 154 - In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. This Statement replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions in SFAS 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 154, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

2. PROPERTY AND EQUIPMENT

A summary is as follows:

Computer equipment	$3,882
Less accumulated depreciation	970
$2,912

Depreciation expense amounted to $194 and $776 for the years ended September 30, 2004 and 2005 respectively. Depreciation expense amounted to $970 for the period from October 12, 2001 (inception) to September 30, 2005.

3. DEFERRED REVENUES

A total of $14,000 in customer deposits was received for year 09/30/05. This represents advances from customers for which services have not yet been performed. Revenue on these engagements will be recognized in accordance with the Company’s revenue recognition policies as discussed in Note 1.

4. STOCKHOLDERS’ EQUITY

In October 2001, the Company issued 2,520,000 shares of its common stock in exchange for services performed to incorporate the Company. The founder shares were valued at par of common stock totaling $2,520, which represents the fair market value on the date of issuance.

In January 2002, the Company performed a private placement and issued 693,750 shares of common stock at $0.02 per share for an aggregate total of $13,875.

In August 2003, the Company issued 36,500 shares of its common stock at $0.20 per share for $7,300.

In December 2003, the Company issued 270,000 shares of its common stock at $0.20 per share for $54,000.

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004 AND THE

PERIOD FROM OCTOBER 12, 2001 (INCEPTION) TO SEPTEMBER 30, 2005

5. COMMITMENTS AND CONTINGENCIES

The Company uses the services of one provider for Internet access and hosting services, which they plan to resell under their name. The Company has a month-to-month contract for internet access, provided by DirectNIC. This cost is $15 per month. If the Company’s Internet service is interrupted, the ability to offer services and thereby generate revenues might be harmed.

The Company’s provider may experience disruptions of service or have limited capacity, which could disrupt their services. In the event of an extended disruption, the Company might need to replace or supplement these services. Because the Company relies on a third-party Internet service provider for their backbone connections to the Internet, they could face limitations on their ability to serve their subscribers.

6. PROVISION FOR INCOME TAXES

Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

As of September 30, 2005, the Company had a net federal operating loss carryforward of $182,420, of which can be used to off set future federal income tax and the net federal operating loss carry forward expires in 2025. During the year ended September 30, 2005, the valuation allowance increased by $26,331. Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in the opinion of management, utilization is not reasonably assured.

A summary is as follows:

Net operating loss carryforward	$182,420
Effective tax rate	34%

Deferred tax asset	62,023
Valuation allowance	(62,023)

Net deferred tax asset	$—

7. RELATED-PARTY TRANSACTIONS

An officer of the Company provided office space to the Company at $500 per month on a month-to-month basis, which was recorded as a contribution to capital. Total office expense amounted to $6,000, $6,000 and $23,500 for the years ended September 30, 2004 and 2005 and for the period from October 12, 2001 (inception) to September 30, 2005, respectively.

The Company had revenues of $25,032, $9,390 and $76,077 for the years ended September 30, 2004 and 2005 and for the period from October 12, 2001 (inception) to September 30, 2005, respectively. All of the revenues for the year ended September 30, 2005 were for services performed by an officer of the Company. The related cost of sales of $32,000, $6,867 and $61,168 was estimated using a reasonable labor cost for services performed, by an officer of the Company which was credited to additional paid-in capital.

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004 AND THE

PERIOD FROM OCTOBER 12, 2001 (INCEPTION) TO SEPTEMBER 30, 2005

8. SUBSEQUENT EVENTS

In October, 2005, a major stockholder loaned Company $25,000 for purposes of providing the company working capital, and for general business expenditures. The loan is due on demand and non-interest bearing.

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET - JUNE 30, 2006

(UNAUDITED)

ASSETS

Current assets:
Cash	$2,526
Property and equipment, net of accumulated depreciation	2,330

$4,856

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$19,064
Accounts payable - related parties	32,459
Advances from officer	7,666
Advances from shareholders	35,000
Income taxes payable	800

Total current liabilities	94,989

Stockholders’ deficit:
Preferred stock, $0.001 par value; 50,000,000 shares authorized; no shares issued or outstanding	—
Common stock, $0.001 par value; 500,000,000 shares authorized; 3,520,250 issued and outstanding	3,521
Additional paid-in capital	166,322
Deficit accumulated during development stage	(259,976)

Total stockholders’ deficit	(90,133)

$4,856

The accompanying notes form an integral part of these financial statements.

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended June 30,		For the nine months ended June 30,		For the period from October 12, 2001 (inception) to June 30, 2006
	2005	2006	2005	2006
Net revenue	$—	$—	$7,390	$8,500	$84,577
Cost of revenue	—	—	3,187	7,480	68,648

Gross profit	—	—	4,203	1,020	15,929
General and administrative expenses	13,117	41,944	65,050	73,489	270,598

Loss from operations	(13,117)	(41,944)	(60,847)	(72,469)	(254,669)

Other income (expense)
Other income	—	—	—	98	98
Interest expense	—	—	—	(1,327)	(1,547)

	—	—	—	(1,229)	(1,449)

Loss before provision for income taxes	(13,117)	(41,944)	(60,847)	(73,698)	(256,118)
Provision for income taxes	—	—	—	3,858	3,858

Net loss	$(13,117)	$(41,944)	$(60,847)	$(77,556)	$(259,976)

Net loss per common share - basic and dilutive:
Net loss per common share	$(0.00)	$(0.01)	$(0.02)	$(0.02)	$(0.08)

Weighted average common shares outstanding - basic and dilutive	3,520,250	3,520,250	3,520,250	3,520,250	3,353,773

The accompanying notes form an integral part of these financial statements.

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common stock		Additional paid-in capital	Deficit accumulated during development stage	Total stockholders’ equity (deficit)
	Shares	Amount
Balance at October 12, 2001, date of incorporation	—	$—	$—	$—	$—
Issuance of Founder Shares for services at $0.0001 per share (October 2001)	2,520,000	2,520	—	—	2,520
Issuance of common stock for cash at $0.02 per share (January 2002)	693,750	694	13,181	—	13,875
Additional paid-in capital in exchange for office expenses	—	—	5,500	—	5,500
Net loss from inception to September 30, 2002	—	—	—	(29,543)	(29,543)

Balance at September 30, 2002	3,213,750	3,214	18,681	(29,543)	(7,648)
Additional paid-in capital in exchange for office expenses	—	—	6,000	—	6,000
Additional paid-in capital in exchange for services from officers	—	—	22,301	—	22,301
Issuance of common stock for cash at $0.20 per share (August 2003)	36,500	37	7,263	—	7,300
Net loss for the year ended September 30, 2003	—	—	—	(10,917)	(10,917)

Balance at September 30, 2003	3,250,250	3,251	54,245	(40,460)	17,036
Additional paid-in capital in exchange for office expenses	—	—	6,000	—	6,000
Additional paid-in capital in exchange for services from officers	—	—	27,500	—	27,500
Issuance of common stock for cash at $0.20 per share (December 2003)	270,000	270	53,730	—	54,000
Net loss for the year ended September 30, 2004	—	—	—	(64,516)	(64,516)

Balance at September 30, 2004	3,520,250	3,521	141,475	(104,976)	40,020
Additional paid-in capital in exchange for office expenses	—	—	6,000	—	6,000
Additional paid-in capital in exchange for services from officers	—	—	6,867	—	6,867
Net loss for the year ended September 30, 2005	—	—		(77,444)	(77,444)

Balance at September 30, 2005	3,520,250	3,521	154,342	(182,420)	(24,557)
Additional paid-in capital in exchange for office expenses (unaudited)	—	—	4,500	—	4,500
Additional paid-in capital in exchange for services from officers (unaudited)	—	—	7,480	—	7,480
Net loss for the nine months ended June 30, 2006 (unaudited)	—	—		(77,556)	(77,556)

Balance at June 30, 2006	3,520,250	$3,521	$166,322	$(259,976)	$(90,133)

The accompanying notes form an integral part of these financial statements.

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the nine months ended June 30,		For the period from October 12, 2001 (inception) to June 30, 2006
	2005	2006
Cash flows provided by (used for) operating activities:
Net loss	$(60,847)	$(77,556)	$(259,976)
Adjustments to reconcile net loss to net cash used for operating activities -
Bad debt expense	—	1,000	1,000
Depreciation	582	582	1,552
Non-cash issuance of common stock for services	—	—	2,520
Non-cash additional paid-in capital in exchange for office expenses	4,500	4,500	28,000
Non-cash additional paid-in capital in exchange for for services from officers	3,187	7,480	64,148
(Increase) decrease in assets -
Accounts receivable	—	—	(1,000)
Increase (decrease) in liabilities -
Accounts payable and accrued expenses	2,396	8,895	19,064
Accounts payable - related parties	—	32,459	32,459
Income taxes payable	—	800	800
Deferred revenue	9,500	(14,000)	—

Net cash used for operating activities	(40,682)	(35,840)	(111,433)

Cash flows used for investing activities:
Payments to acquire property and equipment	—	—	(3,882)

Cash flows provided by (used for) financing activities:
Proceeds from officer advances	4,300	5,996	10,296
Repayments of officer advances	—	(2,630)	(2,630)
Proceeds from shareholder advances	—	35,000	35,000
Proceeds from issuance of common stock	—	—	75,175

Net cash provided by financing activities	4,300	38,366	117,841

Net increase (decrease) in cash and cash equivalents	(36,382)	2,526	2,526
Cash and cash equivalents , beginning of period	40,360	—	—

Cash and cash equivalents , end of period	$3,978	$2,526	$2,526

Supplemental disclosure of cash flow information:
Income taxes paid	$—	$3,058	$3,058

Interest paid	$27	$1,327	$1,547

Supplemental disclosure of non-cash financing activities:

In October 2001, the Company issued 2,520,000 shares of its common stock in exchange for services to incorporate the Company. The Founder Shares were valued at the Company’s par value of its common stock totaling $2,520, which represented its fair market value on the date of issuance.

In December 2003, the Company issued 270,000 shares at $0.20 per share for $54,000. However, the Company only received $36,000. Subsequently, the Company received the remaining $18,000 in January 2004.

The accompanying notes form an integral part of these financial statements.

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

NINE MONTHS ENDED JUNE 30, 2005 AND 2006 AND THE

PERIOD FROM OCTOBER 12, 2001 (INCEPTION) TO JUNE 30, 2006

1. NATURE OF BUSINESS

On June 9, 2004, the Company changed its name from Full Circle Promotions, Inc. to Cirracor, Inc. (the “Company”). The Company is currently a development stage company under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 7 and was incorporated under the laws of the State of Nevada on October 12, 2001, with a September 30 year-end. The Company’s current business plan is to develop an organization that specializes in website development services for companies such as smaller firms, startups and vocational schools. As of June 30, 2006, the Company has produced revenues of $84,577 (unaudited) since inception but will continue to report as a development stage company until significant revenues are produced.

As discussed in Note 5, the Company signed an agreement for a reverse merger with Panda Ethanol, Inc. (PEI). If this plan of merger is consummated, PEI will be merged with and into the Company, and the Company would remain as the surviving corporation. Under the terms of the agreement, the Company’s current stockholders would end up owning 4% of the issued and outstanding stock of the surviving corporation. The Company intends on pursuing its current business plan until such time as the merger is complete. In the event the merger is consummated, the shareholders of PEI will decide whether or not to continue the Company’s current business plan.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS:

The accompanying unaudited financial statements for the nine months ended June 30, 2006 include all adjustments (consisting of only normal recurring accruals), which, in the opinion of management, are necessary for a fair presentation of the results of operations for the periods presented. Interim results are not necessarily indicative of the results to be expected for a full year. The unaudited financial statements should be read in conjunction with the audited financial statements included in the Company’s amended 10-KSB, as filed with the Securities and Exchange Commission on August 7, 2006 for the period from October 12, 2001 (inception) to September 30, 2005.

BASIS OF PRESENTATION:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has no established source of revenue and, without realization of additional capital, it would be unlikely for the Company to continue as a going concern. This matter raises substantial doubt about the Company’s ability to continue as a going concern.

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

NINE MONTHS ENDED JUNE 30, 2005 AND 2006 AND THE

PERIOD FROM OCTOBER 12, 2001 (INCEPTION) TO JUNE 30, 2006

Management recognizes that the Company must generate additional resources to enable it to continue operations. As discussed in Note 5, the Company is in the process of completing a reverse merger with another company (Panda Ethanol, Inc. or “PEI”). No assurance can be made that the Company will merge with PEI or any other third party, or enter into any similar transaction. Further, there can be no assurance, assuming the Company successfully completes this merger, that the Company will achieve profitability or positive cash flow. If management is unable to complete this merger or raise additional capital, the Company will not be able to meet its obligations and may have to cease operations.

USE OF ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

3. RELATED-PARTY TRANSACTIONS

An officer of the Company provided office space to the Company at $500 per month on a month-to-month basis, which was recorded as a contribution to capital. Total office expense amounted to $4,500, $4,500 and $28,000 for the nine months ended June 30, 2005 and 2006 and for the period from October 12, 2001 to June 30, 2006, respectively (unaudited).

During the nine months ended June 30, 2006, an officer of the Company made advances to the Company totaling $5,995 and received repayments of these advances totaling $2,630 (unaudited).

In October, 2005, a stockholder loaned Company $25,000 for purposes of providing the company working capital, and for general business expenditures. The loan is due on demand and non-interest bearing (unaudited).

In April, 2006, another stockholder loaned Company $10,000 for purposes of providing the company working capital, and for general business expenditures. The loan is due on demand and non-interest bearing (unaudited).

During the nine months ended June 30, 2006, the Company incurred expenses for document filing services totaling $4,955 to a company owned and managed by one of the Company’s stockholders (unaudited). At June 30, 2006, the Company had payables to this related party totaling $4,955 (unaudited).

During the nine months ended June 30, 2006, the Company incurred legal fees totaling $27,504 to a law firm owned and managed by one of the Company’s stockholders (unaudited). Approximately $22,000 of these fees were incurred as a result of the plan of merger as discussed in Note 5 (unaudited). At June 30, 2006, payables to this related party totaled $27,504 (unaudited).

The Company had revenues of $7,390, $8,500 and $84,577 for the nine months ended June 30, 2005 and 2006 and for the period from October 12, 2001 to June 30, 2006, respectively (unaudited). The related cost of sales of $3,187, $7,480 and $68,648 (unaudited) were estimated using a reasonable labor cost for services performed, and as provided without payment by an officer, have been recorded as a contribution to capital.

CIRRACOR, INC. (FORMERLY KNOWN AS FULL CIRCLE PROMOTIONS, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

NINE MONTHS ENDED JUNE 30, 2005 AND 2006 AND THE

PERIOD FROM OCTOBER 12, 2001 (INCEPTION) TO JUNE 30, 2006

4. INCOME TAXES

In May 2006, the Company completed and filed its income tax returns for the year ended September 30, 2002 through the year ended September 30, 2005. The total California state income tax liability represented by these years was $3,058 and has been included in the provision for income taxes for the nine months ended June 30, 2006 (unaudited). Associated penalties and interest on this obligation totaled $1,275 and are included in interest expense for the nine months ended June 30, 2006 (unaudited). Additionally, the Company has accrued $800 of California state franchise tax that applies to the tax year ended September 30, 2006 (unaudited).

5. AGREEMENT AND PLAN OF MERGER

On May 18, 2006, the Company signed an agreement for a reverse merger with Panda Ethanol, Inc. (PEI). If this plan of merger is consummated, PEI will be merged with and into the Company, and the Company would remain as the surviving corporation. Under the terms of the agreement, the Company would first effect a reverse stock split whereby each share of the Company’s stock outstanding shall be converted into 0.340885 of a share of the Company’s stock, thus converting the 3,520,250 currently outstanding shares into 1,200,000 shares. The resulting 1,200,000 shares of the Company’s common stock would then be issued in exchange on a one-to-one basis for 1,200,000 shares of the surviving corporation. After the close of the merger, these 1,200,000 shares would represent 4% of the total issued and outstanding stock of the surviving corporation. At the effective time of the merger, the separate existence of PEI would cease, and the surviving corporation would continue under the name of Panda Ethanol, Inc. The Company expects to complete this merger in October 2006.

The closing of the Merger with PEI is subject to certain conditions including the completion of a financing transaction by PEI, originally expected to be $110,815,000, which had been delayed. On June 7, 2006, the Company entered into a First Amendment to the Agreement and Plan of Merger (“First Amendment”) whereby it was agreed that PEI may issue to institutional or accredited investors approximately $90,000,000 of Common Stock at a price of $6.01 per share in connection with such financing. On June 7, 2006, that financing transaction was completed.

The First Amendment also provided that effective as of immediately after the closing of the merger and for a period of 24 months thereafter, no more than 10% of the shares outstanding on a fully diluted basis as of the closing of the merger shall be reserved for grant or issuance under any stock option plans.

During the quarter ended June 30, 2006, the Company incurred approximately $22,000 in legal costs relating to this plan of merger, all of which were incurred to a related party as discussed in Note 3. Since the Company would be considered the acquired entity under this plan of merger for financial reporting purposes, these associated legal costs have been expensed to operations during the current quarter.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder of

Panda Ethanol, Inc.

Dallas, Texas

We have audited the accompanying consolidated balance sheets of Panda Ethanol, Inc. and subsidiaries (a development stage company) as of December 31, 2004 and 2005, and the related consolidated statements of operations, shareholder’s equity, and cash flows for the two-month period ended December 31, 2004 and the year ended December 31, 2005, and for the period from November 1, 2004 (date of inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2005, and the results of its operations and its cash flows for the two-month period ended December 31, 2004 and the year ended December 31, 2005, and for the period from November 1, 2004 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The Company is in the development stage as of December 31, 2005. As discussed in Note 1 to the financial statements, successful completion of the Company’s development program and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company’s cost structure.

DELOITTE & TOUCHE LLP

Dallas, Texas

August 25, 2006

PANDA ETHANOL, INC.

AND SUBSIDIARIES

(A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2005

	2004	2005
ASSETS

Current assets:
Cash and cash equivalents	$—	$25,043
Restricted cash	—	247,000

Total current assets	—	272,043

Property, plant and equipment:
Development costs and equipment deposits	—	4,587,921

Total assets	$—	$4,859,964

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities:
Trade accounts payable - development costs and equipment deposits	$—	$1,986,508
Trade accounts payable - operating expenses	—	56,465

Total current liabilities	—	2,042,973

Commitments and contingencies (Note 3)

Shareholder’s equity:
Preferred stock, par value $.001; 100,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $.001; 250,000,000 shares authorized; 13,817,341 shares issued and outstanding	13,817	13,817
Additional contributed capital	278,593	9,694,675
Deficit accumulated during the development stage	(292,410)	(6,891,501)

Total shareholder’s equity	—	2,816,991

Total liabilities and shareholder’s equity	$—	$4,859,964

See notes to consolidated financial statements.

PANDA ETHANOL, INC.

AND SUBSIDIARIES

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM INCEPTION (NOVEMBER 1, 2004) THROUGH DECEMBER 31, 2004,

FOR THE YEAR ENDED DECEMBER 31, 2005, AND FOR THE PERIOD FROM

INCEPTION THROUGH DECEMBER 31, 2005

	Inception Through December 31, 2004	Year Ended December 31, 2005	Inception Through December 31, 2005
Development and administrative expenses:

Development and administrative expenses allocated from parent	$269,775	$5,488,683	$5,758,458
Other development and administrative expenses	22,635	1,110,408	1,133,043

Net loss	$292,410	$6,599,091	$6,891,501

Net loss per common share - basic and dilutive:

Net loss per common share	$0.02	$0.48	$0.50

Weighted average common shares outstanding - basic and dilutive	13,817,341	13,817,341	13,817,341

See notes to consolidated financial statements.

PANDA ETHANOL, INC.

AND SUBSIDIARIES

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

FOR THE PERIOD FROM INCEPTION (NOVEMBER 1, 2004) THROUGH DECEMBER 31, 2004,

FOR THE YEAR ENDED DECEMBER 31, 2005, AND FOR THE PERIOD FROM

INCEPTION THROUGH DECEMBER 31, 2005

	Common Stock		Additional Contributed Capital	Deficit Accumulated During The Development Stage	Total Shareholder’s Equity
	Shares	Amount
Balance at inception	—	$—	$—	$—	$—

Capital contributions from parent	13,817,341	13,817	278,593	—	292,410
Net loss	—	—	—	(292,410)	(292,410)

Balance, December 31, 2004	13,817,341	13,817	278,593	(292,410)	—

Capital contributions from parent	—	—	9,416,082	—	9,416,082
Net loss	—	—	—	(6,599,091)	(6,599,091)

Balance, December 31, 2005	13,817,341	$13,817	$9,694,675	$(6,891,501)	$2,816,991

See notes to consolidated financial statements.

PANDA ETHANOL, INC.

AND SUBSIDIARIES

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM INCEPTION (NOVEMBER 1, 2004) THROUGH DECEMBER 31, 2004,

FOR THE YEAR ENDED DECEMBER 31, 2005, AND FOR THE PERIOD FROM

INCEPTION THROUGH DECEMBER 31, 2005

	Inception Through December 31, 2004	Year Ended December 31, 2005	Inception Through December 31, 2005
Operating activities:

Net loss	$(292,410)	$(6,599,091)	$(6,891,501)
Changes in assets and liabilities:
Increase in trade accounts payable - operating expenses	—	56,465	56,465

Net cash used by operating activities	(292,410)	(6,542,626)	(6,835,036)

Investing activities:

Increase in restricted cash	—	(247,000)	(247,000)
Additions to property, plant and equipment	—	(2,601,413)	(2,601,413)

Net cash used in investing activities	—	(2,848,413)	(2,848,413)

Financing activities:

Capital contributions from parent	292,410	9,416,082	9,708,492

Net cash provided by financing activities	292,410	9,416,082	9,708,492

Increase (decrease) in cash and cash equivalents	—	25,043	25,043

Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$25,043	$25,043

Noncash investing and financing activities:
Property, plant and equipment costs accrued	$—	$1,986,508	$1,986,508

See notes to consolidated financial statements.

PANDA ETHANOL, INC. AND SUBSIDIARIES

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2004 and 2005

And For the Period from Inception (November 1, 2004) through December 31, 2004,

For The Year Ended December 31, 2005,

And For the Period from Inception through December 31, 2005

1. ORGANIZATION AND BASIS OF PRESENTATION

Panda Ethanol, Inc. (“Panda Ethanol” or collectively with its subsidiaries the “Company”)(a Delaware corporation) is a wholly owned subsidiary of Panda Energy International, Inc. (“PEII”). PEII commenced development activities with respect to ethanol manufacturing facilities on November 1, 2004, which is the inception date of the accompanying financial statements. Panda Ethanol was incorporated in May 2006. The financial statements are presented on a “carved out” basis and reflect the ethanol project development activities as if Panda Ethanol had been incorporated, with 13,817,341 common shares (par value $.001) initially outstanding and held by PEII, for all periods presented (see Note 4). The retroactive presentation under the current capital structure had no impact on net loss, any asset or liability, or net shareholder’s equity. Panda Ethanol indirectly holds a 100% interest in Panda Hereford Ethanol, L.P. (“Hereford Ethanol”), Panda Haskell Ethanol, L.P. (“Haskell Ethanol”), and Panda Yuma Ethanol, L.P. (“Yuma Ethanol”), which were formed to construct and own ethanol manufacturing facilities in Hereford, Texas; Haskell County, Kansas; and Yuma County, Colorado, respectively. Panda Ethanol also indirectly holds 100% interests in other subsidiaries which own ethanol projects expected to be located in various other states.

Development Stage Enterprise and Liquidity – The Company is in the development stage and has no operating revenues. Financial support initially had been provided in the form of equity contributions from PEII; however, there can be no assurance that PEII will continue to provide financial support in the future. Management believes that confirmed capital resources, including proceeds from the equity and debt financing transactions discussed in Note 6, will be adequate to meet the Company’s anticipated working capital and capital expenditure requirements for the next twelve months. Management plans to seek additional equity and debt financing to fund the Company’s continued operation and expansion. There can be no assurance that the Company will be successful in obtaining additional financing.

The consolidated financial statements include the accounts of all subsidiaries or projects in which the Company has a controlling financial interest or is the primary beneficiary. All intercompany accounts and transactions are eliminated in consolidation.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Any differences from those estimates are recorded in the period in which they are identified.

Cash and Cash Equivalents – Included in cash and cash equivalents are highly liquid investments with original maturities of three months or less at date of purchase.

Restricted cash — Restricted cash represents escrowed cash which collateralized a letter of credit issued by a financial institution. The letter of credit, which was issued in connection with a vendor agreement, expired in May 2006 and the restricted cash balance was released to the Company.

Property, Plant and Equipment – Costs related to the projects under construction, including interest on funds borrowed to finance the construction of facilities, are capitalized as construction in progress. Construction in progress balances are transferred to ethanol manufacturing facilities when the assets are ready for their intended use. Such costs will be depreciated using the straight-line method over the expected useful lives of the related equipment, generally twenty-five years. Depreciation will begin when commercial operations commence.

Development Costs and Equipment Deposits – The Company capitalizes the external costs of construction-related development activities. Such costs include direct incremental amounts incurred for professional services (primarily legal, engineering and consulting services), permits, options and deposits on land and equipment purchase commitments, capitalized interest and other related costs. The continued capitalization is subject to on-going risks related to successful completion, including legal, political, siting, financing, construction, permitting and contract compliance. Capitalized costs are transferred to construction in progress when financing has been obtained and construction activity has commenced. In accordance with Statement of Position (“SOP”) 98-5, “Reporting on the Costs of Start-up Activities,” start-up costs and organization costs are expensed as incurred.

Environmental Matters – The operations of the Company are subject to federal, state and local laws and regulations relating to protection of the environment. Although the Company believes that it is in compliance with applicable environmental regulations, risk of costs and liabilities are inherent in ethanol manufacturing operations, and there can be no assurances that significant costs and liabilities will not be incurred by the Company. Management is not aware of any contingent liabilities that currently exist with respect to environmental matters.

Environmental expenditures are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded if environmental assessments and/or remedial efforts become probable, and the costs reasonably estimable. No such liabilities have been recorded as of December 31, 2005.

Income Taxes — Deferred tax liabilities or assets are required to be recognized for the anticipated future tax effects of temporary differences that arise as a result of the differences in the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is required for deferred tax assets in certain circumstances.

The Company will be included in the consolidated federal income tax return of PEII for 2005. PEII’s policy is to allocate income tax expense or benefits to the Company as if it filed a separate tax return. See Note 5.

Allocation of Administrative Costs — The Company currently has no employees. PEII performs certain accounting, legal, insurance, transportation and consulting services for the Company. These general and administrative costs are generally allocated to the Company using the salary-weighted percentage of time PEII personnel spent performing these services.

Asset Impairment — The Company evaluates the impairment of long-lived assets if circumstances indicate that the carrying value of those assets may not be recoverable. No provision for impairment has been required since the inception of the Company.

Derivative Financial Instruments and Hedging Activities — Periodically the Company may enter into derivative financial instruments to hedge the price of ethanol or the cost of corn used in the production of ethanol. Derivative financial instruments are recorded on the balance sheet as either an asset or a liability measured at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the change in fair value of the derivative is recognized currently in earnings. If the derivative qualifies for hedge accounting, the change in fair value of the derivative is recognized either currently in earnings or deferred in other comprehensive income depending on the type of hedge and to what extent the hedge is effective.

Net loss per share — Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. There were no common stock equivalents outstanding during the periods presented; accordingly, for all periods presented, the Company’s basic and diluted net loss per share are the same. There are no other components of comprehensive income beyond net loss.

Financial instruments — Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures About Fair Value of Financial Instruments”, requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. This statement defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2005, the fair value of all financial instruments approximated carrying value. The carrying amounts of cash and cash equivalents, restricted cash, and accounts payable are reasonable estimates of their fair value because of the short maturity of these items.

Share-Based Payment — SFAS No. 123R, “Share-Based Payment”, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. FASB Statement No. 123R was adopted by the Company effective January 1, 2005. Although the Company has adopted a long-term incentive plan as discussed in Note 6, no awards have been granted under the plan. Accordingly, the adoption of FASB Statement No. 123R had no impact on the Company’s results of operations or financial position.

3. ETHANOL PROJECTS

The Company is developing an ethanol manufacturing facility with an expected annual capacity of 100 million gallons in Hereford, Texas (“Hereford Facility”). The Hereford Facility, which is owned by Hereford Ethanol, will be constructed under a fixed-price, turnkey engineering, procurement, and construction ("EPC") contract with Lurgi PSI, Inc. (“Lurgi”). Lurgi will install a biomass conversion system to be manufactured by Energy Products of Idaho, Inc. (“EPI”), which will use cattle manure and cotton gin waste to generate process steam used in the production of ethanol. The total commitments under the Lurgi and EPI contracts, which became effective upon completion of financing for the Hereford Facility on July 28, 2006 as discussed in Note 6, are approximately $186 million. The total cost of the Hereford Facility, including interest during construction, initial inventories, working capital and debt service reserves, is expected to be approximately $269 million. The Hereford Facility was in an advanced stage of development at December 31, 2005 and commenced construction in August 2006.

The Company also has other ethanol manufacturing facilities under development. Projects owned by Haskell Ethanol and Yuma Ethanol, located in Haskell County, Kansas and Yuma County, Colorado, respectively, have been announced, and additional projects are also under development in various states. The Company’s ethanol manufacturing facilities under development or construction are collectively referred to as the “Projects”.

4. EQUITY CONTRIBUTIONS AND CAPITAL STRUCTURE

The initial capitalization of Panda Ethanol at formation in May 2006 was 1,000 shares of common stock with a par value of $.01 per share. In June 2006, in anticipation of the private equity transaction discussed in Note 6, the number of shares of common stock issued and outstanding was increased by a stock dividend to 13,817,341 shares, and the par value was decreased to $.001 per share. The financial statements are presented as if the 13,817,341 shares of common stock, par value $.001 per share, had been issued initially and outstanding since inception. The retroactive presentation under the current capital structure had no impact on net loss, any asset or liability, or net equity. Amounts per share have also been retrospectively adjusted.

PEII has funded all project development and administrative activities for the Projects to date. In connection with the private equity transaction in June 2006 (see Note 6), PEII agreed to a total equity commitment of $13 million to Panda Ethanol which was reached in the first quarter of 2006. Accordingly, in future periods, amounts funded by PEII in excess of the $13 million commitment will be reflected on the balance sheet as temporary equity payable to parent. The amounts payable to parent do not bear interest and have no specific repayment terms. As discussed in Note 6, Panda Ethanol repaid $1.5 million to PEII in July 2006 in connection with the Hereford Facility financing. The remaining amounts are expected to be repaid in the future, in amounts and at times not presently determinable, in connection with equity and debt financing transactions.

5. INCOME TAXES

For 2005, the Company will file a consolidated federal income tax return with PEII. For 2006 and future years, the Company will file a separate federal tax return since PEII will own less than 80% of the Company as a result of the equity financing transaction discussed in Note 6. The Company accounts for deferred income taxes using the asset and liability method. The approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Deferred income tax assets and liabilities are computed annually for the differences between the book value and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. For financial statement purposes, income tax benefit or expense is computed as if the Company filed separate federal and state income tax returns.

All costs incurred have been capitalized for tax purposes. Accordingly, the Company had no federal or state net operating loss carryforwards (“NOLs”) as of December 31, 2004 and 2005.

The Company recorded no current income tax provision or benefit for 2004 or 2005 as it had no revenues or taxable income. At December 31, 2004 and 2005, the Company had deferred tax assets of $0.1 million and $2.4 million, respectively, resulting from temporary differences in the book and tax basis in start-up costs. The deferred tax assets were fully offset by valuation allowances of $0.1 million and $2.4 million at December 31, 2004 and 2005, respectively. Accordingly, no deferred tax benefit was recorded in either period.

The effective income tax rate (benefit) differs from the statutory federal income tax rate of 35% applied to pretax income (loss) as follows:

	2004	2005
Tax expense (benefit) at U.S. federal statutory rate	(35.0)%	(35.0)%
Change in valuation allowance	35.0%	35.0%

Effective rate	0.0%	0.0%

In evaluating the reasonableness of the valuation allowance, management assesses whether it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. Ultimately, the realization of deferred tax assets is dependent upon generation of future taxable income during those periods in which temporary differences become deductible. To this end, management considers the level of historical taxable income, the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income. Although the Company anticipates future profitability, the loss for 2005 and anticipated losses for 2006 and 2007 during the construction of the Hereford Facility are the primary factors considered for management’s assessment at December 31, 2005. Based on these considerations, management does not believe it is more likely than not that the Company will realize the benefit of the deferred tax assets.

6. SUBSEQUENT EVENTS

Merger Transaction

On May 18, 2006 Panda Ethanol entered into an Agreement and Plan of Merger (“Merger Agreement”) with Cirracor, Inc. (“Cirracor”) and Grove Panda Investments, LLC (“Grove”). Grove is the owner of 71% of the common stock of Cirracor. Pursuant to the terms of the Merger Agreement, prior to the effective time of the merger, Cirracor is required to effect a reverse stock split whereby each share of Cirracor shall be converted into 0.340885 of a share of Cirracor stock amounting in the aggregate to 1,200,000 shares which shall represent 4% of the issued and outstanding stock of the surviving corporation. The merger has been structured so that Panda Ethanol will merge into Cirracor with Cirracor as the surviving corporation. At the effective date of the merger, Cirracor will change its name to Panda Ethanol, Inc. The closing of the merger is subject to shareholder approval and certain other conditions, including the completion of an equity financing transaction (which was completed on June 7, 2006 as discussed below) and debt financing transactions by Panda Ethanol for construction of the Hereford Facility (which were completed on July 28, 2006 as discussed below under “Debt Transactions”). Pursuant to the Merger Agreement, the surviving corporation will grant certain piggyback registration rights to Grove. The Merger Agreement is subject to termination under certain conditions, including if the proxy statement for Cirracor shareholder approval is not cleared by the Securities and Exchange Commission (“SEC”) within 90 days following the later of (A) the delivery of audited financial information by Panda Ethanol to Cirracor for use in Cirracor's proxy statement and (B) the delivery by Panda Ethanol of other information reasonably necessary for such proxy statement, or if the merger is not consummated within 30 days thereafter.

In connection with the merger, the Company will assume the liabilities of Cirracor for merger-related costs. In addition, Cirracor will divest itself of its operations, such that it will not have any ongoing business operations effective with the closing of the merger. Because Cirracor will have no operations, and only net monetary liabilities, the merger transaction will be treated as a capital transaction, whereby the Company will assume the net monetary liabilities of Cirracor. As such, no fair value adjustments will be necessary for any of the liabilities assumed. The merger transaction will be accounted for as a reverse acquisition whereby the Company is deemed to be the acquirer for accounting purposes. Since no cash will be exchanged in the merger, the Company anticipates recording expenses relating to the transaction.

Equity Transaction

On June 7, 2006, the Company issued to accredited investors in a private offering an aggregate of 14,982,659 shares of common stock at a purchase price of $6.01 per share, for total gross proceeds of approximately $90.0 million. The Company incurred placement agent fees and expenses of approximately $3.9 million. Additional costs related to the financing include legal fees which are estimated to total approximately $0.4 million. In connection with the private offering, the Company entered into a Registration Rights Agreement with the investors which requires the Company to file a registration statement with the SEC with respect to certain of the Company’s outstanding shares within 75 days after the effective date of the merger with Cirracor. In the event that the Company fails to file a registration statement within the required timeframe (“Event Date”), it will be required to pay to the investors partial liquidated damages of 1% of the amount invested, with an additional 1% on each monthly anniversary of the Event Date. Under the agreement, 75% of the Panda Ethanol shares held by PEII will be subject to a six-month lockup period from the effective date of the registration statement.

Long Term Incentive Plan

In May 2006, as amended and restated on June 7, 2006, the Company adopted the Panda Ethanol, Inc. 2006 Long Term Incentive Plan (the “Plan”). The Plan authorizes the issuance of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards to employees, consultants and outside directors. A maximum of 3,333,333 shares of common stock may be delivered pursuant to awards under the plan. No awards have been granted under the plan.

Debt Transactions

On July 28, 2006, the Company closed three debt financing transactions, the proceeds of which will be used to finance the construction of the Hereford Facility and provide certain working capital for the project. The debt transactions include a $158.1 million senior secured credit facility (“Senior Debt”), a $30.0 million subordinated secured credit facility (“Subordinated Debt”), and $50.0 million of tax-exempt bonds (“Tax-Exempt Bonds”). As described below, the Senior Debt includes a letter of credit facility which supports the Tax-Exempt Bonds; accordingly, the total borrowing capacity under the three debt transactions is $188.1 million.

The Senior Debt is comprised of a $101.6 million term loan facility, a $5.0 million working capital facility, and a $51.5 million letter of credit facility. The Senior Debt is secured by substantially all of the assets of Panda Hereford Ethanol, L.P. The term loan facility has a seven-year maturity and generally bears interest at a variable annual rate equal to LIBOR plus a margin of 3.75% pre-completion and 3.50% post-completion. The working capital facility has a five-year maturity and generally bears interest at the same rate as the term loan. The letter of credit facility has a seven-year maturity and an annual fee of 3.75% pre-completion and 3.50% post-completion. The letter of credit facility supports the $50.0 million of Tax-Exempt Bonds which are discussed separately below. The Company is required to enter into interest rate swap agreements to hedge its interest rate exposure on approximately 80% of the projected term loan balance outstanding during the construction period and lesser amounts after commercial operations commence. In addition to scheduled amortization during the applicable terms of the Senior Debt, a cash flow sweep provision requires between 30% and 100% of excess cash flow after scheduled debt service and capital expenditures to be applied quarterly to reduce the term loan principal. After the term loan has been fully repaid, 30% of the excess cash flow will be applied to a sinking fund account to cash collateralize the letter of credit facility supporting the Tax-Exempt Bonds. An additional cash flow sweep provision requires 25% of excess cash flow (after debt service on both the senior and subordinated debt) to be applied to reduce the Senior Debt principal until the Senior Debt balance is below $100 million.

The Subordinated Debt has a term of up to seven years and bears interest at 12% per year. The Subordinated Debt is secured by a second lien on a portion of the collateral for the Senior Debt and, after commencement of commercial operations, a first lien on any funds available under a subordinated debt service reserve. Interest will be added to the principal of the loan until the first scheduled payment date for the term loan, with payment in cash thereafter. Beginning six months following completion of the Hereford Facility, a cash flow sweep provision requires 100% of excess cash flow after Senior Debt service requirements and Subordinated Debt interest to be applied to reduce the Subordinated Debt principal up to targeted amortization amounts of $1 million to $2 million per quarter. In addition, the Subordinated Debt lender is entitled to a royalty of 8.5% of distributable cash flows as defined. The royalty will be payable for the longer of (a) four years from substantial completion of the Hereford Facility or (b) the remaining term of the Subordinated Debt. A further cash flow sweep provision requires prepayment of Subordinated Debt principal equal to 15% of distributable cash flows, as defined, after Senior Debt service, Subordinated Debt service and royalty payments.

The Tax-Exempt Bonds are industrial revenue bonds issued by the Red River Authority, a governmental agency of the State of Texas. The Tax-Exempt Bonds are supported solely by the Senior Debt letter of credit facility and do not constitute indebtedness of the Red River Authority, the State of Texas or any political subdivision thereof. The economic substance of the Tax-Exempt Bonds is analogous to a direct borrowing by Panda Hereford Ethanol, L.P. The Tax-Exempt Bonds bear interest at a variable rate which will be reset on a weekly basis by the remarketing agent (the initial rate was 3.70%). Although the Tax-Exempt Bonds have a stated maturity of 24 years, the supporting letter of credit facility has a seven-year maturity as stated above; thus the Tax-Exempt Bonds effectively also have a seven-year maturity unless the letter of credit facility is refinanced at maturity.

Payments to parent

In connection with the Hereford Facility financing in July 2006, Panda Ethanol paid $5.0 million to PEII, including $1.5 million of reimbursement for costs incurred on the Hereford Facility in excess of a $13.0 million capital commitment (see Note 4) and a $3.5 million development fee.

PANDA ETHANOL, INC.

AND SUBSIDIARIES

(A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31, 2005	June 30, 2006
ASSETS

Current assets:
Cash and cash equivalents	$25,043	$—
Restricted cash	247,000	87,758,488

Total current assets	272,043	87,758,488

Property, plant and equipment:
Development costs and equipment deposits	4,587,921	8,587,537

Debt issuance costs	—	1,299,878

Total assets	$4,859,964	$97,645,903

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable - development costs and equipment deposits	$1,986,508	$374,241
Trade accounts payable - operating expenses	56,465	551,641
Accrued debt issuance costs and financing fees	—	3,044,753

Total current liabilities	2,042,973	3,970,635

Commitments and contingencies (Note 3)

Temporary equity - payable to parent	—	6,580,656

Shareholders’ equity:
Preferred stock, par value $.001; 100,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $.001; 250,000,000 shares authorized; 13,817,341 and 28,800,000 shares issued and outstanding at December 31, 2005 and June 30, 2006	13,817	28,800
Additional contributed capital	9,694,675	99,129,763
Deficit accumulated during the development stage	(6,891,501)	(12,063,951)

Total shareholders’ equity	2,816,991	87,094,612

Total liabilities and shareholders’ equity	$4,859,964	$97,645,903

See notes to unaudited consolidated financial statements.

PANDA ETHANOL, INC.

AND SUBSIDIARIES

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2006, AND

FOR THE PERIOD FROM INCEPTION THROUGH JUNE 30, 2006

(UNAUDITED)

	Six Months Ended June 30,		Inception Through June 30, 2006
	2005	2006
Development and administrative expenses:
Development and administrative expenses allocated from parent	$2,298,359	$3,932,795	$9,691,253
Other development and administrative expenses	385,113	1,453,337	2,586,380

Total development and administrative expenses	2,683,472	5,386,132	12,277,633
Other expense (income) - interest income	—	(213,682)	(213,682)

Net loss	$2,683,472	$5,172,450	$12,063,951

Net loss per common share - basic and dilutive:

Net loss per common share	$0.19	$0.33	$0.84

Weighted average common shares outstanding - basic and dilutive	13,817,341	15,803,992	14,409,736

See notes to unaudited consolidated financial statements.

PANDA ETHANOL, INC.

AND SUBSIDIARIES

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2006, AND

FOR THE PERIOD FROM INCEPTION THROUGH JUNE 30, 2006

(UNAUDITED)

	Six Months Ended June 30,		Inception Through June 30, 2006
	2005	2006
Operating activities:

Net loss	$(2,683,472)	$(5,172,450)	$(12,063,951)
Changes in assets and liabilities:
Increase in trade accounts payable - operating expenses	—	495,176	551,641

Net cash used by operating activities	(2,683,472)	(4,677,274)	(11,512,310)

Investing activities:

Increase in restricted cash	—	(87,511,488)	(87,758,488)
Additions to property, plant and equipment	(192,867)	(5,611,883)	(8,213,296)

Net cash used in investing activities	(192,867)	(93,123,371)	(95,971,784)

Financing activities:

Issuance of common stock to third parties	—	87,903,438	87,903,438
Temporary equity advanced from parent	—	6,580,656	6,580,656
Capital contributions from parent	2,876,339	3,291,508	13,000,000

Net cash provided by financing activities	2,876,339	97,775,602	107,484,094

Increase (decrease) in cash and cash equivalents	—	(25,043)	—

Cash and cash equivalents, beginning of period	—	25,043	—

Cash and cash equivalents, end of period	$—	$—	$—

Noncash investing and financing activities:
Property, plant and equipment costs accrued	$230,505	$374,241	$374,241
Debt issuance costs accrued	—	1,299,878	1,299,878
Equity issuance costs accrued	—	1,744,875	1,744,875

See notes to unaudited consolidated financial statements.

PANDA ETHANOL, INC. AND SUBSIDIARIES

(A Development Stage Enterprise)

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For The Six Months Ended June 30, 2005 and 2006,

And For the Period from Inception through June 30, 2006

(UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

Panda Ethanol, Inc. (“Panda Ethanol” or collectively with its subsidiaries the “Company”)(a Delaware corporation) is a wholly owned subsidiary of Panda Energy International, Inc. (“PEII”). PEII commenced development activities with respect to ethanol manufacturing facilities on November 1, 2004, which is the inception date of the accompanying financial statements. Panda Ethanol was incorporated in May 2006. The financial statements are presented on a “carved out” basis and reflect the ethanol project development activities as if Panda Ethanol had been incorporated, with 13,817,341 common shares (par value $.001) initially outstanding and held by PEII, for all periods presented (see Note 4). The retroactive presentation under the current capital structure had no impact on net loss, any asset or liability, or net shareholder’s equity. Panda Ethanol indirectly holds a 100% interest in Panda Hereford Ethanol, L.P. (“Hereford Ethanol”), Panda Haskell Ethanol, L.P. (“Haskell Ethanol”), and Panda Yuma Ethanol, L.P. (“Yuma Ethanol”), which were formed to construct and own ethanol manufacturing facilities in Hereford, Texas; Haskell County, Kansas; and Yuma County, Colorado, respectively. Panda Ethanol also indirectly holds 100% interests in other subsidiaries which own ethanol projects expected to be located in various other states.

Development Stage Enterprise and Liquidity – The Company is in the development stage and has no operating revenues. Financial support initially had been provided in the form of equity contributions and temporary equity advances from PEII; however, there can be no assurance that PEII will continue to provide financial support in the future. Additionally, as discussed in Note 4, the Company completed a private equity transaction in June 2006, and as discussed in Note 5, the Company completed debt financing for the Hereford Facility in July 2006. Management believes that confirmed capital resources, including proceeds from the completed equity and debt financing transactions, will be adequate to meet the Company’s anticipated working capital and capital expenditure requirements for the next twelve months. Management plans to seek additional equity and debt financing to fund the Company’s continued operation and expansion. There can be no assurance that the Company will be successful in obtaining additional financing.

The consolidated financial statements include the accounts of all subsidiaries or projects in which the Company has a controlling financial interest or is the primary beneficiary. All intercompany accounts and transactions are eliminated in consolidation.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and reflect all adjustments, consisting solely of normal recurring adjustments, needed to present fairly the financial results for the interim periods. These financial statements include some amounts that are based on management’s best estimates and judgments. These estimates may be adjusted as more information becomes available, and any adjustment could be significant. The impact of any change in estimates is included in the determination of earnings in the period in which the change in estimate is identified. The results of operations for the six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

Condensed footnote disclosures – The Company has omitted certain footnote disclosures that would substantially duplicate the disclosures contained in the Company’s audited financial statements. The accompanying unaudited interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2005.

3. ETHANOL PROJECTS

The Company is developing an ethanol manufacturing facility with an expected annual capacity of 100 million gallons in Hereford, Texas (“Hereford Facility”). The Hereford Facility, which is owned by Hereford Ethanol, will be constructed under a fixed-price, turnkey engineering, procurement, and construction ("EPC") contract with Lurgi PSI, Inc. (“Lurgi”). Lurgi will install a biomass conversion system to be manufactured by Energy Products of Idaho, Inc. (“EPI”), which will use cattle manure and cotton gin waste to generate process steam used in the production of ethanol. The total commitments under the Lurgi and EPI contracts, which became effective upon completion of financing for the Hereford Facility on July 28, 2006 as discussed in Note 5, are approximately $186 million. The total cost of the Hereford Facility, including interest during construction, initial inventories, working capital and debt service reserves, is expected to be approximately $269 million. The Hereford Facility was in an advanced stage of development at June 30, 2006 and commenced construction in August 2006.

The Company also has other ethanol manufacturing facilities under development. Projects owned by Haskell Ethanol and Yuma Ethanol, located in Haskell County, Kansas and Yuma County, Colorado, respectively, have been announced, and additional projects are also under development in various states. The Company’s ethanol manufacturing facilities under development or construction are collectively referred to as the “Projects”.

4. CAPITAL STRUCTURE AND EQUITY

Capital Structure and Equity Contributions from Parent

The initial capitalization of Panda Ethanol at formation in May 2006 was 1,000 shares of common stock with a par value of $.01 per share. In June 2006, in anticipation of the private equity transaction discussed in Note 6, the number of shares of common stock issued and outstanding was increased by a stock dividend to 13,817,341 shares, and the par value was decreased to $.001 per share. The financial statements are presented as if the 13,817,341 shares of common stock, par value $.001 per share, had been issued initially and outstanding since inception. The retroactive presentation under the current capital structure had no impact on net loss, any asset or liability, or net equity. Amounts per share have also been retrospectively adjusted.

PEII has funded all project development and administrative activities for the Projects to date. In connection with the private equity transaction in June 2006 discussed below, PEII agreed to a total equity commitment of $13 million to Panda Ethanol which was reached in the first quarter of 2006. Accordingly, amounts funded by PEII in excess of the $13 million commitment are reflected on the balance sheet as temporary equity payable to parent. The amounts payable to parent do not bear interest and have no specific repayment terms. As discussed in Note 5, Panda Ethanol repaid $1.5 million to PEII in July 2006 in connection with the Hereford Facility financing. The remaining amounts are expected to be repaid in the future, in amounts and at times not presently determinable, in connection with equity and debt financing transactions.

Merger Transaction

On May 18, 2006 Panda Ethanol entered into an Agreement and Plan of Merger (“Merger Agreement”) with Cirracor, Inc. (“Cirracor”) and Grove Panda Investments, LLC (“Grove”). Grove is the owner of 71% of the common stock of Cirracor. Pursuant to the terms of the Merger Agreement, prior to the effective time of the merger, Cirracor is required to effect a reverse stock split whereby each share of Cirracor shall be converted into 0.340885 of a share of Cirracor stock amounting in the aggregate to 1,200,000 shares which shall represent 4% of the issued and outstanding stock of the surviving corporation. The merger has been structured so that Panda Ethanol will merge into Cirracor with Cirracor as the surviving corporation. At the effective date of the merger, Cirracor will change its name to Panda Ethanol, Inc. The closing of the merger is subject to shareholder approval and certain other conditions, including the completion of an equity financing transaction (which was completed on June 7, 2006 as discussed below) and debt financing transactions by Panda Ethanol for construction of the Hereford Facility (which were completed on July 28, 2006 as discussed in Note 5). Pursuant to the Merger Agreement, the surviving corporation will grant certain piggyback registration rights to Grove. The Merger Agreement is subject to termination under certain conditions, including if the proxy statement for Cirracor shareholder approval is not cleared by the Securities and Exchange Commission (“SEC”) within 90 days following the later of (A) the delivery of audited financial information by Panda Ethanol to Cirracor for use in Cirracor's proxy statement and (B) the delivery by Panda Ethanol of other information reasonably necessary for such proxy statement, or if the merger is not consummated within 30 days thereafter.

In connection with the merger, the Company will assume the liabilities of Cirracor for merger-related costs. In addition, Cirracor will divest itself of its operations, such that it will not have any ongoing business operations effective with the closing of the merger. Because Cirracor will have no operations, and only net monetary liabilities, the merger transaction will be treated as a capital transaction, whereby the Company will assume the net monetary liabilities of Cirracor. As such, no fair value adjustments will be necessary for any of the liabilities assumed. The merger transaction will be accounted for as a reverse acquisition whereby the Company is deemed to be the acquirer for accounting purposes. Since no cash will be exchanged in the merger, the Company anticipates recording expenses relating to the transaction.

Equity Transaction

On June 7, 2006, the Company issued to accredited investors in a private offering an aggregate of 14,982,659 shares of common stock at a purchase price of $6.01 per share, for total gross proceeds of approximately $90.0 million. The Company incurred placement agent fees and expenses of approximately $3.9 million. Additional costs related to the financing include legal fees which are estimated to total approximately $0.4 million. In connection with the private offering, the Company entered into a Registration Rights Agreement with the investors which requires the Company to file a registration statement with the SEC with respect to certain of the Company’s outstanding shares within 75 days after the effective date of the merger with Cirracor. In the event that the Company fails to file a registration statement within the required timeframe (“Event Date”), it will be required to pay to the investors partial liquidated damages of 1% of the amount invested, with an additional 1% on each monthly anniversary of the Event Date. Under the agreement, 75% of the Panda Ethanol shares held by PEII will be subject to a six-month lockup period from the effective date of the registration statement.

Long Term Incentive Plan

In May 2006, as amended and restated on June 7, 2006, the Company adopted the Panda Ethanol, Inc. 2006 Long Term Incentive Plan (the “Plan”). The Plan authorizes the issuance of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards to employees, consultants and outside directors. A maximum of 3,333,333 shares of common stock may be delivered pursuant to awards under the plan. No awards have been granted under the plan.

5. SUBSEQUENT EVENTS

Debt Transactions

On July 28, 2006, the Company closed three debt financing transactions, the proceeds of which will be used to finance the construction of the Hereford Facility and provide certain working capital for the project. The debt transactions include a $158.1 million senior secured credit facility (“Senior Debt”), a $30.0 million subordinated secured credit facility (“Subordinated Debt”), and $50.0 million of tax-exempt bonds (“Tax-Exempt Bonds”). As described below, the Senior Debt includes a letter of credit facility which supports the Tax-Exempt Bonds; accordingly, the total borrowing capacity under the three debt transactions is $188.1 million.

The Senior Debt is comprised of a $101.6 million term loan facility, a $5.0 million working capital facility, and a $51.5 million letter of credit facility. The Senior Debt is secured by substantially all of the assets of Panda Hereford Ethanol, L.P. The term loan facility has a seven-year maturity and generally bears interest at a variable annual rate equal to LIBOR plus a margin of 3.75% pre-completion and 3.50% post-completion. The working capital facility has a five-year maturity and generally bears interest at the same rate as the term loan. The letter of credit facility has a seven-year maturity and an annual fee of 3.75% pre-completion and 3.50% post-completion. The letter of credit facility supports the $50.0 million of Tax-Exempt Bonds which are discussed separately below. The Company is required to enter into interest rate swap agreements to hedge its interest rate exposure on approximately 80% of the projected term loan balance outstanding during the construction period and lesser amounts after commercial operations commence. In addition to scheduled amortization during the applicable terms of the Senior Debt, a cash flow sweep provision requires between 30% and 100% of excess cash flow after scheduled debt service and capital expenditures to be applied quarterly to reduce the term loan principal. After the term loan has been fully repaid, 30% of the excess cash flow will be applied to a sinking fund account to cash collateralize the letter of credit facility supporting the Tax-Exempt Bonds. An additional cash flow sweep provision requires 25% of excess cash flow (after debt service on both the senior and subordinated debt) to be applied to reduce the Senior Debt principal until the Senior Debt balance is below $100 million.

The Subordinated Debt has a term of up to seven years and bears interest at 12% per year. The Subordinated Debt is secured by a second lien on a portion of the collateral for the Senior Debt and, after commencement of commercial operations, a first lien on any funds available under a subordinated debt service reserve. Interest will be added to the principal of the loan until the first scheduled payment date for the term loan, with payment in cash thereafter. Beginning six months following completion of the Hereford Facility, a cash flow sweep provision requires 100% of excess cash flow after Senior Debt service requirements and Subordinated Debt interest to be applied to reduce the Subordinated Debt principal up to targeted amortization amounts of $1 million to $2 million per quarter. In addition, the Subordinated Debt lender is entitled to a royalty of 8.5% of distributable cash flows as defined. The royalty will be payable for the longer of (a) four years from substantial completion of the Hereford Facility or (b) the remaining term of the Subordinated Debt. A further cash flow sweep provision requires prepayment of Subordinated Debt principal equal to 15% of distributable cash flows, as defined, after Senior Debt service, Subordinated Debt service and royalty payments.

The Tax-Exempt Bonds are industrial revenue bonds issued by the Red River Authority, a governmental agency of the State of Texas. The Tax-Exempt Bonds are supported solely by the Senior Debt letter of credit facility and do not constitute indebtedness of the Red River Authority, the State of Texas or any political subdivision thereof. The economic substance of the Tax-Exempt Bonds is analogous to a direct borrowing by Panda Hereford Ethanol, L.P. The Tax-Exempt Bonds bear interest at a variable rate which will be reset on a weekly basis by the remarketing agent (the initial rate was 3.70%). Although the Tax-Exempt Bonds have a stated maturity of 24 years, the supporting letter of credit facility has a seven-year maturity as stated above; thus the Tax-Exempt Bonds effectively also have a seven-year maturity unless the letter of credit facility is refinanced at maturity.

Payments to parent

In connection with the Hereford Facility financing in July 2006, Panda Ethanol paid $5.0 million to PEII, including $1.5 million of reimbursement for costs incurred on the Hereford Facility in excess of a $13.0 million capital commitment (see Note 4) and a $3.5 million development fee.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On May 18, 2006, Cirracor entered into an Agreement and Plan of Merger (“Merger Agreement”) with Panda Ethanol and Grove Panda. Grove Panda is the owner of 78% of the common stock of Cirracor. Pursuant to the terms of the Merger Agreement, immediately prior to the effective time of the merger, Cirracor will effect a reverse stock split whereby each share of Cirracor shall be converted into 0.340885 of a share of Cirracor stock amounting in the aggregate to 1,200,000 shares which shall represent 4% of the issued and outstanding stock of the surviving corporation. The merger has been structured so that Panda Ethanol will merge into Cirracor with Cirracor as the surviving corporation. Immediately after the effective time of the merger, Cirracor will change its name to Panda Ethanol, Inc. The closing of the merger is subject to stockholder approval and certain other conditions.

In connection with the merger, Panda Ethanol will assume the liabilities of Cirracor for merger-related costs. In addition, Cirracor will divest itself of its operations, such that it will not have any ongoing business operations effective with the closing of the merger. Because Cirracor will have no operations, and only net monetary liabilities, the merger transaction will be treated as a capital transaction, whereby the surviving company will assume the net monetary liabilities of Cirracor. As such, no fair value adjustments will be necessary for any of the liabilities assumed. The merger transaction will be accounted for as a reverse acquisition whereby Panda Ethanol is deemed to be the acquirer for accounting purposes. Accordingly, the financial statements of the surviving corporation will be those of Panda Ethanol. Because Panda Ethanol uses the calendar year for financial reporting purposes and will be deemed to be the acquirer for accounting purposes, the pro forma financial information is presented based upon Panda Ethanol’s reporting periods. Also, because the fiscal year end of Cirracor’s fiscal year ended September 30, 2005 is within 93 days of that of Panda Ethanol, Cirracor’s fiscal year ended September 30, 2005 is combined with Panda Ethanol’s fiscal year ended December 31, 2005.

In a private offering on June 7, 2006, Panda Ethanol issued to accredited investors an aggregate of 14,982,659 shares of common stock at a purchase price of $6.01 per share, for total gross proceeds of approximately $90.0 million. Panda Ethanol incurred placement agent fees and expenses of approximately $3.9 million.

The unaudited pro forma consolidated balance sheet reflects the merger as if it had occurred on June 30, 2006. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2005 and for the six months ended June 30, 2006 reflect the merger and the Panda Ethanol equity transaction as if they occurred on the first day of the respective periods. The unaudited pro forma consolidated statements of operations do not reflect any potential cost savings that may be realized following the merger, nor do they reflect any incremental income or expenses that might have occurred during the periods as a result of the Panda Ethanol equity transaction. The pro forma adjustments and assumptions are based on estimates, evaluations and other data currently available and, in management’s opinion, provide a reasonable basis for the fair presentation of the estimated effects directly attributable to the merger and the Panda Ethanol equity transaction. The unaudited pro forma consolidated statements of operations are provided for illustrative purposes only and are not necessarily indicative of what the consolidated results of operations would actually have been had the merger and Panda Ethanol equity transaction occurred on the first day of the respective periods, nor do they represent a forecast of the consolidated results of operations or financial position for any future period or date.

All information contained herein should be read in conjunction with the financial statements and notes thereto of Cirracor and the consolidated financial statements and notes thereto of Panda Ethanol included in this proxy statement on Schedule 14A and the notes to pro forma financial information included herein.

PANDA ETHANOL, INC.

AND SUBSIDIARIES

(A Development Stage Enterprise)

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

June 30, 2006

	Cirracor Historical	Panda Ethanol Historical	Pro Forma Adjustments (Note 1)		Pro Forma Adjusted
ASSETS

Current assets:
Cash and cash equivalents	$2,526	$—	$(2,526	)(a)	$—
Restricted cash - current	—	87,758,488	—		87,758,488

Total current assets	2,526	87,758,488	(2,526)		87,758,488

Property, plant and equipment:
Property and equipment, net	2,330	8,587,537	(2,330	)(a)	8,587,537

Debt issuance costs	—	1,299,878	—		1,299,878

Total assets	$4,856	$97,645,903	$(4,856)		$97,645,903

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$19,864	$3,970,635	$(19,864	)(a)	$4,470,635
			500,000	(c)
Accounts payable – related parties	32,459	—	(32,459	)(a)	—
Advances from officer	7,666	—	(7,666	)(a)	—
Advances from shareholder	35,000	—	(35,000	)(a)	—

Total current liabilities	94,989	3,970,635	405,011		4,470,635

Temporary equity - payable to parent	—	6,580,656	—		6,580,656

Shareholders’ equity (deficit):
Preferred stock - no shares issued or outstanding	—	—	—		—
Common stock, par value $.001	3,521	28,800	(2,321	)(b)	30,000
Additional paid-in capital	166,322	99,129,763	(164,843	)(a)	99,128,563
			2,321	(b)
Deficit accumulated during the development stage	(259,976)	(12,063,951)	259,976	(a)	(12,563,951)
			(500,000	)(c)

Total shareholders’ equity (deficit)	(90,133)	87,094,612	(409,867)		86,594,612

Total liabilities and shareholders’ equity (deficit)	$4,856	$97,645,903	$(4,856)		$97,645,903

See accompanying notes to unaudited pro forma consolidated financial information.

PANDA ETHANOL, INC.

AND SUBSIDIARIES

(A Development Stage Enterprise)

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

	Cirracor Historical (Note 2)	Panda Ethanol Historical (Note 2)	Pro Forma Adjustments (Note 3)	Pro Forma Adjusted
Net revenue	$9,390	$—	$(9,390)	$—
Cost of revenue	(6,867)	—	6,867	—

Gross profit	2,523	—	(2,523)	—
Development and administrative expenses allocated from parent	—	(5,488,683)	—	(5,488,683)
Other development, general and administrative expenses	(79,747)	(1,110,408)	79,747	(1,110,408)

Loss from operations	(77,224)	(6,599,091)	77,224	(6,599,091)
Interest income (expense)	(220)	—	220	—

Loss before provision for income taxes	(77,444)	(6,599,091)	77,444	(6,599,091)
Provision for income taxes	—	—	—	—

Net loss before nonrecurring charges directly attributable to the merger transaction (see Note 4)	$(77,444)	$(6,599,091)	$77,444	$(6,599,091)

Net loss per common share before nonrecurring charges directly attributable to the merger transaction - basic and dilutive:

Net loss per common share before nonrecurring charges directly attributable to the merger transaction	$(0.02)	$(0.48)	$0.01	$(0.22)

Weighted average common shares outstanding - basic and dilutive	3,525,250	13,817,341	12,657,409	30,000,000

See accompanying notes to unaudited pro forma consolidated financial information.

PANDA ETHANOL, INC.

AND SUBSIDIARIES

(A Development Stage Enterprise)

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2006

	Cirracor Historical (Note 2)	Panda Ethanol Historical (Note 2)	Pro Forma Adjustments (Note 3)	Pro Forma Adjusted
Net revenue	$—	$—	$—	$—
Cost of revenue	—	—	—	—

Gross profit	—	—	—	—
Development and administrative expenses allocated from parent	—	(3,932,795)	—	(3,932,795)
Other development, general and administrative expenses	(57,848)	(894,767)	57,848	(894,767)

Loss from operations	(57,848)	(4,827,562)	57,848	(4,827,562)
Interest income (expense)	(1,275)	213,682	1,275	213,682

Loss before provision for income taxes	(59,123)	(4,613,880)	59,123	(4,613,880)
Provision for income taxes	(3,858)	—	3,858	—

Net loss before nonrecurring charges directly attributable to the merger transaction (see Note 4)	$(62,981)	$(4,613,880)	$62,981	$(4,613,880)

Net loss per common share before nonrecurring charges directly attributable to the merger transaction - basic and dilutive:

Net loss per common share before nonrecurring charges directly attributable to the merger transaction	$(0.02)	$(0.29)	$0.01	$(0.15)

Weighted average common shares outstanding - basic and dilutive	3,525,250	15,803,992	10,670,758	30,000,000

See accompanying notes to unaudited pro forma consolidated financial information.

PANDA ETHANOL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

AS OF JUNE 30, 2006 AND FOR THE YEAR ENDED

DECEMBER 31, 2005 AND SIX MONTHS ENDED JUNE 30, 2006

NOTE 1: PRO FORMA ADJUSTMENTS TO BALANCE SHEET AT JUNE 30, 2006

(a) To reflect transfer of assets and liabilities of Cirracor to its majority stockholder and eliminate Cirracor’s accumulated deficit and additional paid-in capital upon completion of the merger between Cirracor and Panda Ethanol, which will be accounted for as a reverse acquisition whereby Panda Ethanol is the accounting acquirer.

(b) To reflect a reverse stock split whereby each share of Cirracor shall be converted into 0.340885 of a share, resulting in a decrease in the outstanding shares of Cirracor from 3,520,250 shares to 1,200,000 shares immediately prior to the merger with Panda Ethanol.

(c) To increase accrued expenses and accumulated deficit for estimated legal and accounting expenses of $500,000. Such expenses are nonrecurring charges directly attributable to the merger transaction.

NOTE 2: HISTORICAL PERIODS PRESENTED

The historical periods presented in the pro forma statements of operations are as follows:

For the year ended December 31, 2005: Cirracor’s results of operations for its fiscal year ended September 30, 2005 are presented with Panda Ethanol’s results of operations for the year ended December 31, 2005.

For the six months ended June 30, 2006: Cirracor’s results of operations for the six months ended June 30, 2006 (determined by combining the results for the three-month periods ended March 31, 2006 and June 30, 2006) are presented with Panda Ethanol’s results of operations for the six months ended June 30, 2006.

NOTE 3: PRO FORMA ADJUSTMENTS

(a) To reflect cessation of Cirracor operations on or before the effective date of the merger between Cirracor and Panda Ethanol, which is assumed to be the first day of the period; accordingly, for pro forma purposes Cirracor is assumed to have no operations during the period.

(b) To reflect a reverse stock split whereby each share of Cirracor shall be converted into 0.340885 of a share, resulting in a decrease in the outstanding shares of Cirracor from 3,520,250 shares to 1,200,000 shares immediately prior to the merger with Panda Ethanol.

(c) To reflect the issuance of 14,982,659 shares of common stock in a private offering. The shares are assumed for pro forma purposes to be issued on the first day of the period. Because the shares were issued on June 7, 2006, the actual weighted average shares outstanding for Panda Ethanol for the six months ended June 30, 2006 were impacted by the transaction. Accordingly, the pro forma adjustment for that period does not equal the number of shares issued in the transaction.

NOTE 4: NONRECURRING CHARGES DIRECTLY ATTRIBUTABLE TO MERGER TRANSACTION

The pro forma statements of operations do not reflect nonrecurring charges directly attributable to the merger transaction. Such costs include estimated legal and accounting fees of approximately $1.1 million, of which approximately $0.6 million had been incurred by Panda Ethanol as of June 30, 2006. Accordingly, Panda Ethanol’s other development, general and administrative expenses for the six months ended June 30, 2006 have been reduced by $0.6 million to exclude such expenses.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (“Merger Agreement”) made this 18th day of May, 2006 by and among Cirracor, Inc., a Nevada corporation (“Cirracor”), and Panda Ethanol, Inc., a Delaware corporation (the “Company”), and Grove Panda Investments, LLC (“Cirracor Stockholder”)

Recitals:

A. The respective Boards of Directors of Cirracor and the Company have determined that a merger of the Company with and into Cirracor (the “Merger”), with Cirracor being the surviving corporation, upon the terms and subject to the conditions set forth in this Merger Agreement, would be fair and in the best interests of their respective shareholders, and such Boards of Directors have approved such Merger, pursuant to which the shares of Common Stock of the Company (“Company Stock”) and the shares of Common Stock of Cirracor (“Cirracor Stock”) issued and outstanding immediately prior to the Effective Time of the Merger (as defined in Section 1.03), other than Dissenting Shares (as defined in Section 2.01(c)), will be converted into the number of shares of Common Stock of Public Company determined by application of the applicable Exchange Ratios (defined below).

B. Cirracor, the Cirracor Stockholder and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

C. For federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Merger Agreement, the parties agree as follows:

ARTICLE I

The Merger

1.01 The Merger. Upon the terms and subject to the conditions set forth in this Merger Agreement, and in accordance with the Delaware General Corporation Law and the Nevada General Corporation Law (each, a “Merger Statute” and, collectively, the “Merger Statutes”) which shall govern the merger contemplated hereby, the Company shall be merged with and into Cirracor at the Effective Time of the Merger. At the Effective Time of the Merger, the separate existence of the Company shall cease, and Cirracor shall continue as the surviving corporation (hereinafter sometimes referred to as the “Public Company”) under the name Panda Ethanol, Inc. and assume all liabilities of the Company.

1.02 Closing. Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. central time on the business day after satisfaction of the conditions set forth in Article VI (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article VI) (the “Closing Date”), at the offices of Haynes and Boone, LLP, 901 Main St., Suite 3100, Dallas, Texas 75202, unless another date, time or place is agreed to in writing by the parties hereto.

1.03 Effective Time of Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file articles of merger (the “Articles of Merger”) in the form attached hereto as Exhibit A, to which shall be attached the Amended and Restated Articles of Incorporation of Public Company, reflecting the name change to Panda Ethanol, Inc., in substantially the form included as the second page of Exhibit A, executed in accordance with the relevant provisions of the Nevada Merger Statute, and shall make all other filings or recordings required under the Merger Statutes. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of Nevada and the certificate of merger (the “Certificate of Merger”) is duly filed with the Secretary of State of Delaware, or at such other time as Cirracor and the Company shall agree should be specified in the Articles of Merger and the Certificate of Merger (the time the Merger becomes effective being the “Effective Time of the Merger”). Cirracor and the Company shall use reasonable efforts to have the Closing Date and the Effective Time of the Merger to be the same day.

1.04 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law and Nevada General Corporation Law.

1.05 Articles of Incorporation; Bylaws; Purposes.

(a) The Articles of Incorporation of the Public Company shall be the Amended and Restated Articles of Incorporation attached to the Articles of Merger until thereafter changed or amended as provided therein or by applicable law.

(b) The Bylaws of the Public Company shall be the Bylaws attached hereto as Exhibit B until thereafter changed or amended as provided therein or by applicable law.

(c) The purposes of the Public Company and the total number of its authorized capital stock shall be as set forth in its Articles of Incorporation until such time as such purposes and such number may be amended as provided in the Articles of Incorporation of the Public Company and by applicable law.

1.06 Directors. The directors of the Company at the Effective Time of the Merger shall be the directors of the Public Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.07 Officers. The officers of the Company at the Effective Time of the Merger shall be the officers of the Public Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the

Capital Stock of the Constituent Corporations

2.01 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders of shares of Company Stock or of Cirracor Stock:

(a) Stock of Cirracor. Provided that, immediately prior to the Effective Time of the Merger, Cirracor shall have effected a reverse stock split whereby each share of Cirracor Stock outstanding shall be converted into 0.340885 of a share of Cirracor Stock (the “Reverse Stock Split”), each share of Cirracor Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain one share of Public Company Stock (“Cirracor Exchange Ratio”) amounting in the aggregate to 1,200,000 shares, and all such shares taken together shall represent four percent (4%) of the issued and outstanding Public Company Stock. Certificates representing shares of Public Company Stock shall be issued in exchange for certificates representing that number of shares of Cirracor Stock as is determined by multiplying a share of Cirracor Stock by the Cirracor Exchange Ratio.

(b) Conversion of Company Stock. Except as otherwise provided herein, each issued and outstanding share of Company Stock shall be converted into one share of Public Company Stock (“Company Exchange Ratio”). Certificates representing shares of Public Company Stock shall be issued in exchange for certificates representing the number of shares of Company Stock, on a one-for-one basis.

(c) Dissenting Shares. Notwithstanding anything in this Merger Agreement to the contrary, shares of Company Stock or Cirracor Stock issued and outstanding immediately prior to the Effective Time of the Merger held by a holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with the Merger Statutes (“Dissenting Shares”) shall not be converted into a right to receive merger consideration unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If, after the Effective Time of the Merger, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time of the Merger into the right to receive merger consideration in accordance with this Section 2.01. The parties shall give prompt notice to Cirracor and the Company of any demands received by either party for appraisal of shares of Common Stock, and Cirracor and the Company shall have the right to participate in all negotiations and proceedings with respect to such demands. The parties shall not, except with the prior written consent of each other, make any payment with respect to, or settle or offer to settle, any such demands.

(d) Cancellation and Retirement of Company. As of the Effective Time of the Merger, all shares of Company Stock issued and outstanding immediately prior to the Effective Time of the Merger, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive certificates representing the applicable merger consideration to be issued in consideration therefore upon surrender of such certificates and the right of holders of Dissenting Shares to receive payment for their Dissenting Shares.

2.02 Exchange Ratio. The “Exchange Ratio” is defined as follows: The Exchange Ratio with respect to the Cirracor Stock is set forth in Section 2.01(a) and is referred to as the Cirracor Exchange Ratio. The Exchange Ratio with respect to the Company Stock is set forth in Section 2.01(b) and is referred to as the Company Exchange Ratio.

2.03 Pre-Merger Increase in Issued and Outstanding Shares of Company Capital Stock. Prior to the Closing, Cirracor agrees that the Company may issue and sell to institutional or accredited investors up to approximately $110,815,000 of Common Stock at a price of $8.83 per share. The parties also agree that, effective as of immediately after the Effective Time of the Merger and for a period of twenty-four (24) months thereafter, no more than fifteen percent (15%) of the shares outstanding as of the Effective Time of the Merger shall be reserved for grant or issuance under any stock option plans.

2.04 Surrender of Certificates.

(a) Exchange Agent. As of the Effective Time of the Merger, the Public Company shall deposit with such bank or trust company as may be designated by the Company and reasonably acceptable to Cirracor (the “Exchange Agent”), for the benefit of the holders of shares of Cirracor Stock and Company Stock, for exchange in accordance with this Section 2.04, through the Exchange Agent, Public Company Stock issuable pursuant to Section 2.01(a) and (b) in exchange for outstanding shares of Cirracor Stock and Company Stock. At the time of such deposit, the Public Company shall irrevocably instruct the Exchange Agent to deliver the Public Company Stock to Cirracor’s stockholders and Company’s stockholders after the Effective Time of the Merger in accordance with the procedures set forth in this Section 2.04, subject to Sections 2.04 (f) and (g).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of Cirracor Stock and Company Stock, a letter of transmittal, with instructions for use in surrendering the Cirracor Stock for Public Company Stock pursuant to the Cirracor Exchange Ratio and surrendering the Company Stock for Public Company Stock pursuant to the Company Exchange Ratio. Upon surrender of a certificate representing Cirracor Stock or Company Stock for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such certificate of Cirracor Stock or Company Stock shall be entitled to receive in exchange therefor that number of whole shares of Public Company Stock in accordance with the Cirracor Exchange Ratio or the Company Exchange Ratio, as applicable, and the certificate of Cirracor Stock or Company Stock so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Cirracor Stock or Company Stock that is not registered in the transfer records of Cirracor or the Company, a certificate evidencing the proper number of shares of Public Company may be issued in exchange therefor to a person other than the person in whose name the certificate so surrendered is registered if such certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Public Company Stock to a person other than the registered holder of such certificate or establish to the satisfaction of Public Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.04(b), each certificate of Cirracor Stock and Company Stock shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender Public Company Stock pursuant to the Cirracor Exchange Ratio or the Company Exchange Ratio, plus certain dividends or other distributions in accordance with Section 2.04(c).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Public Company Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate with respect to Cirracor Stock or Company Stock represented thereby, if any, and all such dividends and other distributions shall be paid by the Public Company to the Exchange Agent, until the surrender of such certificate in accordance herewith. Subject to the effect of applicable escheat or similar laws, following surrender of any such certificate there shall be paid to the holder of whole Public Company Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole Public Company Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Public Company Shares.

(d) No Further Ownership Rights. All certificates evidencing Public Company Stock issued (including any dividends or other distributions paid pursuant to Section 2.04(c)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Cirracor Stock or Company Stock, as applicable, formerly represented by such certificates. At the close of business on the day on which the Effective Time of the Merger occurs, the stock transfer books of Cirracor and the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Cirracor or the Company of the shares of Cirracor Stock or Company Stock, as applicable, that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, certificates of Cirracor Stock or Company Stock are presented to the Public Company or the Exchange Agent for transfer or any other reason, they shall be canceled and exchanged as provided herewith.

(e) Fractional Shares. No fractional shares of Public Company Stock shall be issued in the Merger. The aggregate merger consideration to be issued to the holder of a certificate previously evidencing Cirracor Stock or Company Stock shall be rounded up to the nearest whole share of Public Company Stock.

(f) Termination of Exchange of Shares. Any portion of the Cirracor Stock or Company Stock (and any dividends or distributions thereon) that remain undistributed to the holders of the certificates for six months after the Effective Time of the Merger shall be delivered to the Public Company, upon demand, and any holders of the certificates who have not theretofore complied with this Article II shall thereafter look only to the Public Company for, and, subject to Section 2.04(g), the Public Company shall remain liable for payment of their claim for Public Company Stock pursuant to the Cirracor Exchange Ratio or the Company Exchange Ratio, as applicable, certain dividends and other distributions in accordance with Section 2.05(c).

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.04, none of the Exchange Agent, the Public Company or any party to this Merger Agreement shall be liable to a holder of Cirracor Stock or Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Lost, Stolen or Destroyed Company Certificate. In the event any certificates of Cirracor Stock or Company Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit and indemnity of that fact by the holder thereof in a form that is reasonably acceptable to the Exchange Agent, the number of Public Company Stock as required pursuant to the Cirracor Exchange Ratio or the Company Exchange Ratio, as applicable; provided, however, that the Public Company may, in its reasonably commercial discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against the Public Company or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

ARTICLE III

Representations and Warranties

3.01 Representations and Warranties of the Company. Except as set forth in the disclosure schedule delivered to Cirracor and the Cirracor Stockholder by the Company at the time of the execution of this Merger Agreement (the “Company Disclosure Schedule”), or a certain schedule included in the Company Disclosure Schedule, as of the date of this Merger Agreement and as of the Closing Date, the Company represents and warrants to Cirracor and the Cirracor Stockholder as follows:

(a) Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect (as defined in Section 9.02) with respect to the Company. Panda Hereford Ethanol L.P. (“Panda Hereford”) is a Company Subsidiary and is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite partnership power and authority to carry on its business as now being conducted. Panda Hereford is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect (as defined in Section 9.02) with respect to the Company. Attached as Schedule 3.01(a) of the Company Disclosure Schedule are complete and correct copies of the Certificate of Incorporation and Bylaws of the Company.

(b) Subsidiaries. The only direct or indirect subsidiaries of the Company (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) are listed in Schedule 3.01(b) of the Company Disclosure Schedule. All the outstanding shares of capital stock of each such Company Subsidiary which is a corporation have been validly issued and are fully paid and nonassessable and, except as set forth in Schedule 3.01(b) of the Company Disclosure Schedule, all ownership interests in Company Subsidiaries are owned (of record and beneficially) by the Company, free and clear of all Liens. Except for the capital stock, limited liability company interests or partnership interests of the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

(c) Capital Structure. The authorized capital stock of the Company is as set forth in the Cap Table attached hereto as Exhibit C. Except as set forth in Exhibit C, as of the date hereof no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in Exhibit C, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company. Except as set forth on Schedule 3.01(c) of the Company Disclosure Schedule, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”) or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company.

(d) Authority; Noncontravention. The Company has the requisite corporate and other power and authority to enter into this Merger Agreement and to consummate the Merger. Subject to obtaining Company Stockholder Approval (as defined in Section 3.01(m)), the execution and delivery of this Merger Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Merger Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Merger Agreement do not, and the consummation of the transactions contemplated by this Merger Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) the Certificate of Incorporation or Bylaws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company, its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority, agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company in connection with the execution and delivery of this Merger Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Merger Agreement, for the filing of the Certificate of Merger with the Secretary of State of Delaware by the Company and the filing of the Articles of Merger with the Secretary of State of Nevada by Cirracor, and except where the failure to have such consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity would not have a material adverse effect on the Company.

(e) Absence of Certain Changes or Events. Except as set forth on Schedule 3.01(e) of the Company Disclosure Schedule, since December 31, 2005 with respect to Panda Hereford, there is not and has not been: (i) any material adverse change with respect to Panda Hereford; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Panda Hereford; (iii) any event which, if it had taken place following the execution of this Merger Agreement, would not have been permitted by Section 4.01 without prior consent of Cirracor; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Merger Agreement. The Company was formed on May 1, 2006.

(f) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the best of the Company’s knowledge, threatened against or affecting the Company or Panda Hereford that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to the Company or Panda Hereford or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Merger Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or Panda Hereford having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect.

(ii) Neither the Company nor Panda Hereford is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its the best of its knowledge, threatened, any of which could have a material adverse effect with respect to the Company or Panda Hereford.

(iii) The conduct of the business of the Company and Panda Hereford complies in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto that, individually or in the aggregate, are material to the conduct of the Company’s or Panda Hereford’s business, as applicable.

(g) Tax Returns and Tax Payments. Each of the Company and Panda Hereford have timely filed or timely filed an extension for all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and, to the best of the Company’s knowledge, has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of the Company or Panda Hereford or is being asserted against the Company or Panda Hereford, no audit of any Tax Return of the Company or Panda Hereford is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or Panda Hereford and is currently in effect. As used herein, “taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees,, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

(h) Environmental Matters. To its knowledge, except for noncompliance that would not reasonably be expected to have a material adverse effect on the Company or Panda Hereford, the Company and Panda Hereford are in compliance with all applicable Environmental Laws. “Environmental Laws” means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, and decrees relating to the protection of the public health, welfare, and environment including, without limitation, those relating to the storage, handling, and use of chemicals and other hazardous materials (including without limitation petroleum or any fraction thereof) or other materials regulated because of their effect or potential effect on human health and the environment, those relating to the Release, generation, processing, treatment, storage, transportation, investigation, removal, remediation or other management of waste materials of any kind, and those relating to the protection of environmentally sensitive areas. “Release” shall mean release, disposal, spilling, leaking, migration, pouring, emission, emptying, discharge, injection, escape, transmission, leaching, or dumping.

(i) Material Contracts. The Company has provided or made available to Cirracor copies of all material contracts, agreements, commitments, arrangements, leases, policies or other instruments to which it or Panda Hereford is a party or by which it or Panda Hereford is bound (“Material Contracts”) all of which are listed on Schedule 3.01(i) of the Company Disclosure Schedule. Neither the Company nor Panda Hereford is , nor have either of them received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and, to the best of the Company’s knowledge, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Merger Agreement, a Material Contract means any contract, agreement or commitment to which the Company is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring the Company to indemnify any person, (iii) granting exclusive rights to any party, or (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000 or more, including guarantees of such indebtedness.

(j) Properties. Each of the Company and Panda Hereford has good title to all the tangible properties and tangible assets reflected in the latest balance sheet of the Company or Panda Hereford as being owned by the Company or Panda Hereford or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business or Panda Hereford’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all liens.

(k) Patents and Trademarks. The Company and Panda Hereford have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses and which the failure to so have could have a material adverse effect (collectively, the “Intellectual Property Rights”). Neither the Company nor Panda Hereford has received notice (written or otherwise) that the Intellectual Property Rights used by the Company or Panda Hereford violates or infringes upon the rights of any person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the Intellectual Property Rights. The Company and Panda Hereford have taken reasonable security measures to protect the secrecy, confidentiality and value of all of the Intellectual Property Rights, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

(l) Board Recommendation. The Board of Directors of the Company has unanimously determined that the terms of the Merger are fair to and in the best interests of the stockholders of the Company and has recommended that the holders of the shares of Company Stock approve the Merger.

(m) Required Company Stockholder Approval. The affirmative vote or consent of a majority of the issued and outstanding shares of the Company Stock is the only vote or consent of the holders of any class of the Company’s securities necessary to approve the Merger (the “Company Stockholder Approval”).

3.02 Representations and Warranties of Cirracor and the Cirracor Stockholder. Cirracor and the Cirracor Stockholder solely as to its status as set forth in Section 3.02(a), its authority as set forth in Section 3.02(d) and its acquisition of Cirracor Stock as set forth in Section 3.02(u) but not as to any matter pertaining to Cirracor represent and warrant as of the date of this Merger Agreement and as of the Closing Date to the Company as follows:

(a) Organization, Standing and Corporate Power. Cirracor is duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to carry on its business as now being conducted. Cirracor is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Cirracor. Cirracor has delivered to the Company complete and correct copies of its Articles of Incorporation and Bylaws and such Articles of Incorporation (or other organization documents) and Bylaws of Cirracor are included in Schedule 3.02(a) of the disclosure statement delivered to the Company by Cirracor at the time of the execution of this Merger Agreement (the “Cirracor Disclosure Schedule”). The Cirracor Stockholder is duly organized, validly existing and in good standing under the laws of the State of Delaware as is applicable, and has the requisite corporate power and authority to carry on its business as now being conducted.

(b) Subsidiaries. The only direct or indirect subsidiaries of Cirracor (each, a “Cirracor Subsidiary” and, collectively, the “Cirracor Subsidiaries”) are listed in Schedule 3.02(b) of the Cirracor Disclosure Schedule. All the outstanding shares of capital stock of each such Cirracor Subsidiary which is a corporation have been validly issued and are fully paid and nonassessable and, except as set forth in Schedule 3.02(b) of the Cirracor Disclosure Schedule, are owned (of record and beneficially) by Cirracor, free and clear of all Liens. Except for the capital stock of its subsidiaries, all of which are corporations, Cirracor does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

(c) Capital Structure. As of the date hereof, the authorized capital stock of Cirracor consists of 50,000,000 shares of Cirracor Stock, $0.001 par value, of which 3,520,250 shares of Cirracor Stock are issued and outstanding. As of the date of this Merger Agreement, the Cirracor Stockholder owns (and at Closing will own at least) 2,500,000 shares of Cirracor Stock which are and, after giving effect to the Reverse Stock Split, at the Effective Time of the Merger will be free and clear of all liens, claims and encumbrances. As of the Effective Time of the Merger, the authorized capital stock of Cirracor Common Stock shall consist of 50,000,000 shares of Cirracor Stock, $0.001 par value, of which 1,200,000 shares of Cirracor Stock shall be issued and outstanding. No shares of Cirracor Stock are or shall be issuable upon the exercise of outstanding warrants, convertible notes and options, and no shares of Cirracor Stock are or shall be reserved for issuance pursuant to Cirracor stock plans or any other plan, contract or obligation. 5,000,000 shares of Cirracor Preferred Stock, $0.001 par value, are authorized, none of which is or shall be issued and outstanding. Except as set forth above, no shares of capital stock or other equity securities of Cirracor or shall be issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Cirracor are, and all shares which may be issued pursuant to this Merger Agreement shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except as set forth in Schedule 3.02(c) of the Cirracor Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Cirracor having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Cirracor may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Cirracor or any of its subsidiaries is a party or by which any of them is bound obligating Cirracor or any its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Cirracor or any of its subsidiaries or obligating Cirracor or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Cirracor or any of its subsidiaries or obligating Cirracor or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Cirracor or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Cirracor or any of its subsidiaries.

(d) Authority; Noncontravention. Cirracor and the Cirracor Stockholder have all requisite corporate authority to enter into this Merger Agreement and to consummate the transactions contemplated by this Merger Agreement. Subject to obtaining the Cirracor Stockholder Approval (as defined in Section 3.02(y) with regard to Cirracor, the execution and delivery of this Merger Agreement by Cirracor and the Cirracor Stockholder and the consummation by Cirracor and the Cirracor Stockholder of the transactions contemplated by this Merger Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Cirracor or the Cirracor Stockholder. This Merger Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Cirracor and Cirracor Stockholder, enforceable against Cirracor and Cirracor Stockholder, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Merger Agreement do not, and the consummation of the transactions contemplated by this Merger Agreement and compliance with the provisions of this Merger Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Cirracor or any of its subsidiaries or the Cirracor Stockholder under, (i) the Articles of Incorporation or bylaws of Cirracor or the comparable charter or organizational documents of any Cirracor Subsidiary or the Cirracor Stockholder, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Cirracor, any Cirracor Subsidiary, the Cirracor Stockholder or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Cirracor, any Cirracor Subsidiary, Cirracor Stockholder or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to Cirracor or the Cirracor Stockholder or could not prevent, hinder or materially delay the ability of Cirracor or the Cirracor Stockholder to consummate the transactions contemplated by this Merger Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Cirracor, any other Cirracor Subsidiary or the Cirracor Stockholder in connection with the execution and delivery of this Merger Agreement by Cirracor or the Cirracor Stockholder or the consummation by Cirracor or the Cirracor Stockholder of any of the transactions contemplated by this Merger Agreement, except for the filing of the Articles of Merger with the Secretary of State of Nevada by Cirracor and the filing of the Certificate of Merger with the Secretary of State of Delaware by the Company and such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the “blue sky” laws of various states and except where the failure to have such consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity would not have a material adverse effect on Cirracor or the Cirracor Stockholder.

(e) S.E.C. Documents; Undisclosed Liabilities. Except as set forth on Schedule 3.02(e) of the Cirracor Disclosure Schedule, Cirracor has timely filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the “S.E.C.”) and Cirracor has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the S.E.C. (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Cirracor S.E.C. Documents”). As of their respective dates, the Cirracor S.E.C. Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”), as the case may be, and the rules and regulations of the S.E.C. promulgated thereunder applicable to such Cirracor S.E.C. Documents, and none of the Cirracor S.E.C. Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the S.E.C. (a copy of which has been provided to the Company prior to the date of this Merger Agreement), none of the Cirracor S.E.C. Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Cirracor included in such Cirracor S.E.C. Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the S.E.C. with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-QSB of the S.E.C.) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Cirracor and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Cirracor’s independent accountants). Neither Cirracor nor any Cirracor Subsidiary has, and at the Effective Time of the Merger neither Cirracor nor any of such Cirracor Subsidiaries shall have, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, exceed $100,000, not including expenses incurred pursuant to Section 5.05 below.

(f) Absence of Certain Changes or Events. Except as disclosed in the Cirracor S.E.C. Documents, since September 30, 2005, Cirracor has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any material adverse change with respect to Cirracor; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Cirracor; (iii) any event which, if it had taken place following the execution of this Merger Agreement, would not have been permitted by Section 4.01 without the prior consent of the Company; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Cirracor to consummate the transactions contemplated by this Merger Agreement.

(g) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the best of Cirracor’s knowledge, threatened against or affecting Cirracor that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Cirracor or prevent, hinder or materially delay the ability of Cirracor to consummate the transactions contemplated by this Merger Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Cirracor having, or which, insofar as reasonably could be foreseen by Cirracor, in the future could have, any such effect.

(ii) Cirracor does not have any employees and is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its the best of its knowledge, threatened, any of which could have a material adverse effect with respect to Cirracor.

(iii) Cirracor is not, and previously has not been, in violation in any material respect of any material statute, law, regulation, ordinance, rule, judgment, order, decree or arbitration award applicable to Cirracor or its business, including applicable securities laws and regulations. Cirracor has not received notice of any noncompliance with the foregoing, nor is it aware of any claims or threatened claims in connection therewith. Cirracor has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the reports Cirracor has previously filed with the SEC.

(h) Benefit Plans. Cirracor is not a party to any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which Cirracor currently has an obligation to provide benefits to any current or former employee, officer or director of Cirracor.

(i) Certain Employee Payments; ERISA. Cirracor is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of Cirracor of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Merger Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered. Cirracor does not maintain or have any obligation to make contributions to, any employee benefit plan within the meaning of Section (e)(3) of the United States Employee Retirement Income Security Act of 1974, as amended or any other retirement, profit sharing, stock option, stock bonus or employee benefit plan.

(j) Tax Returns and Tax Payments. Except as set forth on Schedule 3.02(j) of the Cirracor Disclosure Schedule, Cirracor has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and, to the best of Cirracor’s knowledge, has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of Cirracor or is being asserted against Cirracor, no audit of any Tax Return of Cirracor is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Cirracor and is currently in effect.

(k) Environmental Matters. Without limiting the foregoing, Cirracor and any other person or entity for whose conduct Cirracor is legally held responsible are and have been in material compliance with all applicable Environmental Laws. Neither Cirracor nor any other person or entity for whose conduct Cirracor is legally responsible, has (i) received any notice, demand, request for information, or administrative or other inquiry relating to any alleged violation of an Environmental Law, any Release of any Hazardous Substance, or the institution of any suit, action, claim or proceeding alleging such violation or Release or investigation by any governmental authority or any third party of any such Release or alleged violation, (ii) manufactured, generated, treated, stored, handled, processed, Released, transported or disposed of any Hazardous Substance on, under, from or at any of Cirracor’s properties or any other properties, (iii) become aware or received notice of the Release or disposal of any Hazardous Substances on, under, to, from or at any of Cirracor’s properties or any other properties, (iv) become aware or received notice of any actual or potential material liability on the part of Cirracor relating to any Hazardous Substance at or arising from any of Cirracor’s operations, properties or any other properties owned or operated (either presently or in the past) by Cirracor or any other person for whose conduct Cirracor is legally responsible, or (v) become aware of or received notice of any actual or potential liability on the part of Cirracor for the costs of response to or remediation of hazardous substances at or arising from any properties owned or operated by Cirracor or any other person for whose conduct Cirracor is or may be held responsible. For purposes of this Merger Agreement, the term “Hazardous Substance” shall mean materials regulated because of their effect or potential effect on human health and the environment, and includes, without limitation, “hazardous substances” and “pollutants or contaminants”, as those terms are defined in any Environmental Law, petroleum, including any fraction thereof, “natural gas, natural liquids, liquefied natural gas, or synthetic gas usable for fuel,” any “solid waste,” or “hazardous waste” as those terms are used in any Environmental Law any toxic or hazardous materials or substances, asbestos, buried contaminants, chemicals, flammable explosives, or radioactive materials. No Environmental Law imposes any obligation upon Cirracor arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any governmental authority, the placement of any notice, acknowledgment, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree.

(l) Material Contracts. Cirracor does not have any Material Contracts to which it is a party or by which it is bound.

(m) Properties. Cirracor neither owns nor leases any real property or other tangible assets.

(n) Patents and Trademarks. Cirracor and the Cirracor Subsidiaries have, or have rights to use, all Intellectual Property Rights necessary or material for use in connection with their respective businesses and which the failure to so have could have a material adverse effect. Neither Cirracor nor any Cirracor Subsidiary has received notice (written or otherwise) that the Intellectual Property Rights used by Cirracor or any Cirracor Subsidiary violates or infringes upon the rights of any person. To the knowledge of Cirracor, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the Intellectual Property Rights. Cirracor and the Cirracor Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of the Intellectual Property Rights, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

(o) No Brokers. Cirracor has not employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Merger Agreement, or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders’ fees or commissions in connection with the transactions contemplated hereby.

(p) Listing and Maintenance. Cirracor has not received notice from the Over-the-Counter Bulletin Board to the effect that Cirracor is not in compliance with the listing maintenance requirements of such trading market. Cirracor is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(q) Board Recommendation. The Board of Directors of Cirracor has unanimously determined that the terms of the Merger are fair to and in the best interests of the stockholders of Cirracor and has recommended that the holders of the shares of Cirracor Stock approve the Merger.

(r) Financial Statements. Cirracor has delivered to the Company a true and complete copy of its audited financial statements for the fiscal years ended September 30, 2003, 2004 and 2005, and the unaudited financial statements for the interim period ending March 31, 2006 (the “Cirracor Financial Statements”). The Cirracor Financial Statements are complete, accurate and fairly present the financial condition of Cirracor as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein as of the dates thereof, subject to normal year-end adjustments as to unaudited interim periods. The Cirracor Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Cirracor as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

(s) Disclosure. Cirracor has (and at the Closing will have) disclosed in writing to the Company all events, conditions and facts materially affecting the business, financial conditions (including any liabilities, contingent or otherwise) or results of operations of Cirracor.

(t) Records. The financial records, minute books, and other documents and records of Cirracor have been delivered to the Company prior to the date hereof. The records and documents of Cirracor that have been delivered to the Company constitute all of the records and documents of Cirracor.

(u) Securities Laws. Cirracor has complied with all of the provisions relating to the issuance of shares, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuance. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. The Cirracor Stockholder complied with all of the provisions relating to the acquisition of Cirracor Stock under the Securities Act, other applicable securities law, and all applicable blue sky laws in connection with all of the Cirracor Stock acquired by it.

(v) Information Provided. All information regarding Cirracor which has been provided to the Company by Cirracor or set forth in any document or other communication, disseminated to any former, existing or potential stockholders of Cirracor or to the public or filed with the S.E.C. or any state securities regulators or authorities was true, complete, accurate in all material respects at the time it was provided, was not misleading, and was and is in full compliance with all securities laws and regulations.

(w) No Undisclosed Liabilities. There is no basis for any assertion against Cirracor of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes (including e-commerce sales or other taxes), interest, penalties and other charges payable with respect thereto except for up to a maximum of $100,000 of liabilities plus expenses incurred pursuant to Section 5.05 below. Neither the execution and delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from Cirracor to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Cirracor, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Cirracor, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(x) No Conflict with Company Business. No aspect of Cirracor’s past or present business, operations, or assets is of such a character as would restrict or otherwise hinder or impair Cirracor from carrying on the business of the Company as it is presently being conducted by the Company.

(y) Required Cirracor Stockholder Approvals. The affirmative vote or consent of a majority of the issued and outstanding shares of the Cirracor Stock is the only vote or consent required to approve the Reverse Stock Split and the Merger. (“Cirracor Stockholder Approval”).

(z) No Untrue Statement. No representation or warranty by Cirracor or Cirracor Stockholder contained in this Merger Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. There is no current or prior event or condition of any kind or character pertaining to Cirracor that may reasonably be expected to have a material adverse effect on Cirracor or the Company. Except as specifically indicated elsewhere in this Merger Agreement, all documents delivered by Cirracor in connection herewith have been and will be complete originals, or exact copies thereof.

ARTICLE IV

Covenants Relating to Conduct of Business Prior to Merger

4.01 Conduct of Company and Cirracor. From the date of this Merger Agreement and until the earlier of the Effective Time of the Merger, or until the prior termination of this Merger Agreement, the Company and Cirracor shall not, and the Cirracor Stockholder shall cause Cirracor not to, unless mutually agreed to in writing:

(a) engage in any transaction except for (i) transactions in the normal and ordinary course of business of the Company and the Company Subsidiaries, including the development and financing of current and future ethanol projects pursuant to the Company’s and its Subsidiaries’ ethanol project business, (ii) the sale by the Company of shares of its Common Stock as contemplated herein, (iii) the assumption of the approximately $99,600,000 term loan, the approximately $52,000,000 letter of credit and the approximately $5,000,000 working capital to be obtained in connection with the proposed project financing for Panda Hereford (the “Senior Secured Project Debt”) and $35,900,000 term loan obtained in connection with the proposed financing for Panda Hereford (the “Subordinated Project Debt”), subject to future adjustment and (iv) the Reverse Stock Split;

(b) except as set forth in Section 4.01(a), sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) except as set forth in Section 4.01(a), fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time of the Merger;

(d) except as set forth in Section 4.01(a), suffer or permit any material adverse change to occur with respect to the Company and Cirracor or their business or assets; or

(e) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by generally accepted accounting principles.

ARTICLE V

Additional Agreements

5.01 Stockholder Approval. Cirracor will, as soon as practicable following the execution of the Merger Agreement, call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of obtaining the Cirracor Stockholder Approval. As soon as practicable following the later of the Company providing Cirracor (i) the Company’s audited financial statements for use in the Proxy Statement (as defined below) or (ii) all reasonably necessary information regarding the Company as required for disclosure in the Proxy Statement, Cirracor shall file with the S.E.C. a preliminary and final definitive proxy statement (such preliminary and final definitive proxy statement, and any amendments or supplements thereto, collectively, the “Proxy Statement”) pursuant to Rule 14a-3 under the Exchange Act, and shall cause the Proxy Statement to be mailed to the holders of the Cirracor Stock. Cirracor agrees to provide the Company and its counsel with any written or oral comments Cirracor or its counsel may receive from the S.E.C. with respect to such Proxy Statement promptly after the receipt of such comments. Cirracor shall also provide the Company and its counsel a reasonable opportunity to review each of the filings relating to the Proxy Statement prior to its filing with the S.E.C. or dissemination to the holders of the Cirracor Stock and to participate, including by way of discussions with the S.E.C., in the response of Cirracor to such comments. The Board of Directors of Cirracor will take all lawful action to regarding such approval, including, without limitation, the timely mailing of the Proxy Statement. At the Stockholder Meeting, the Cirracor Stockholder will vote all of its Cirracor Stock in favor of the Reverse Stock Split, the Merger Agreement, the Merger and the transactions contemplated thereby. The Company will, as promptly as practicable following the availability of its audited financial statements, call, give notice of, convene and hold a meeting of its stockholders, or obtain the written consent of the holders of at least a majority of the outstanding Company Stock, for the purpose of obtaining the Company Stockholder Approval.

5.02 Access to Information; Confidentiality.

(a) Each of the Company and Cirracor shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to the other party and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Cirracor shall, and shall cause its officers, employees and representatives to, furnish promptly to the other party all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of the Company and Cirracor set forth herein and compliance by the Company and Cirracor of their obligations hereunder, during the period prior to the Effective Time of the Merger, Cirracor shall provide the Company and its representatives, and the Company shall provide Cirracor and its representatives, with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable such party to confirm the accuracy of the representations and warranties of the other party set forth herein and compliance by the Company and Cirracor with its obligations hereunder, and, during such period, Cirracor shall, and shall cause the Cirracor Subsidiaries, officers, employees and representatives to, furnish promptly to the Company upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, each of the Company, and Cirracor will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.

(b) No investigation pursuant to this Section 5.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

5.03 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Merger Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Merger Agreement. Cirracor and the Company will use their reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required to transfer the assets and related liabilities of the Company to the Public Company in the Merger, in connection with the transactions contemplated by this Merger Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. Cirracor and the Company shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Merger.

5.04 Public Announcements. Cirracor, the Cirracor Stockholder and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Merger Agreement, including making any SEC filing, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Merger Agreement shall be mutually agreed upon prior to the issuance thereof, including the initial Form 8-K to be filed announcing that the parties have entered into the Merger Agreement. Notwithstanding the foregoing, Company may disclose the contemplated Merger in letters, proxy materials, information statements, consents and other documents sent to the Company’s stockholders and Cirracor may disclose the contemplated Merger and related transactions in letters, proxy statements, information statements, consents and other documents sent to Cirracor’s stockholders. Cirracor and the Company acknowledge that the Public Company must file with the S.E.C., within four business days after the Closing Date, a Current Report on Form 8-K describing the Merger and other information required by the S.E.C. to be included in such report (the “8-K”). Prior to the Closing Date, Cirracor, the Cirracor Stockholder and the Company will cooperate with each other in preparing the 8-K and any amendments thereto, commonly called the Super 8-K.

5.05 Payments; Expenses. All costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, Cirracor shall not incur costs and expenses through the Closing Date in excess of $125,000.

5.06 Directorships. Upon the Effective Time of the Merger, the Board of Directors of the Public Company shall consist of the directors of the Company immediately prior to the Merger, who each shall be designated to serve until his or her respective successor is duly elected and qualified or until he or she resigns, dies or is removed.

5.07 No Solicitation. Except as set forth in Section 2.03, during the term of this Merger Agreement none of the Company, Cirracor and the Cirracor Stockholder shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate, execute or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving the Company or Cirracor (other than the transaction contemplated by this Merger Agreement) or any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Merger or which would or could be expected to dilute the benefits to the Company of the transactions contemplated hereby. The Company, Cirracor and the Cirracor Stockholder will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

ARTICLE VI

Conditions Precedent

6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval and the Cirracor Stockholder Approval shall have been obtained.

(b) OTCBB Clearance. The shares of Public Company Stock shall have been cleared for quotation on the Over-the-Counter Bulletin Board.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(d) No Dissent. Holders of no more than five percent (5%) of the issued and outstanding shares of the Company’s Common Stock shall have asserted their appraisal rights with respect to the Merger.

(e) Equity Financing and Debt Issuance. The Company shall have closed the planned sale of its Common Stock to institutional or accredited investors with gross proceeds therefrom of not less than approximately $110,815,000 and have assumed the Senior Secured Project Debt and the Subordinated Project Debt.

(f) Reverse Stock Split. The Reverse Stock Split shall have been approved at the Stockholder Meeting and effected by all applicable filings pursuant to the Nevada General Corporation Law.

6.02 Conditions to Obligations of Cirracor. The obligations of Cirracor to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Merger Agreement shall be true and correct in all material respects, in each case as of the date of this Merger Agreement and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties which speak of an earlier date which shall be true and correct as of such date. Cirracor shall have received a certificate signed on behalf of the Company by the president of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Merger Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to the Company or adversely affect the ability of the Company to consummate the transactions herein contemplated or perform its obligations hereunder), and Cirracor shall have received a certificate signed on behalf of the Company by the president of the Company to such effect.

(c) Consents, etc. Cirracor shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Merger Agreement or seeking to obtain from Cirracor or any Cirracor Subsidiary any damages that are material in relation to Cirracor and the Cirracor Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, any Company Subsidiary, Cirracor or any Cirracor Subsidiary of any material portion of the business or assets of the Company, any Company Subsidiary, Cirracor or any Cirracor Subsidiary, or to dispose of or hold separate any material portion of the business or assets of the Company, any Company

Subsidiary, Cirracor or any Cirracor Subsidiary, as a result of the Merger or any of the other transactions contemplated by this Merger Agreement, (iii) seeking to prohibit the Company or any Company Subsidiary from effectively controlling in any material respect the business or operations of the Company, or (iv) that could reasonably be expected to result in criminal or material uninsured or unindemnifiable personal liability on the part of one or more directors of Cirracor.

(e) Filing of Certificate of Merger. The Company shall have filed in the office of the Secretary of State of Delaware or other office of each jurisdiction in which such filings are required, all applications, certificates and other documents, and pay all fees, as shall be necessary for the Merger to become effective, including the Certificate of Merger.

(f) Registration Rights Agreement. The Registration Rights Agreement in substantially the form attached hereto as Exhibit D shall have been executed by the Public Company regarding the shares of Public Company Stock acquired in the Merger by the Cirracor Stockholder.

6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Cirracor and the Cirracor Stockholders set forth in this Merger Agreement shall be true and correct in all material respects, in each case as of the date of this Merger Agreement and as of the Closing Date as though made on, and as of, the Closing Date, except for those representations and warranties which speak of an earlier date which shall be true and correct as of such date. The Company shall have received a certificate signed on behalf of Cirracor by the president of Cirracor and the Cirracor Stockholder to such effect.

(b) Performance of Obligations of Cirracor. Cirracor and the Cirracor Stockholder shall have performed the obligations required to be performed by them under this Merger Agreement at, or prior to, the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to Cirracor or adversely affect the ability of Cirracor to consummate the transactions herein contemplated or perform its obligations hereunder), and the Company shall have received a certificate signed on behalf of Cirracor by the president of Cirracor and the Cirracor Stockholder to such effect.

(c) No Litigation. There shall not be pending or threatened by any Governmental Entity or any other person any suit, action or proceeding, (i) which could reasonably be expected, if adversely determined, to result in liability on the part of one or more directors of the Company, (ii) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Merger Agreement, (iii) seeking to prohibit or limit the ownership or operation by the Company, any Company Subsidiary, Cirracor or any Cirracor Subsidiary, or to dispose of or hold separate any material portion of the business or assets of the Company, any Company Subsidiary, Cirracor or of any Cirracor Subsidiary, as a result of the Merger, (iv) seeking to prohibit the Company or any Company Subsidiary from effectively controlling in any material respect the business or operations of the Company or (v) that could reasonably be expected to result in criminal or material uninsured or unindemnifiable personal liability on the part of one or more directors of the Company.

(d) Consents, etc. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby, or to conduct the business of the Public Company after the Merger, have been obtained.

(e) Filing of Articles of Merger. Cirracor shall have filed in the office of the Secretary of State of Nevada or other office of each jurisdiction in which such filings are required, all applications, certificates and other documents, and pay all fees, as shall be necessary for the Merger to become effective, including the Articles of Merger.

(f) No Dissent. Holders of no more than five percent (5%) of the shares of issued and outstanding capital stock of Cirracor shall have asserted their dissenters or appraisal rights with respect to the Merger.

(g) Pledge Agreement. The Pledge Agreement, in substantially the form attached hereto as Exhibit E (the “Pledge Agreement”), shall have been executed by the Cirracor Stockholder and the Collateral Agent (as defined below) pursuant to which the Cirracor Stockholder shall have pledged the Pledged Shares (as defined below) to the Public Company and shall have deposited with the Collateral Agent the Pledged Shares and the Pledged Shares shall have been deposited with the Collateral Agent.

(h) Legal Opinion. The Company shall have received a legal opinion from Cirracor’s securities counsel, Karin Carter, Esq., in a form reasonably acceptable to the Company dated the Closing Date providing legal opinions regarding issues, including, but not limited to the following: (i) the organization and good standing of Cirracor and the Cirracor Subsidiaries, (ii) the authority of Cirracor to enter into and perform its obligations under this Agreement, (iii) the enforceability of the Merger Agreement and the documents related thereto, (iv) the lack of conflict, violation of law or filings resulting from Cirracor entering into or performing its obligations under the Agreement, (v) Cirracor’s capital stock, including due authorization, valid issuance, fully paid and non-assessable regarding the outstanding shares of Cirracor Stock and (vi) the lack of litigation against Cirracor.

(i) Releases. All the concerned officers, directors and employees of Cirracor, including, but not limited to, Sean Connelly and Reed Fisher, but excluding Neilan Vancas, shall have provided Cirracor with releases (each, a “Release” and collectively, the “Releases”) in substantially the form attached hereto as Exhibit F-1. Cirracor shall use its reasonable best efforts to cause Charles McBride to provide it with a Release. Ryan Neely and Christopher V. Radomski shall have provided Cirracor with releases in substantially the form attached hereto as Exhibit F-2.

ARTICLE VII

Termination, Amendment and Waiver

7.01 Termination. This Merger Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

(a) by mutual written consent of Cirracor and the Company;

(b) by either Cirracor or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by Cirracor, if the Merger shall not have been consummated on or before December 31, 2006; provided that such failure has not occurred as a proximate result of the failure of Cirracor to perform its obligations under this Merger Agreement required to be performed at, or prior to, the Effective Time of the Merger, in which event Cirracor may not terminate this Merger Agreement pursuant to this provision for a period of 10 days following its cure of such failure; provided, further, that if the Company requests an extension of the Closing after this date and Cirracor consents in writing, then Cirracor may not terminate this Merger Agreement under this provision until the expiration of such extension period;

(d) by the Company, if (i) the Proxy Statement shall not have been cleared by the SEC on or before the 90th day after the later of the Company providing Cirracor (x) the Company’s audited financial statements for use in the Proxy Statement or (y) all reasonably necessary information regarding the Company as required for disclosure in the Proxy Statement or (ii) the Merger has not been consummated within 30 days after the SEC clears the Proxy Statement ; provided that such failure has not occurred as a proximate result of the failure of the Company to perform its obligations under this Merger Agreement required to be performed at, or prior to, the Effective Time of the Merger, in which event the Company may not terminate this Merger Agreement pursuant to this provision for a period of 10 days following its cure of such failure; provided, further, that if Cirracor requests an extension of the Closing after this date and the Company consents in writing, then the Company may not terminate this Merger Agreement under this provision until the expiration of such extension period;

(e) by Cirracor, if a material adverse change shall have occurred relative to the Company, which change constitutes a material breach and is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Cirracor to the Company;

(f) by Cirracor, if the Company willfully fails to perform in any material respect any of its material obligations under this Merger Agreement, which constitutes a material breach and is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Cirracor to the Company;

(g) by the Company, if a material adverse change shall have occurred relative to Cirracor or the Cirracor Stockholder, which change constitutes a material breach and is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to Cirracor;

(h) by the Company, if Cirracor or the Cirracor Stockholder willfully fails to perform in any material respect any of their respective material obligations under this Merger Agreement, which constitutes a material breach and is not curable, or if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to Cirracor or the Cirracor Stockholder;

(i) by Cirracor, if the Company has a stockholder meeting to obtain the Company Stockholder Approval and such Company Stockholder Approval is not obtained, including at any adjournment of the stockholder meeting.

(j) by the Company, if the Cirracor Stockholder Approval is not obtained at the Stockholder Meeting, including at any adjournment of the Stockholder Meeting.

7.02 Effect of Termination. In the event of termination of this Merger Agreement by either the Company or Cirracor provided in Section 7.01, this Merger Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Cirracor, the Cirracor Stockholder or the Company, other than the provisions of the last sentence of Section 5.02(a), Section 5.04, Section 5.05 and this Section 7.02. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Merger Agreement.

7.03 Amendment. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Such amendment or amendments may be made with the approval of the Board of Directors of the Company, Cirracor and the Cirracor Stockholder and without the further approval of the stockholders of either the Company or Cirracor so long as such change does not amend the terms of the Merger Agreement to the material detriment of such stockholders, respectively.

7.04 Extension; Waiver. Subject to Sections 7.01(c) and (d), at any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Merger Agreement or in any document delivered pursuant to this Merger Agreement, (c) waive compliance with any of the agreements of the other party contained in this Merger Agreement, or (d) waive any of the conditions contained in this Merger Agreement to the performance of the waiving party’s obligations hereunder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Merger Agreement to assert any of its rights under this Merger Agreement or otherwise shall not constitute a waiver of such rights.

7.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Merger Agreement pursuant to Section 7.01, an amendment of this Merger Agreement pursuant to Section 7.03 or an extension or waiver of this Merger Agreement pursuant to Section 7.04 shall, in order to be effective, require in the case of Cirracor or the Company, the approval thereof by action of not less than a majority of the members then in office of its Board of Directors.

7.06 Return of Documents. In the event of termination of this Merger Agreement for any reason, Cirracor, the Cirracor Stockholder and Company will return to the other party all of the other party’s documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Merger Agreement, whether obtained before or after execution of this Merger Agreement. Cirracor, the Cirracor Stockholder or Company will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party’s information kept confidential.

ARTICLE VIII

Indemnification and Related Matters

8.01 Survival of Representations and Warranties. The representations and warranties in this Merger Agreement or in any instrument delivered pursuant to this Merger Agreement shall survive for a period of two years after the Effective Time of the Merger. Any representation or warranty that would otherwise terminate in accordance with this Section 8.01 will continue to survive if written notice of a claim shall be given under this Article VIII on or prior to the second anniversary of the Effective Time of the Merger until the related claim for indemnification shall have been satisfied or otherwise resolved as provided in this Article VIII.

8.02 Indemnification.

(a) Each of the Company and the Public Company, as the surviving corporation in the Merger, hereby agrees to indemnify and hold harmless Cirracor and the Cirracor Stockholder (in the aggregate, in proportion to Cirracor Stockholder's ownership of the capital stock of Cirracor, on a fully diluted basis) and each of their affiliates and their respective fiduciaries, directors, officers, controlling persons, representatives and agents against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses and costs of investigation) (a “Loss”) arising, directly or indirectly, out of or in connection with (i) any material breach of any representation or warranty of the Company contained in this Merger Agreement, or (ii) any breach of any covenant or agreement of the Company contained in this Merger Agreement.

(b) Cirracor (solely prior to the Effective Time of the Merger) and the Cirracor Stockholder (both prior to and after the Effective Time of the Merger) hereby jointly and severally agree to indemnify and hold harmless the Company and the Public Company, as the surviving corporation in the Merger, and each of their affiliates and their respective fiduciaries, directors, officers, controlling persons, representatives and agents against and hold them harmless from any Loss arising, directly or indirectly, out of or in connection with (i) any material breach of any representation or warranty of Cirracor or the Cirracor Stockholder contained in this Merger Agreement, (ii) any breach of any covenant or agreement of Cirracor or the Cirracor Stockholder contained in this Merger Agreement, (iii) any liabilities of (x) Cirracor in excess of the $100,000 cap described in Sections 3.02(e) and 3.02(w) plus the costs and expenses set forth in Section 5.05 with a $125,000 cap occurring or accruing prior to the Effective Time of the Merger, including but not limited to any securities law violations or (y) the Cirracor Stockholder occurring or accruing at anytime; or (iv) any claim by any Cirracor stockholder related to any acquisition of shares of Cirracor Stock by the Cirracor Stockholder. The sole recourse of the Company and the Public Company shall have against the Cirracor Stockholder for any such Loss shall be to the Pledged Shares, unless the Loss arises, directly or indirectly, out of or in connection with any breach of a representation or warranty that was knowing, intentional, grossly negligent or reckless (each, a "Significant Breach"), in which event the Company’s and the Public Company’s recourse against the Cirracor Stockholder shall not be limited to the Pledged Shares. Instead, with respect to any Loss resulting from a Significant Breach that cannot be fully satisfied by recourse to all of the Pledge Shares, then in addition to all of the Pledged Shares, such indemnity shall continue against the Cirracor Stockholder responsible.

(c) In furtherance of the foregoing, at the Effective Time of the Merger, the Cirracor Stockholder shall pledge or cause to be pledged to the Public Company an aggregate of at least 700,000 shares of Public Company Stock and such Pledged Shares shall be deposited with an independent collateral agent to secure the indemnification obligations of the Cirracor Stockholder under this Article VIII. Such Pledged Shares will be governed by the terms of the Pledge Agreement with an independent collateral agent selected by the Public Company and reasonably acceptable to the Cirracor Stockholder (the “Collateral Agent”). The Cirracor Stockholder by virtue of the approval of this Merger Agreement, (i) consents to, and will cause and authorize the Public Company on its behalf to, deposit the Pledged Shares with the collateral agent, and (ii) agrees to be bound by the indemnification provisions of this Article VIII.

(d) In the event any indemnified party (an “Indemnified Party”) should have a claim against an indemnifying party (an “Indemnifying Party”) pursuant to this Article VIII, the Indemnified Party shall notify the Indemnifying Party of a claim promptly (and in any event within ten (10) Business Days after receiving any written notice from a third party) following the Indemnified Party becoming aware of the same (the “Indemnification Notice”). The failure by an Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article VIII, except to the extent that the Indemnifying Party has been materially prejudiced by such failure. If the Indemnifying Party does not deliver a written notice of its objection to all or any part of such claim or demand to the Indemnified Party within ten (10) Business Days of its receipt of the Indemnification Notice (such lack of notice being a deemed “Indemnification Acceptance”), then the Indemnifying Party shall be deemed to have accepted such claim or demand and shall promptly pay or cause to be paid the amount claimed or demanded by the Indemnified Party. If there is not an Indemnification Acceptance by the Indemnifying Party, the Indemnified Party may initiate arbitration pursuant to the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”), which arbitration shall be held in Dallas, Texas.

When the Indemnified Party initiates arbitration, it shall select one arbitrator who shall be a practicing, licensed Texas attorney, judge or former judge and provide notice of such arbitrator to the Indemnifying Party and the AAA. Within fifteen (15) days after receipt of such demand, the Indemnifying Party shall name its arbitrator who shall be a practicing, licensed Texas attorney, judge or former judge. If the Indemnifying Party fails or refuses to name a second arbitrator, the AAA shall name a second arbitrator. The two arbitrators shall, within fifteen (15) days of the designation of the second arbitrator select an impartial third arbitrator who shall be a practicing, licensed Texas attorney, judge or former judge; provided, however, if the two arbitrators are not able to agree on a third arbitrator with such fifteen (15) day period, either party may request the AAA to select an impartial third arbitrator who shall be a practicing, licensed attorney, judge or former judge. All other matters relating to the arbitration shall be governed by the Rules. Whichever party does not prevail at the arbitration shall pay all costs for the arbitration, including, but not limited to, the reasonable fees and expenses of the prevailing party, including reasonable attorney’s fees. The final arbitration decision shall be issued within 150 days of the date arbitration was initiated. Arbitration is the sole dispute resolution mechanism for an indemnification disputes, and all arbitration awards are final and may be enforced in any state or federal court in Dallas County, Texas. Any claim by the Indemnified Party for which there is an Indemnification Acceptance or a final arbitration decision declaring that the Indemnifying Party should provide indemnification to the Indemnified Party is referred to herein as an “Indemnifiable Claim.” With respect to an Indemnifiable Claim, the Public Company shall not authorize the Collateral Agent to exercise the remedies set forth in the Pledge Agreement until at least 30 days from the date the claim is an Indemnifiable Claim (the “30 Day Cure Period”). During such period, the Cirracor Stockholder may satisfy the Indemnifiable Claim by wire transfer or bank check of sufficient funds and obtain a release by the Collateral Agent of a portion of the Pledged Shares with the number of such Pledged Shares being released being based on the current valuation as follows: (i) if the Public Company Stock is listed for trading on a national securities exchange or is quoted on the Nasdaq National Market or the Nasdaq SmallCap Market, then the current value per share shall be the average closing price of a Public Company Share over a 30 day period immediately preceding the date the final amount of the Indemnifiable Claim is determined; (ii) if the Public Company Stock is quoted on the over the counter market, then the current value per share shall be the average of the closing bid price and asked price over a 30 day period immediately preceding the date the final amount of the Indemnifiable Claim is determined; and (iii) otherwise the fair market value of a Public Company Share as determined in good faith by the Board of Directors of the Public Company and provided to the Collateral Agent.

(e) To the extent the proceeds of sale pursuant to the Pledge Agreement are not sufficient to satisfy its indemnification obligations hereunder, the Cirracor Stockholder shall not be obligated for any remaining amounts except as set forth in Section 8.02(b) above with respect to a Significant Breach, in which event the Cirracor Stockholder shall promptly pay any remaining amounts owed by wire transfer or bank check.

(f) The Pledge Agreement shall provide that (i) unless on or prior to the one year anniversary of the Effective Time of the Merger, the Public Company provides an Indemnification Notice to the Cirracor Stockholder and the Collateral Agent regarding a claim (i) for which the Indemnifying Party has provided an Indemnification Acceptance or (ii) that the

Indemnifying Party has not provided an Indemnification Acceptance and the Indemnified Party has initiated the arbitration process described in Section 8.02(d) to have such claim declared an Indemnifiable Claim, then 50% of the Pledged Shares shall be released by the Collateral Agent to the Cirracor Stockholder without the need of any consent thereto by the Public Company and (ii) unless on or prior to the two year anniversary of the Effective Time of the Merger, (x) the Public Company provides an Indemnification Notice to the Cirracor Stockholder and the Collateral Agent regarding a claim (i) for which the Indemnifying Party has provided an Indemnification Acceptance or (ii) that the Indemnifying Party has not provided an Indemnification Acceptance and the Indemnified Party has initiated the arbitration process described in Section 8.02(d) to have such claim declared an Indemnifiable Claim and/or (y) there are claims still outstanding for which an Indemnification Notice was previously provided that were either accepted by the Indemnifying Party pursuant to an Indemnification Acceptance or the Indemnified Party has initiated the arbitration process described in Section 8.02(d), the remaining Pledged Shares shall be released by the Collateral Agent to the Cirracor Stockholder without the need of any consent thereto by the Public Company. The customary fees and expenses of the Collateral Agent shall be shared equally by the Public Company and the Cirracor Stockholder as set forth in the Pledge Agreement.

8.03 Third Party Claims.

(a) With regard to claims by third parties, in the event any Indemnifying Party notifies the Indemnified Party within ten (10) Business Days after receiving the Indemnification Notice that the Indemnifying Party is assuming the defense thereof: (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice (and at its expense) reasonably satisfactory to the Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest); (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party which consent shall not be unreasonably withheld; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, and, in a settlement or compromise which does not involve only the payment of money by the Indemnifying Party, without the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld.

(b) With regard to claims by third parties, in the event the Indemnifying Party does not notify the Indemnified Party within ten (10) Business Days after the Indemnified Party has received an Indemnification Notice that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party shall have the right, subject to the provisions of this Article VIII, to undertake the defense, compromise or settlement of such claim for the account of the Indemnifying Party. Unless and until the Indemnifying Party assumes the defense of any claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Indemnified Party shall agree in writing prior to any such advance that, in the event it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Article IX.

(d) In the event that the Indemnifying Party undertakes the defense of any claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

ARTICLE IX

General Provisions

9.01 Notices. All notices, requests, claims, demands and other communications under this Merger Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Cirracor, to:

    Cirracor, Inc.

    3375 Toopal Dr, Suite 101

    Oceanside, CA 92054

(b)	if to Cirracor Stockholder, to:

    Grove Panda Investments, LLC

    333 S. Beverly Dr. #208

    Beverly Hills, CA 90212

    Attn: Peter Geddes

(c)	if to the Company, to:

    Panda Ethanol, Inc.

    4100 Spring Valley, Suite 1001

    Dallas, TX 75244

    Facsimile: (972) 455-3890

    Attn: General Counsel

(d)	if to the Public Company after the Effective Time of the Merger, to:

    Panda Ethanol, Inc.

    4100 Spring Valley, Suite 1001

    Dallas, TX 75244

    Facsimile: (972) 455-3890

    Attn: General Counsel

9.02 Definitions. For purposes of this Merger Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “material adverse change” or “material adverse effect” means, when used in connection with the Company or Cirracor, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of Cirracor to the consummation of the Merger);

(c) “person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

(d) a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

9.03 Interpretation. When a reference is made in this Merger Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Merger Agreement unless otherwise indicated. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement. Whenever the words “include”, “includes” or “including” are used in this Merger Agreement, they shall be deemed to be followed by the words “without limitation”.

9.04 Entire Agreement; No Third-Party Beneficiaries. This Merger Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Merger Agreement. This Merger Agreement is not intended to confer upon any person other than the parties any rights or remedies.

9.05 Governing Law. This Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.06 Assignment. Neither this Merger Agreement nor any of the rights, interests or obligations under this Merger Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Merger Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.07 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions of this Merger Agreement in any court of the United States located in the State of Texas, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of Texas in the event any dispute arises out of this Merger Agreement or any of the transactions contemplated by this Merger Agreement to the extent such courts would have subject matter jurisdiction with respect to such dispute, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Merger Agreement or any of the transactions contemplated by this Merger Agreement in any state court other than such court.

9.08 Severability. Whenever possible, each provision or portion of any provision of this Merger Agreement will be interpreted in such manner as to be effective and valid under applicable law but, if any provision or portion of any provision of this Merger Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Merger Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.09 Counterparts. This Merger Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Merger Agreement as of the date first above written.

CIRRACOR, INC.

By:	/s/ Reed Fisher
Name:	Reed Fisher
Title:	President

GROVE PANDA INVESTMENTS, LLC

By:	/s/ Peter Geddes
Name:	Peter Geddes
Title:	Manager

PANDA ETHANOL, INC.

By:	/s/ Carter Cheek
Name:	Carter Cheek
Title:	Vice President Finance

FIRST AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the “Amendment”) made this 7th day of June, 2006 by and among Cirracor, Inc., a Nevada corporation (“Cirracor”), Panda Ethanol, Inc., a Delaware corporation (the “Company”), and Grove Panda Investments, LLC, a Delaware limited liability company (“Cirracor Stockholder”)

Recitals:

A. The parties hereto previously entered into the Agreement and Plan of Merger dated May 18, 2006 (the “Merger Agreement”); and

B. The parties hereto desire to amend the Merger Agreement expressly as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and all other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 2.03 is hereby amended by striking said section and substituting in lieu thereof the following:

2.03 Pre-Merger Increase in Issued and Outstanding Shares of Company Capital Stock. Prior to the Closing, Cirracor agrees that the Company may issue and sell to institutional or accredited investors up to approximately $90,000,000 of Common Stock at a price of $6.01 per share. The parties also agree that, effective as of immediately after the Effective Time of the Merger and for a period of twenty-four (24) months thereafter, no more than ten percent (10%) of the shares outstanding on a fully-diluted basis as of the Effective Time of the Merger shall be reserved for grant or issuance under any stock option plans.

2. Section 6.01(e) is hereby amended by striking said section and substituting in lieu thereof the following:

(e) Equity Financing and Debt Issuance. The Company shall have closed the planned sale of its Common Stock to institutional or accredited investors with gross proceeds therefrom of not less than approximately $90,000,000 and have assumed the Senior Secured Project Debt and the Subordinated Project Debt.

3. Exhibit C is hereby amended by striking said exhibit and substituting in lieu thereof the new Exhibit C attached hereto as Appendix 1.

4. The Company Disclosure Schedule is hereby amended and restated by replacing and substituting the Amended and Restated Company Disclosure Schedule attached hereto as Appendix 2 for the Company Disclosure Schedule and the Amended and Restated Company Disclosure Schedule is hereby deemed to be the “Company Disclosure Schedule” as defined in the Merger Agreement.

5. The parties hereby confirm that, except to the extent specifically amended hereby, the provisions of the Merger Agreement shall remain unmodified and the Merger Agreement as so amended is hereby confirmed as being in full force and effect.

******

Remainder of page intentionally left blank.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Agreement and Plan of Merger to be executed by the undersigned as of this 7th day of June, 2006.

CIRRACOR, INC.,
a Nevada corporation

By:	/s/ Reed Fisher
Name:	Reed Fisher
Title:	President and Director

PANDA ETHANOL, INC., a Delaware corporation

By:	/s/ Michael Trentel
Name:	Michael Trentel
Title:	Chief Financial Officer

GROVE PANDA INVESTMENTS, LLC

By:	/s/ Peter Geddes
Name:	Peter Geddes
Title:	Manager

ANNEX B

Nevada Dissenters’ Rights Statute

Rights of Dissenting Owners

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(Added to NRS by 1995, 2087)

NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

(Added to NRS by 1995, 2087)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189)

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1) Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:

(I) The surviving or acquiring entity; or

(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or

(2) A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

(Added to NRS by 1995, 2088)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

(Added to NRS by 1995, 2089)

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2. If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730)

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.

2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

(Added to NRS by 1995, 2089; 1999, 1631)

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. If a proposed corporate action creating dissenters’ rights is authorized at a stockholders’ meeting, the subject corporation shall deliver a written dissenter’s notice to all stockholders who satisfied the requirements to assert those rights.

2. The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089)

NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

1. A stockholder to whom a dissenter’s notice is sent must:

(a) Demand payment;

(b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189)

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2. The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

(Added to NRS by 1995, 2090)

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation’s registered office is located; or

(b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e) A copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2090)

NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter’s notice.

1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.

(Added to NRS by 1995, 2091)

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

(Added to NRS by 1995, 2091)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091)

NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115. (Added to NRS by 1995, 2092).

ANNEX C

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CIRRACOR, INC.

FIRST. The name of this corporation is Panda Ethanol, Inc. (the “Corporation”).

SECOND. The address of this Corporation’s registered office in the State of Nevada is The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511. The name of its resident agent at such address is CT Corporation.

THIRD. The purpose of this Corporation is to engage in any lawful act or activity for which Corporations may be organized pursuant to the General Corporation Law of the State of Nevada.

FOURTH. The total number of shares of capital stock which this Corporation shall have authority to issue is three hundred fifty million (350,000,000) with a par value of $.001 per share amounting to $350,000.00. Two hundred fifty million (250,000,000) of those shares are Common Stock and one hundred million (100,000,000) of those shares are Preferred Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this Corporation is sought. The holders of shares of Preferred Stock shall have no right to vote such shares, except as determined by the Board of Directors.

FIFTH. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designations, voting powers, preferences, limitations and relative rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

SIXTH. Subject to the provisions of law and the rights of the holders of any class or series of stock having a preference as to dividends over the Common Stock then outstanding, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors shall determine. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of any class or series of stock having a preference over the Common Stock then outstanding have been distributed or set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

SEVENTH. Except as otherwise provided in Nevada Revised Statutes 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, no director or officer of this Corporation shall be individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. If the Nevada General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Nevada General Corporation Law. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation of the personal liability of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH. The Corporation shall indemnify any person who was or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Nevada General Corporation Law, as the same exists or may hereafter be amended; provided, however, that except as provided in this Article Eighth with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

C-1

Such rights shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Eighth is in effect. Any repeal or amendment of this Article Eighth shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Eighth. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Nevada General Corporation Law.

If a claim for indemnification hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Nevada General Corporation Law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including the board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification by the Corporation is not permissible.

In the event of the death of any person having rights of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

NINTH. Capital stock issued by this Corporation after the amount of the subscription price or par value therefor has been paid in full shall not be subject to pay debts of this Corporation, and no capital stock issued by this Corporation and for which payment has been made shall ever be assessable or assessed.

TENTH. Currently, there are five directors. In the future, the number of directors constituting the board of directors shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

ELEVENTH. The period of existence of this Corporation shall be perpetual.

TWELFTH. All of the powers of this Corporation, insofar as the same may be lawfully vested by these Articles of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this Corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time bylaws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal bylaws made by the Board of Directors.

C-2

CIRRACOR, INC.

SPECIAL MEETING OF STOCKHOLDERS

                         , 2006

         [a.m.][p.m.] Newport Beach, California Time

M2 Law Professional Corporation

500 Newport Center Drive, Suite 800

Newport Beach, CA 92660

CIRRACOR, INC.

3375 Toopal Drive, Suite 101

Oceanside, California 92054

Proxy

The undersigned acknowledge(s) receipt of the Proxy Statement of Cirracor, Inc. relating to the Special Meeting of Stockholders (the “Special Meeting”) to be held at          [a.m.][p.m.] (Newport Beach, California Time) on                  , 2006, at the office of M2 Law Professional Corporation, 500 Newport Center Drive, Suite 800, Newport Beach, California 92660 and hereby constitute(s) and appoint(s) Reed Fisher, attorney and proxy of the undersigned, with full power of substitution and re-substitution to each and with all the powers the undersigned would posses if personally present, to vote for and in the name and place of the undersigned all shares of common stock of Cirracor, Inc. held or owned by the undersigned, or standing in the name of the undersigned, at the Special Meeting, or any adjournment or postponement thereof, upon the matters referred to in the Proxy Statement for the Special Meeting as stated below and on the reverse side. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. A majority of said attorneys and proxies present and acting at the Special Meeting (or if only one shall be present and act, then that one) shall have, and may exercise, all the powers of all said attorneys and proxies hereunder.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CIRRACOR, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 18, 2006, BY AND AMONG CIRRACOR, INC., PANDA ETHANOL, INC., AND GROVE PANDA INVESTMENTS, LLC., “FOR” THE APPROVAL OF A REVERSE STOCK SPLIT TO OCCUR IMMEDIATELY PRIOR TO THE MERGER WHEREBY EACH SHARE OF CIRRACOR COMMON STOCK OUTSTANDING SHALL BE CONVERTED INTO 0.340885 OF A SHARE OF CIRRACOR COMMON STOCK, “FOR” THE APPROVAL OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION, AND “FOR” THE APPROVAL OF ANY PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT AT THE TIME OF THE SPECIAL MEETING. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

To vote your proxy:	COMPANY #

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cirracor, Inc., 3375 Toopal Drive, Suite 101, Oceanside, California 92054.

Please detach here.

The Board of Directors Recommends a Vote “FOR” Items 1, 2, 3 and 4.

1.	Adoption of the Agreement and Plan of Merger, dated as of May 18, 2006, by and among Cirracor, Inc., Panda Ethanol, Inc., and Grove Panda Investments, LLC.

☐ For                 ☐ Against                 ☐ Abstain

2.	Approval of the reverse stock split to occur immediately prior to the merger whereby each share of Cirracor common stock outstanding shall be converted into 0.340885 of a share of Cirracor common stock.

☐ For                 ☐ Against                 ☐ Abstain

3.	Approval of the Amended and Restated Articles of Incorporation.

☐ For                 ☐ Against                 ☐ Abstain

4.	Adjournment or postponement to allow further solicitation of proxies in favor of Item 1, if necessary.

☐ For                 ☐ Against                 ☐ Abstain

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ADOPTION OF THE MERGER AGREEMENT, “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT, “FOR” THE APPROVAL OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION AND “FOR” ADJOURNMENT OR POSTPONEMENT TO PERMIT FURTHER SOLICITATION OF PROXIES IN FAVOR OF THE MERGER.

Address Change?    Mark Box  ☐    Indicate changes below:                                     Date

Signature(s) in Box

IMPORTANT: Whether or not you expect

to attend the meeting in person, please date,

sign and return this proxy. Please sign

exactly as your name appears hereon. Joint

owners should each sign. When signing as

attorney, executor, administrator, trustee or

guardian, please give full title as such.